Exhibit 10.1
SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT
dated as of
September 22, 2017
TOYS “R” US-DELAWARE, INC.
as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code
As the Lead Borrower
for
THE BORROWERS PARTY HERETO
THE FACILITY GUARANTORS PARTY HERETO
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
as Canadian Agent
JPMORGAN CHASE BANK, N.A.
as Collateral Agent
THE LENDERS
NAMED HEREIN
JPMORGAN CHASE BANK, N.A.
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA AND
BARCLAYS BANK PLC
as Joint Lead Arrangers and
as Joint Bookrunners
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA AND
BARCLAYS BANK PLC
as Co-Documentation Agents

i

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Customs Broker Agreement
Exhibit C-1:	Notice of Borrowing (Domestic Borrowers)
Exhibit C-2:	Notice of Borrowing (Canadian Borrower)
Exhibit D-1:	Revolving Credit Note to Domestic Lenders
Exhibit D-2:	Domestic Term Loan Note
Exhibit E-1:	Revolving Credit Note to Canadian Lenders
Exhibit E-2:	Canadian Term Loan Note
Exhibit F:	Form of Canadian Initial Order
Exhibit G:	Form of Interim Order
Exhibit H:	Swingline Note to Domestic Swingline Lender
Exhibit I:	Swingline Note to Canadian Swingline Lender
Exhibit J:	Form of Joinder
Exhibit K:	Form of Credit Card Notification
Exhibit L:	Form of Compliance Certificate
Exhibit M:	Form of Borrowing Base Certificate
Exhibit N:	[Reserved]
Exhibit O:	Form of Tri-Party Agreement
Exhibit P:	Closing Agenda
Exhibit Q:	Form of Intercreditor Agreement

    v

SCHEDULES

Schedule 1.1(b):	Lenders and Commitments
Schedule 1.1(c):	Asset Sales
Schedule 2.18(b):	Credit Card Processing Agreements
Schedule 2.18(c)(ii):	Blocked Accounts
Schedule 3.01:	Names of Loan Parties
Schedule 3.06(a):	Disclosed Matters
Schedule 3.06(b):	Environmental Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 5.01(b):	Business Segment Reporting Requirements
Schedule 5.01(i):	Reporting Requirements
Schedule 6.01:	Existing Indebtedness
Schedule 6.01(z)	Existing Joint Venture Guarantees
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments
Schedule 6.04(g):	Investment Policy
Schedule 6.07:	Transactions with Affiliates

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of September 22, 2017 among:
TOYS “R” US-DELAWARE, INC., a corporation organized under the laws of the State of Delaware and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, with its principal executive offices at One Geoffrey Way, Wayne, New Jersey, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Domestic Borrowers now or hereafter party hereto;
The DOMESTIC BORROWERS;
TOYS “R” US (CANADA) LTD. TOYS “R” US (CANADA) LTEE (the “Canadian Borrower”), a corporation organized under the laws of the Province of Ontario, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code and applicant under the CCAA with its principal executive offices at 2777 Langstaff Road, Concord, Ontario L4K 4M5;
The FACILITY GUARANTORS;
JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.12 hereof, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties;
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.12 hereof, the “Canadian Agent”) for its own benefit and the benefit of the other Secured Parties;
JPMORGAN CHASE BANK, N.A., as Collateral Agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.12 hereof, the “Collateral Agent”) for their own benefit and the benefit of the other Secured Parties; and
The LENDERS;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:
W I T N E S S E T H:
WHEREAS, the capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
WHEREAS, on September 18, 2017, (the “Petition Date”), the Lead Borrower and certain Domestic Subsidiaries of the Lead Borrower (collectively, and together with any other Affiliates that become debtors-in-possession in the Cases (the “US Debtors” and, collectively with the Canadian Borrower, the “Debtors”) and the Canadian Borrower filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each, a “US Case” and collectively, the “US Cases”) and have continued in the possession of their assets and in the management of their businesses pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, also on the Petition Date, the Canadian Borrower filed an application (the “Canadian Case” and, together with the US Cases, the “Cases”) before Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”) and the Canadian Borrower continues to operate its business and manage its properties under CCAA protection;
WHEREAS, for its general corporate purposes, including working capital, to discharge certain prepetition obligations and other corporate needs, the Borrowers have requested the Lenders to extend credit (a) in the form of Revolving Credit Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $1,850,000,000 (subject to the then applicable Borrowing Base (as hereinafter defined)) (the “Revolving Facility”), (b) in the form of Domestic Term Loans in an aggregate principal amount of $250,000,000 and (c) in the form of Canadian Term Loans in an aggregate principal amount of $200,000,000 (collectively, the “Term Loan Facility” and, together with the Revolving Facility, the “Facilities”), with all of the obligations to be guaranteed by each Domestic Loan Party and, in addition, all of the obligations of the Canadian Borrower to be guaranteed by the Canadian Loan Parties, if any;
WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein;
WHEREAS, the respective priorities of the Facilities with respect to the Collateral shall be as set forth in the Interim Order, the Canadian Initial Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court or the Canadian Court, as applicable, and in the Security Documents;
WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Collateral Agent and the Secured Parties in respect of the Facilities rank only behind the Carve-Out (in the case of the US Debtors), the Canadian Priority Charges (in the case of the Canadian Borrower) and Permitted Prior Liens (other than the Primed Liens); and
NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:
ARTICLE I
Definitions; Interpretive Provisions
SECTION 1.01    Definitions
As used in this Agreement, the following terms have the meanings specified below:
“13-Week Projection” shall mean a projected statement of sources and uses of cash for the Lead Borrower and its Subsidiaries on a weekly basis for the current and following 12 calendar weeks, including the anticipated uses of the Facilities for each week during such period, in a form reasonably acceptable to the Administrative Agent. As used herein, “13-Week Projection” shall initially refer to the projections most recently delivered on or prior to the Effective Date and, thereafter, the most recent 13-Week-Projection delivered by the Lead Borrower in accordance with Section 5.01(l).

“ACH” means automated clearing house transfers.
“Accelerated Borrowing Base Delivery Event” means the occurrence of any of the following: (a) the occurrence and continuance of any Event of Default or (b) the failure of the Borrowers for five (5) consecutive days to maintain Excess Availability of at least (i) $150,000,000 during the period from March 1 through November 30 of each year, or (ii) $200,000,000 during the period from December 1 through the last day of February of each year.
“Access Agreement” means a collateral access agreement to be reasonably satisfactory to the Administrative Agent.
“Accommodation Payment” has the meaning provided in SECTION 9.14.
“Account(s)” means “accounts” and “payment intangibles” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit, or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, or (c) any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.
“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, but in no event, in the case of Term Loans, shall the Adjusted LIBO Rate be less than one percent (1.00%) per annum.
“Administrative Agent” has the meaning provided in the preamble to this Agreement.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
“Agents” means collectively, the Administrative Agent and the Collateral Agent.
“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.
“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:

(a)    In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);
(b)    In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or
(c)    In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Law” means, as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.
“Applicable Lenders” means the Required Lenders, the Supermajority Lenders, or all Lenders, as applicable.
“Applicable Margin” means:
(a)    with respect to the Revolving Credit Loans denominated in $, (i) in the case of Revolving Credit Loans which are LIBO Loans 2.50% and (ii) in the case of Revolving Credit Loans which are Prime Rate Loans, 1.50%; and
(b)    with respect to the Revolving Credit Loans denominated in CD$, (i) in the case of Revolving Credit Loans which are BA Equivalent Loans 2.50% and (ii) in the case of Revolving Credit Loans which are Prime Rate Loans, 1.50%.
“Applicable Subsidiary” has the meaning given to such term in Section 7.01(h).
“Appraised Value” means the Average Seasonal Net Appraised Recovery Value of the Borrowers’ Inventory as set forth in the Borrowers’ stock ledger (expressed as a percentage of the

Cost of such Inventory) as determined from time to time by reference to the most recent appraisal received by the Agents conducted by an independent appraiser reasonably satisfactory to the Agents. The Appraised Value may be determined through a combined appraisal of the TRU Inventory and BRU Inventory.
“Approved Fund” means any Fund that is administered or managed by (a) a Credit Party, (b) an Affiliate of a Credit Party (c) an entity or an Affiliate of an entity that administers or manages a Credit Party, or (d) the same investment advisor or an advisor under common control with such Credit Party or advisor, as applicable.
“Arrangers” means JPMorgan Chase Bank, N.A, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Barclays Bank PLC.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in the form of Exhibit A, or any other form approved by the Administrative Agent.
“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including the Carve-Out Reserve and (with respect to the Canadian Borrowing Base) the Canadian Court Reserve, each of which shall be in effect as of the Closing Date) as the Collateral Agent from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect any impediments to the realization upon the Collateral included in the Domestic Borrowing Base, Incremental Availability or Canadian Borrowing Base, (b) to reflect claims and liabilities that the Collateral Agent determines will need to be satisfied in connection with the realization upon such Collateral, (c) to reflect criteria, events (including any actual or contemplated rejection of leases and actual or contemplated store closures or “going out of business sales”), conditions, contingencies or risks which adversely affect any component of the Domestic Borrowing Base, the Canadian Borrowing Base or the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any of the material rights or remedies of the Secured Parties hereunder or thereunder, or (d) to reflect the outstanding amount of Bank Products and Cash Management Reserves, provided that no Availability Reserve shall be established pursuant to this clause (d) until Excess Availability is less than or equal to fifteen percent (15%) of the Line Cap. Upon the determination by the Collateral Agent that an Availability Reserve should be established or modified, the Collateral Agent shall notify the Administrative Agent in writing and the Administrative Agent shall thereupon establish or modify such Availability Reserve, subject to the other provisions of this Agreement.
“Average Daily Excess Availability” means, as of any date of determination, the average daily Excess Availability for the immediately preceding Fiscal Quarter most recently ended.
“Average Seasonal Net Appraised Recovery Value” means the average monthly net appraised recovery value (expressed as a percentage of Cost) of the Borrowers’ Inventory during the High Selling Period or the Low Selling Period, as applicable.
“Avoidance Action” shall have the meaning provided in SECTION 2.26(a)(i).

“BA Equivalent Loan” means any Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.
“BA Equivalent Loan Borrowing” means any Borrowing comprised of BA Equivalent Loans.
“BA Rate” means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. on such day (or, if such day is not a Business Day, as of 10:00 A.M. on the immediately preceding Business Day), plus five (5) basis points; provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Canadian Agent is then offering to purchase CD$ Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points. In no event shall the BA Rate be less than zero (0.00%) per annum.
“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.
“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates on account of (i) each Hedge Agreement that (a) is in effect on the Effective Date with a counterparty that is a Credit Party as of the Effective Date or (b) is entered into after the Effective Date with any counterparty that is a Credit Party at the time such Hedge Agreement is entered into, or (ii) supply chain financing services, including, without limitation, trade payable services and supplier accounts receivable purchases and factoring.
“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Virginia or any other court having jurisdiction over the US Cases from time to time.
“Bankruptcy Law” means each of (i) Title 11, U.S.C., (ii) the BIA, (iii) the CCAA, (iv) the Winding-Up and Restructuring Act (Canada), (v) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, receivership or similar debtor relief Laws of the United States, Canada or other applicable state, provincial or municipal jurisdictions from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), in the case of (i) through (iv), inclusive, as now or hereafter in effect, or any successor thereto, and (vi) any order made by a Court of competent jurisdiction in respect of any of the foregoing.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“BIA” means the Bankruptcy and Insolvency Act R.S.C. 1985. C.B-3., as amended, as now or hereafter in effect, or any successor thereto.
“Blocked Account” has the meaning provided in SECTION 2.18(c).
“Blocked Account Agreement” has the meaning provided in SECTION 2.18(c).
“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Collateral Agent) of funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Bookrunners” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Barclays Bank PLC.
“Borrower” means the Lead Borrower, each other Domestic Borrower and the Canadian Borrower; “Borrowers” shall mean, collectively, the Domestic Borrowers and the Canadian Borrower.
“Borrowing” means (a) the incurrence of Revolving Credit Loans or Term Loans of a single Type, on a single date and having, in the case of LIBO Loans and BA Equivalent Loans, a single Interest Period, or (b) a Swingline Loan.
“Borrowing Base” means the Domestic Borrowing Base and/or Canadian Borrowing Base, as applicable.
“Borrowing Base Certificate” has the meaning provided in SECTION 5.01(f).
“Borrowing Request” means a request by the Lead Borrower on behalf of any of the Domestic Borrowers or by the Canadian Borrower for a Borrowing in accordance with SECTION 2.04.
“Breakage Costs” has the meaning provided in SECTION 2.16(b).
“BRU Inventory” means all Inventory of the Loan Parties which is offered for sale (or is designated for sale) at any “Babies “R” Us” Store, including, but not limited to, any such Inventory held for sale in internet and other direct sales, and all Inventory of the Loan Parties specifically designated as “Babies “R” Us” Inventory at any distribution center or warehouse maintained by the Loan Parties.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided further that, when used in connection with any Loan to the Canadian Borrower, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada.
“Canadian Administration Charge” means the first priority charge to be granted by the Canadian Court against Collateral of the Canadian Borrower to secure payment of the professional fees of the Canadian Borrower’s counsel, the Monitor and the Monitor’s counsel, in an aggregate amount not to exceed C$2,000,000.
“Canadian Agent” has the meaning set forth in the preamble hereto.
“Canadian Availability” means, at any time of calculation, the lesser of (a) or (b), where:

(a)	is the result of:
(i)    the Canadian Credit Ceiling,
Minus
(ii)    The Total Canadian Revolver Outstandings,

(b)	is the result of:
(i)    The Canadian Borrowing Base,
Minus
(ii)    The Total Canadian Revolver Outstandings.
In calculating Canadian Availability at any time and for any purpose under this Agreement, any amount calculated or referenced in dollars shall also refer to the Equivalent Amount in CD$.
“Canadian Borrower” means Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, a corporation organized under the laws of the Province of Ontario.
“Canadian Borrowing Base” means, at any time of calculation, an amount equal to the Equivalent Amount in dollars of:
(a)    the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by ninety percent (90%);
plus

(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory;
plus
(c)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory;
plus
(e)    the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory;
minus
(f)    the then amount of all Availability Reserves.
“Canadian Case” has the meaning provided in the recitals.
“Canadian Commitment” shall mean, with respect to each Canadian Lender, the commitment of such Canadian Lender hereunder to make Revolving Credit Loans to the Canadian Borrower and to participate in Letters of Credit and Swingline Loans to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Canadian Commitment Percentage” shall mean, with respect to each Canadian Lender, that percentage of the Canadian Commitments of all Canadian Lenders hereunder to make Revolving Credit Loans to the Canadian Borrower and to participate in Letters of Credit and Swingline Loans to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.

“Canadian Court” has the meaning provided in the recitals.
“Canadian Court Ordered Charges” means, collectively, the Canadian Administration Charge, the Canadian D&O Charge and the Canadian DIP Charge.
“Canadian Court Reserve” means an amount equal to the Canadian Priority Charges.
“Canadian Concentration Account” has the meaning provided in SECTION 2.18(d).
“Canadian Credit Ceiling” means, initially, $300,000,000, as such amount may be decreased from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Canadian DIP Charge” has the meaning provided to it in Section 2.26(a)(vi).
“Canadian D&O Charge” means the second priority charge (junior only to the Canadian Administration Charge) granted by the Canadian Court against the Collateral of the Canadian Borrower to secure the Canadian Borrower’s obligations to indemnify its directors and officers for personal liability incurred in their capacities as directors and officers, in an aggregate amount not to exceed C$41,500,000.
“Canadian Defined Benefit Pension Plan” means a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada) other than a multi-employer pension plan in respect of which the obligations of the Loan Party are limited to a fixed amount set out in a collective agreement.
“Canadian Incremental Availability” means, at any time of calculation, an amount equal to the Equivalent Amount in dollars of the lesser of $200,000,000 and the sum of the following:
(a)    the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by ten percent (10%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory;
plus
(c)    the Cost of Eligible Inventory (other than Eligible in-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%) multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory;

plus
(d)    the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory;
plus
(e)    the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory;
plus
(f)    the FMV of Eligible Real Estate of the Canadian Loan Parties, less the Canadian Realty Reserves, multiplied by seventy-five percent (75%);
plus
(g)    forty-four percent (44%) of the Required Availability Amount.
“Canadian Initial Order” means an order of the Canadian Court in respect of the Canadian Case, which shall among other things authorize the Facilities (as the same may be amended, supplemented, or modified from time to time after entry thereof with, to the extent adverse to the Lenders, the consent of the Administrative Agent and the Majority Arrangers in their sole discretion) in the form set forth as Exhibit F, with changes to such form as are satisfactory to the Administrative Agent and the Majority Arrangers, in their sole discretion.
“Canadian Initial Order Entry Date” shall mean the date on which the Canadian Initial Order is entered by the Canadian Court and the Administrative Agent shall have received a certified copy thereof.
“Canadian Lenders” means the Lenders having Canadian Commitments or holding Canadian Term Loans from time to time or at any time. Any Person may be a Canadian Lender only if (i) it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the Income Tax Act (Canada), and (ii) it or any of its Affiliates also has Domestic Commitments in an amount at least equal to its Canadian Commitment.
“Canadian Letter of Credit” shall mean a Letter of Credit that is issued pursuant to this Agreement for the account of the Canadian Borrower.

“Canadian Letter of Credit Commitment” shall mean, with respect to an Issuing Bank, the commitment of such Issuing Bank hereunder to make Letters of Credit available to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1(b) hereto.
“Canadian Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Canadian Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder plus, without duplication, (b) all amounts theretofore drawn or paid under Canadian Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.
“Canadian Letter of Credit Sublimit” means $30,000,000.
“Canadian Liabilities” means (a) (i) the principal of, and interest on, the Loans made hereunder to, or for the benefit of, the Canadian Borrower or any of its Subsidiaries, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including all interest that accrues after the commencement of any case or proceeding by or against the Canadian Borrower or any of its Subsidiaries under Bankruptcy Law, whether or not allowed in such case or proceeding), (ii) other amounts owing by the Canadian Borrower or any of its Subsidiaries under this Agreement and the other Loan Documents in respect of any Canadian Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities (including all fees, costs, expenses and indemnities that accrue after the commencement of any case or proceeding by or against the Canadian Borrower or any of its Subsidiaries under Bankruptcy Law, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Canadian Borrower or any of its Subsidiaries to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Canadian Borrower or any of its Subsidiaries under or pursuant to this Agreement or the other Loan Documents, and (c) any Cash Management Services or Bank Products entered into or furnished to the Canadian Borrower or any of its Subsidiaries.
“Canadian Loan Party” means the Canadian Borrower and each Canadian Subsidiary, if any, which becomes a Loan Party pursuant to the terms of SECTION 5.12.
“Canadian Loan to Value” means the difference between (i) the Total Canadian Outstandings and (ii) the sum of (A) the Canadian Borrowing Base plus the amounts calculated under clauses (a) through and including (e) of the definition of Canadian Incremental Availability plus (B) 100% of the FMV of Eligible Real Estate of the Canadian Loan Parties, less the Canadian Realty Reserves.
“Canadian Loans” means, collectively, the Loans made by the Canadian Lenders pursuant to ARTICLE II.
“Canadian Pledge” means the pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of the Canadian Borrower and related stock certificates, dividends, distributions, rights and proceeds of the foregoing pursuant to the Security Agreement and the Orders; provided, that, for the avoidance of doubt, the voting Capital Stock that is subject to the

Canadian Pledge shall be the same voting Capital Stock that is subject to a pledge in support of the Prepetition ABL and FILO Credit Agreement.
“Canadian Prime Rate” means, on any day, the rate determined by the Canadian Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Canadian Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“Canadian Priority Charges” means collectively, the Canadian Administration Charge and the Canadian D&O Charge.
“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to CAD Dollar bankers’ acceptances for the applicable period that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Canadian Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (the “Screen Rate”); provided that if such Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Canadian Realty Reserves” means, without duplication of any other Reserves, such reserves as the Collateral Agent from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect any impediments to the realization upon any Collateral consisting of Eligible Real Estate of the Canadian Loan Parties (including, without limitation, claims that the Collateral Agent determines will need to be satisfied in connection with the realization upon such Eligible Real Estate and any Environmental Compliance Reserve with respect to such Eligible Real Estate). Canadian Realty Reserves shall include, without limitation, a reserve in an amount equal to ten percent (10%) of the FMV of any Eligible Real Estate of the Canadian Borrower which is subject to a right of first refusal or similar right to which the Mortgage in favor of the Canadian Agent is subject.
“Canadian Security Documents” means the General Security Agreement, Mortgages, and the deed of hypothec charging the universality of moveable and immovable property, in each case granted by the Canadian Borrower and each other Canadian Loan Party in favor of the Canadian

Agent. The Canadian Security Documents shall supplement, and shall not limit, the security interests granted pursuant to the Orders.
“Canadian Subsidiary” means any Subsidiary of the Canadian Borrower organized under the laws of Canada or any province thereof.
“Canadian Superpriority Claims” has the meaning provided in SECTION 2.26(a)(v).
“Canadian Swingline Loan Ceiling” means $20,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.
“Canadian Term Lender” means each Person who makes a Term Loan to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time.
“Canadian Term Loans” means all Term Loans made to the Canadian Borrower pursuant to this Agreement. As of the Effective Date, the aggregate of all Canadian Term Loans totals $200,000,000.
“Canadian Term Notes” means the promissory notes of the Canadian Borrower substantially in the form of Exhibit E-2, payable to the order of a Canadian Lender, evidencing the Term Loans made to the Canadian Borrower.
“Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders. On the Effective Date, the Canadian Total Commitments are $300,000,000.
“Canadian Unused Fee” has the meaning provided in SECTION 2.19(c).
“Capital Expenditures” means, with respect to the Loan Parties for any period, the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received by the Lead Borrower, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (C) the proceeds from any sale or other disposition of any Loan Party’s assets (other than assets constituting Collateral consisting of Inventory, Accounts, and Eligible Real Estate and the proceeds thereof), to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP consistently applied with the principles existing on the Effective Date.
“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided that any Indebtedness convertible into equity interests shall not constitute Capital Stock until so converted.
“Carve-Out” has the meaning as provided in the Orders.
“Carve-Out Reserve” means, at any time, a reserve in an amount equal to $20,000,000.
“Case” and “Cases” has the meaning provided in the recitals.
“Cash Collateral Account” means an interest bearing account established by the Loan Parties (other than the Canadian Borrower and its Subsidiaries) with the Administrative Agent, for its own benefit and the benefit of the other Secured Parties, at JPMorgan under the sole and exclusive dominion and control of the Administrative Agent, in the name of the Administrative Agent or as the Administrative Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement, and, in the case of the Canadian Borrower and its Subsidiaries, an interest bearing account established by the Canadian Borrower and its Subsidiaries with the Canadian Agent, for its own benefit and the benefit of the other Secured Parties, at JPMorgan Chase Bank, Toronto Branch under the sole and exclusive dominion and control of the Canadian Agent, in the name of the Canadian Agent or as the Canadian Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement.
“Cash Collateralize” has the meaning provided in SECTION 2.13(j).
“Cash Dominion Event” means the occurrence of any of the following: (a) the occurrence and continuance of any Event of Default; (b) the failure of the Borrowers to maintain Excess Availability for any three (3) days (whether or not consecutive) during any thirty (30) day period of at least $150,000,000; or (c) the failure of the Borrowers to maintain Excess Availability at any time of at least $130,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (A) so long as such Event of Default has not been cured or waived, (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required pursuant to clause (b) hereunder, until Excess Availability has exceeded $150,000,000 for thirty (30) consecutive days, or (C) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required pursuant to clause (c) hereunder, until Excess Availability has exceeded the $130,000,000 for thirty (30) consecutive days; provided that a Cash Dominion Event may not be so cured on more than two (2) occasions in any period of 365 consecutive days.
“Cash Management Order” shall mean one or more orders, in form and substance satisfactory to the Administrative Agent in its sole discretion, approving cash management systems and arrangements (as may be amended, supplemented or modified from time to time after entry thereof with the written consent of the Administrative Agent).
“Cash Management Reserves” means such reserves as the Collateral Agent, from time to time, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services (other than in respect of Designated Cash Management Services) then provided or outstanding.
“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions; (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services; (c) foreign exchange facilities; (d) credit card processing services; (e) purchase cards; and (f) credit or debit cards.
“Cash Receipts” has the meaning provided in SECTION 2.18(d).
“CCAA” has the meaning provided in the recitals hereto.
“CD$” means Canadian dollars.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CFC” means any Subsidiary (other than TRU of Puerto Rico, Inc.) that is (a) a “controlled foreign corporation” within the meaning of the Code or (b) “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation section 301.7701-3 and is a direct Subsidiary of a “controlled foreign corporation” within the meaning of the Code.
“Change in Control” means, at any time:
(a) a change in the Control of the Parent such that the Loan Parties are not Controlled by any one or more of the Sponsor Group; or
(b)    the Parent fails at any time to own, directly or indirectly, 100% of the Capital Stock of each Loan Party.
“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date, or (c) compliance by any Credit Party (or, for purposes of

SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Base III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning provided in SECTION 9.13.
“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.
“Closing Agenda” means the closing agenda attached hereto as Exhibit P.
“Closing Date” means the date on which the conditions precedent set forth in SECTION 4.01 have been satisfied, which date is September 22, 2017.
“Co-Documentation Agents” means, collectively, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Barclays Bank PLC.
“Code” means the Internal Revenue Code of 1986 and the United States Treasury regulations promulgated thereunder, as amended from time to time.
“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document or any Order, including “Property” as defined in the Canadian Initial Order; provided that (a) any assets of the Canadian Borrower and its Subsidiaries shall secure only the Canadian Liabilities; (b) the Canadian Pledge (together with any corresponding provision of any Order) shall constitute the only pledge of voting Capital Stock of the Canadian Borrower; (c) any pledge of the voting Capital Stock of any other CFC or FSHCO shall be limited to 65% of such stock (and if any such stock is pledged in support of any of the Prepetition ABL and FILO Credit Agreement or any other debt obligation, the stock that constitutes Collateral shall be the same stock that is pledged in support of such other obligations; and (d) no asset of any CFC or FSHCO (other than as described in clause (a) of this definition) shall constitute Collateral; (e) such definition shall exclude any assets expressly excluded from the Collateral pursuant to any of the Orders.
“Collateral Agent” has the meaning provided in the preamble to this Agreement.
“Combined Borrowing Base” means the sum of (a) the Domestic Borrowing Base plus (b) the Canadian Borrowing Base.
“Comeback Motion” means the motion to be heard by the Canadian Court not later than 30 days following the entry of the Canadian Initial Order.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.
“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1(b) hereto (being the aggregate of the Domestic Commitments and the Canadian Commitments of such Lender) or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.
“Commitment Letter” means that certain commitment letter dated as of September 18, 2017, among the Arrangers and the Lead Borrower.
“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder, in the amount set forth opposite such Lender’s name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” has the meaning provided in SECTION 5.01(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Cost” means the cost of purchases, as reported on the Borrowers’ financial stock ledger based upon the Borrowers’ accounting practices in effect on the Effective Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld. “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory (other than unpaid freight charges for Eligible In-Transit Inventory) to the extent treated consistently with the Borrowers’ accounting practices in effect on the Effective Date) used in the Borrowers’ calculation of cost of goods sold.
“Credit Card Notifications” has the meaning provided in SECTION 2.18(c).
“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means (a) the Lenders, (b) the Agents and the Canadian Agent and their respective Affiliates and branches, (c) the Issuing Banks, (d) the Arrangers and (e) the successors and permitted assigns of each of the foregoing.
“Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Canadian Agent and the Arrangers in connection with the preparation, execution and delivery of the Loan Documents and the syndication of the Facilities, in the case of legal counsel, limited to (x) the reasonable fees, charges and disbursements of one United States counsel for the Administrative Agent and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates and branches (plus one foreign and one local counsel (in respect of any state or province, if reasonably required) for any other jurisdiction to the extent reasonably necessary) and (y) in the case of consultants, limited to outside consultants for the Agents and the Canadian Agent consisting of one inventory appraisal firm and one Canadian real estate appraisal firm, one commercial finance examination firm and one Canadian environmental engineering firm; (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Canadian Agent and the Arrangers in connection with the administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), including, without limitation, the reasonable fees, charges and disbursements of one United States counsel for the Administrative Agent and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates and branches (plus one foreign and one local counsel (in respect of any state or province, if reasonably required) for any other jurisdiction to the extent reasonably necessary); (c) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (d) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Canadian Agent, and their respective Affiliates and branches in connection with the enforcement and protection (including collateral monitoring, collateral reviews and appraisals in accordance with the terms herein) of their rights in connection with the Loan Documents (including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loan Documents), in the case of legal counsel, limited to the reasonable fees, charges and disbursements of one United States counsel for JPMorgan and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates (plus one foreign and one local counsel (in respect of any state or province, if reasonably required) for any other jurisdiction to the extent reasonably necessary) and in the case of other consultants, limited to outside consultants for the Agents (including, without limitation, except as permitted in clause (e) hereof, one inventory appraisal firm and one real estate appraisal firm, one commercial finance examination firm and one environmental engineering firm); and (f) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Canadian Agent, each Lender and their respective Affiliates and branches in connection with the Cases, or with the enforcement of their rights in any case under Bankruptcy Law or any judicial proceeding commenced by any Loan Party against the Credit Parties relating to the Loan Documents after the occurrence and during the continuance of an Event of Default, in the case of legal counsel, limited to the reasonable fees, charges and disbursements of one United States counsel for JPMorgan and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and in the case of other consultants, limited to one outside consultants for the Agents (including, without limitation, inventory appraisal firm(s) and one real estate appraisal firm(s), one commercial finance examination firm(s) and one environmental engineering firm(s)); provided that, in addition to all of the foregoing, the Lenders who are not the Agents or the Canadian Agent shall be entitled to reimbursement in connection with all of the foregoing for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel). Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.
“Cumulative Net Cash Flow Before DIP ABL Draw/Paydown” means, as of any Test Date, an amount equal to the cumulative variance calculated as the Total Cash Flow Before DIP ABL Draw/Paydown as set forth in the DIP Budget in Schedule 1 to Exhibit A of the motion for entry of the Interim and Final Orders filed in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division on September 19, 2017 on a cumulative basis from the Petition Date to such Test Date less the actual Total Cash Flow Before DIP ABL Draw/Paydown, on a cumulative basis from the Petition Date to such Test Date calculated in the same manner as set forth in such DIP Budget, but in each case adjusted to exclude (A) proceeds of asset sales and other dispositions outside the ordinary course of business, in each case other than of inventory, (B) Loans made under the DIP Term Loan Facility after the initial funding thereof, Loans made under the Facilities and any other proceeds of Indebtedness and (C) and principal prepayments or repayments of Indebtedness (other than capital lease obligation payments accounted for as part of operating cash flow in the DIP Budget).
“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties, net of any dormancy reserves maintained by the Loan Parties on their books and records in the ordinary course of business consistent with past practices.
“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit B among a Loan Party, a customs broker or other carrier, and the Administrative Agent or the Canadian Agent, as applicable, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent or the Canadian Agent, as applicable, and agrees, upon notice from the Administrative Agent or the Canadian Agent, as applicable, to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent or the Canadian Agent, as applicable.
“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents, the Canadian Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.
“Debtors” has the meaning provided in the recitals.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning provided in SECTION 2.12.
“Defaulting Lender” means, subject to SECTION 2.27(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to any Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, any Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, or has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Bail-In Action or proceeding under Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by any Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to SECTION 2.27(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and each other Lender promptly following such determination.
“Designated Account” has the meaning provided in SECTION 2.18(d); provided, however, that notwithstanding anything to the contrary contained therein, in no event shall the amounts deposited into the Designated Account at any time exceed $25,000,000 in the aggregate.
“Designated Cash Management Services” means Cash Management Services that have been designated by the Lead Borrower and the provider thereof in writing to the Administrative Agent as “Designated Cash Management Services”, such designation to specify the maximum amount of obligations in respect of such Cash Management Services that shall constitute Designated Cash

Management Services (such maximum amount at any time with respect to all Designated Cash Management Services, the “Designated Cash Management Services Obligations Amount”). The Designated Cash Management Services Obligations Amount with respect to any Designated Cash Management Services may be increased or decreased by subsequent notice to the Administrative Agent from the Lead Borrower and the applicable provider; provided that the Designated Cash Management Services Obligations Amount may not be increased if after giving pro forma effect to such increase, the outstanding Domestic Term Loans would exceed the Domestic Incremental Availability.
“Designated Cash Management Services Obligations Amount” has the meaning provided in the definition of “Designated Cash Management Services”.
“Determination Date” shall mean the date upon which each of the following has occurred:
(a)    The Canadian Commitments and/or the Domestic Commitments have been terminated by the Required Lenders (or are deemed terminated) upon the occurrence of an Event of Default; and
(b)    The Obligations and/or the Canadian Liabilities have been declared to be due and payable (or has become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.
“DIP Budget” means monthly projections for the Loan Parties for the 16 fiscal months after the Closing Date in a form customary for “DIP budgets”, as updated from time to time (but no more frequently than bi-monthly) with the consent of the Administrative Agent and the Required Lenders. References herein to the DIP Budget shall be deemed referenced to the DIP Budget most recently delivered as provided in this definition.
“DIP Term Loan Facility” means Term Loan Facility pursuant to that certain Debtor-in-Possession Credit Agreement, dated as of the Effective Date, by and among, the Lead Borrower, NexBank SSB, as administrative agent and collateral agent and the lenders party thereto.
“Disbursement Accounts” has the meaning provided in SECTION 2.18(g).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06(a) and Schedule 3.06(b).
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Maturity Date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Availability” means the lesser of (a) or (b), where:
(a)    is the result of:
(i)    The Revolving Credit Ceiling,
Minus
(ii)    The Total Domestic Revolver Outstandings.
Minus
(iii)    The Total Canadian Revolver Outstandings.
(b)    is the result of the following:
(i)    The Domestic Borrowing Base, as determined from the most recent Borrowing Base Certificate (as adjusted pursuant to SECTION 2.03 hereof);
Minus
(ii)    The Total Domestic Revolver Outstandings.
“Domestic Borrowers” means, collectively, the Lead Borrower, the other Domestic Borrowers identified on the signature pages hereto and each Other Borrower who becomes a Domestic Borrower hereunder in accordance with the terms of this Agreement.
“Domestic Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of Eligible Credit Card Receivables of the Domestic Borrowers multiplied by ninety percent (90%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory;
plus
(c)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory;
plus
(e)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory;
minus
(f)    the then current amount of all Availability Reserves;
minus
(g)    an amount equal to the excess, if any, of the Designated Cash Management Services Obligations Amount over $10,000,000.
“Domestic Commitment” shall mean, with respect to each Domestic Lender, the commitment of such Domestic Lender hereunder to make Revolving Credit Loans to the Domestic Borrowers and to participate in Letters of Credit and Swingline Loans to the Domestic Borrowers in the amount set forth opposite its name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Domestic Commitment Percentage” shall mean, with respect to each Domestic Lender, that percentage of the Domestic Commitments of all Domestic Lenders hereunder to make Revolving Credit Loans to the Domestic Borrowers and to participate in Letters of Credit and Swingline Loans to the Domestic Borrowers, in the amount set forth opposite its name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Domestic Concentration Account” has the meaning provided in SECTION 2.18(d).
“Domestic Incremental Availability” means, at any time of calculation, an amount equal to the lesser of $250,000,000 and the sum of the following:

(a)    the face amount of Eligible Credit Card Receivables of the Domestic Borrowers multiplied by ten percent (10%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory;
plus
(c)    the Cost of Eligible Inventory (other than Eligible in-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%) multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory;
plus
(e)    the Cost of Eligible In-Transit Inventory of the Domestic
Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory;
plus
(f)    fifty-six percent (56%) of the Required Availability Amount.
“Domestic Lenders” means the Lenders having Domestic Commitments or hold Domestic Term Loans from time to time or at any time.
“Domestic Letter of Credit” means a Letter of Credit that is issued pursuant to this Agreement for the account of a Domestic Borrower.
“Domestic Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank hereunder to make Letters of Credit available to the Domestic Borrowers in the amount set forth opposite its name on Schedule 1.1(b) hereto.
“Domestic Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Domestic Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder, plus, without duplication, (b) all amounts theretofore drawn or paid under Domestic Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.
“Domestic Letter of Credit Sublimit” means, at any time, the sum of $400,000,000 less the then Canadian Letter of Credit Outstandings, as such amount may be increased or reduced in accordance with the terms of this Agreement.
“Domestic Loan Party” means any Loan Party other than a Canadian Loan Party.
“Domestic Loans” means, collectively, the Loans made by the Domestic Lenders pursuant to Article II.
“Domestic Swingline Loan Ceiling” means (a) from January 1st through August 31st of each year, $50,000,000 and (b) from September 1st through December 31st of each year, $100,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“Domestic Term Lender” means each Person who makes a Term Loan to the Domestic Borrowers in the amount set forth opposite its name on Schedule 1.1(b) hereto or as may subsequently be set forth in the Register from time to time.
“Domestic Term Loans” means all Term Loans made to the Domestic Borrowers pursuant to this Agreement. As of the Effective Date, the aggregate of all Domestic Term Loans totals $250,000,000.
“Domestic Term Notes” means the promissory notes of the Domestic Borrowers substantially in the form of Exhibit D-2, payable to the order of a Domestic Lender, evidencing the Term Loans made to the Domestic Borrowers.
“Domestic Total Commitments” means the aggregate of the Domestic Commitments of all Domestic Lenders. On the Effective Date, the Domestic Total Commitments are $1,850,000,000.
“Earn-Out Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase arrangements.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which each of the conditions precedent set forth in SECTION 4.03 have been satisfied (or waived), which date is September 22, 2017.
“Eligible Assignee” means a commercial bank, insurance company, company engaged in the business of making commercial loans or a commercial finance company, investment vehicle, investment fund or other Person (other than a natural Person), or any Lender or Affiliate of any Credit Party under common control with such Credit Party, or an Approved Fund of any Credit Party, or any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; provided that, in any event, “Eligible Assignee” shall not include (x) any natural person, (y) the Parent, or (z) the Sponsor Group or any of their respective Affiliates.
“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Loan Party from major credit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Receivables:
(a)    Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale (except that, with respect to those due from American Express to the Canadian Loan Parties, that have been outstanding for more than ten (10) Business Days from the date of sale), or for such longer period(s) as may approved by the Collateral Agent;
(b)    Accounts due from major credit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents and the Orders, those Liens specified in clauses (a) and (e) of the definition of Permitted Encumbrances and Permitted Encumbrances having priority by operation of Applicable Law or the applicable Order over the Lien of the Administrative Agent or Canadian Agent, as applicable) (the foregoing not being intended to limit the discretion of the Collateral Agent to change, establish or eliminate any Reserves on account of any such Liens);
(c)    Accounts due from major credit card processors that are not subject to a first priority (except as provided in clause (b), above) security interest in favor of the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
(d)    Accounts due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);
(e)    Except as otherwise approved by the Collateral Agent, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor; or
(f)    Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the Collateral Agent determines in its commercial reasonable discretion acting in good faith to be unlikely to be collected.
“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Loan Party or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Loan Party in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Loan Party, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) except as otherwise agreed by the Collateral Agent, for which a Loan Party is designated as “shipper” and/or the consignor and the document of title or waybill reflects a Loan Party as consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Administrative Agent or the Canadian Agent, as applicable, has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement), (e) as to which a Tri-Party Agreement has been executed and delivered in favor of the Collateral Agent, (f) which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance; and (g) which otherwise is not excluded from the definition of Eligible Inventory; provided that the Administrative Agent may (and shall, at the written direction of the Collateral Agent), upon written notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent or the Collateral Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Canadian Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, to realize upon such Inventory.
“Eligible Inventory” means, as of any date of determination, without duplication, (a) Eligible Letter of Credit Inventory, (b) Eligible In-Transit Inventory, (c) Inventory reported at Location 5001 in the Loan Parties’ books and records (such being cross-docked product and not then included in the Loan Parties’ stock ledger but which is otherwise Eligible Inventory), and (d) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:

(a)    Inventory that is not solely owned by a Loan Party, or is leased by or is on consignment to a Loan Party, or as to which the Loan Parties do not have title thereto;
(b)    Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located in the United States of America or Canada (or any territories or possessions thereof);
(c)    Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located at a location that is owned or leased by the Loan Parties (including, without limitation, as a result of a Loan Party’s rejection or other termination of such Lease), except, in each case, to the extent that the Loan Parties shall have used commercially reasonable efforts to furnish (in the case of each such location leased by a third party for which the Loan Parties contracted with such third party on or before the Effective Date), or shall have furnished (in the case of each such location leased by a third party for which the Loan Parties contracted with such third party after the Effective Date), the Administrative Agent or the Canadian Agent, as applicable, with (i) any UCC financing statements, PPSA filings or other registrations that the Administrative Agent or the Canadian Agent, as applicable, may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) an intercreditor agreement (containing, among other things, a lien waiver) executed by the Person owning or leasing any such location on terms reasonably acceptable to the Collateral Agent and, if applicable, the Canadian Agent; provided that, with respect to any location which is leased by a third party as of the Effective Date and which contains Inventory to be utilized to fulfill internet orders or Inventory to be forwarded to stores or distribution centers of the Loan Parties, such Inventory shall not be deemed ineligible solely by virtue of this clause (c) if such an intercreditor agreement is not obtained by the Borrowers (after having used commercially reasonable efforts to obtain same); provided further that any Inventory located at a location described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (c) even if such an intercreditor agreement is not furnished for any such location: (i) any location that is not owned or leased by the Loan Parties at which Inventory of a Domestic Loan Party is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to $20,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to $40,000,000 at Cost for a period of not greater than 60 days), or (ii) any location that is not owned or leased by the Loan Parties at which Inventory of a Canadian Loan Party is located (or under the control of the same Person other than store leases) having a value of less than or equal to $5,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to $10,000,000 at Cost for a period of not greater than 60 days);
(d)    Inventory that is located at a distribution center that is leased by the Loan Parties, except to the extent that (unless otherwise agreed by the Collateral Agent or the Canadian Agent, as applicable) the Loan Parties shall have used commercially reasonable efforts to furnish (in the case of each such distribution center for which the Loan Parties have entered into a lease on or before the Effective Date), or shall have furnished (in the case of each such distribution center for which the Loan Parties have entered into a lease after the Effective Date), the Administrative Agent or the Canadian Agent, as applicable, with a landlord’s lien waiver and collateral access agreement on terms reasonably acceptable to the Collateral Agent or the Canadian Agent, as applicable, executed by the Person owning any such distribution center; provided that any Inventory located at a distribution center described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (d) even if such a landlord’s lien waiver and collateral access agreement is not furnished for any such distribution center: (i) any distribution center at which Inventory of a Domestic Loan Party is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to $20,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to $40,000,000 at Cost for a period of not greater than 60 days), or (ii) any distribution center at which Inventory of a Canadian Loan Party is located (or under the control of the same Person other than store leases) having a value of less than or equal to $5,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to $10,000,000 at Cost for a period of not greater than 60 days);
(e)    Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are work in process, raw materials, or that constitute spare parts or supplies used or consumed in a Loan Party’s business, (iv) are bill and hold goods, or (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;
(f)    Except as otherwise agreed by the Collateral Agent, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;
(g)    Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent or Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties (subject only to Permitted Encumbrances having priority by operation of Applicable Law);
(h)    Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;
(i)    Inventory as to which casualty insurance in compliance with the provisions of SECTION 5.07 is not in effect;
(j)    Inventory which has been sold but not yet delivered or Inventory to the extent that any Loan Party has accepted a deposit therefor; or
(k)    Inventory acquired in a Permitted Acquisition, unless the Collateral Agent shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Collateral Agent, of such Inventory to be acquired in such Acquisition and (ii) such other due diligence as the Collateral Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Collateral Agent.

“Eligible Letter of Credit Inventory” means, as of any date of determination (without duplication of other Eligible Inventory), Inventory:
(a)    (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Loan Party, or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Loan Party in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Loan Party;
(b)    the purchase order for which is in the name of a Loan Party, title has passed to a Loan Party and the purchase of which is supported by a Commercial Letter of Credit issued under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit; provided that ninety percent (90%) of the maximum Stated Amount all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;
(c)    except as otherwise agreed by the Collateral Agent, for which a Loan Party is designated as “shipper” and/or consignor and the document of title or waybill reflects a Loan Party as consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto);
(d)    as to which the Administrative Agent or the Canadian Agent, as applicable, has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);
(e)    which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance;
(f)    as to which a Tri-Party Agreement has been executed and delivered in favor of the Collateral Agent, and
(g)    Which otherwise is not excluded from the definition of Eligible Inventory;
provided that the Administrative Agent may (and shall, at the written direction of the Collateral Agent), upon prior written notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent or the Collateral Agent determines that such Inventory is subject to any Person’s right or claim (other than the Carve-Out and the Canadian Priority Charges) which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Canadian Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, to realize upon such Inventory.
“Eligible Real Estate” means Real Estate which satisfies each of the following conditions:

(a)    Either (i) a Canadian Loan Party owns fee title or (ii) a Canadian Loan Party is ground lessee under a ground lease on real estate improved by a building owned by such Canadian Loan Party, the terms and conditions of which ground lease permit assignment and mortgaging thereof in the Collateral Agent’s and the Canadian Agent’s reasonable commercial discretion exercised in good faith;
(b)    The applicable Canadian Loan Party has granted pursuant to the Security Documents, and the Interim Order and the Canadian Initial Order, and when entered the Final Order and the Canadian Final Order, valid and enforceable liens on such Canadian Loan Party’s interest in such Real Estate;
(c)    the applicable Canadian Loan Party shall have delivered to the Collateral Agent (upon request, available environmental site assessments and any other document customarily delivered in connection with mortgages real property reasonably agreed by the Collateral Agent and the Lead Borrower, acting in good faith;
(d)    The Canadian Agent has a perfected first priority lien in such Real Estate (subject only to Permitted Encumbrances having priority by operation of Applicable Law) for its own benefit and the benefit of other Secured Parties;
(e)    If requested by the Canadian Agent, each such parcel of Real Estate has been appraised by a third party appraiser reasonably acceptable to the Agents and the Canadian Agent (it being agreed the appraisals delivered to the Agents prior to the Petition Date are acceptable and shall satisfy this requirement);
(f)    Either (i) the Real Estate is used by a Canadian Loan Party for offices, as a Store or distribution center, or is being held for sale and, if more than twelve (12) months have elapsed from the date such Real Estate was initially held for sale, the Collateral Agent and the Canadian Agent shall have received an updated appraisal of such Real Estate, or (ii) the Real Estate is leased by a Canadian Loan Party to another Person, the terms of such lease and the creditworthiness of the lessee are reasonably satisfactory to the Collateral Agent (the Collateral Agent acknowledges this condition is satisfied as to any such leased properties in existence as of the Effective Date), and the Collateral Agent and the Canadian Agent shall have received an updated appraisal of such Real Estate reflecting the effect of such lease on FMV; provided that Real Estate described in this clause (f)(ii) shall not comprise more than 25% of the Canadian Incremental Availability; and
(g)    As to any particular property, except as otherwise agreed by the Collateral Agent, the Canadian Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage (if any) relating to such property.
As of the Closing Date the Eligible Real Estate shall be deemed to consist of the same Real Estate that constitutes “Eligible Real Estate” under the Prepetition FILO and ABL Credit Agreement.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which the Collateral Agent (after consultation with the Canadian Agent), from time to time in its reasonable commercial discretion exercised in good faith, establishes for estimable amounts that are reasonably likely to be expended by any of the Canadian Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws relating to such Eligible Real Estate.
“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.
“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the Security Documents.
“Equivalent Amount” means, on any day, with respect to any amount denominated in CD$, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with CD$ in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means: (a) with respect to the Domestic Borrowers, any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to the Domestic Borrowers, the failure of any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, and with respect to the Canadian Borrower, the existence with respect to any Plan of any due but un-remitted contribution, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing in accordance with the terms of this Agreement.
“Excess Availability” means the difference between (a) the Line Cap and (b) the Total Revolver Outstandings.
“Excess Swingline Loans” has the meaning provided in SECTION 2.22(b).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guarantee of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to SECTION 9.22 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedge Agreements for which such guaranty or security interest becomes illegal.
“Excluded Taxes” means, with respect to the Agents, the Canadian Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or that constitute Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located or that constitute Other Connection Taxes, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(b) or a Lender that becomes a Domestic Lender by virtue of the application of SECTION 8.17), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to SECTION 2.23(a), or (ii) is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e), (d) in the case of a Canadian Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(b) or a Lender that becomes a Domestic Lender by virtue of the application of SECTION 8.17), any withholding tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24) or is attributable to such Canadian Lender’s failure to comply with SECTION 2.23(j), except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding tax pursuant to SECTION 2.23(a); provided that the provisions of the foregoing clause (d) shall not apply upon and after the occurrence of the Determination Date; provided further that each such Lender shall use reasonable efforts to eliminate or reduce amounts payable pursuant to this clause (d), (e) any Canadian federal or provincial withholding tax that would not have been imposed but for such Credit Party (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Canadian Loan Party or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Canadian Loan Party or not dealing at arm’s length with such a specified shareholder for the purposes of the Income Tax Act (Canada), (f) any withholding tax that is imposed by reason of FATCA; and (g) any withholding tax that is attributable to the failure of (i) any Domestic Lender to provide Internal Revenue Service Forms W-9 (or any successor form) as provided by SECTION 2.23(e); (ii) any Administrative Agent (other than the Canadian Agent) to comply with SECTION 2.23(k).
“Existing Debt” shall mean any Indebtedness outstanding on the Petition Date.
“Facilities” has the meaning provided in the recitals.
“Facility Guarantee” means (a) any Guarantee of the Obligations and Other Liabilities executed by the Domestic Borrowers and their respective Subsidiaries which are subject to a Case (other than Foreign Subsidiaries and the Subsidiaries described on Schedule 3.12) in favor of the Administrative Agent and the other Secured Parties pursuant to this Agreement or a separate Facility Guaranty (it being understood that the Canadian Borrower and its Subsidiaries shall not be required to execute a Facility Guarantee of the Obligations or Other Liabilities of the Domestic Borrowers), and (b) in addition to the Guarantee described in clause (a), any Guarantee of the Canadian Liabilities executed by any of the Canadian Borrower’s Subsidiaries in favor of the Canadian Agent and the other Secured Parties pursuant to a separate agreement.

“Facility Guarantors” means any Person executing a Facility Guarantee.
“Facility Guarantors’ Collateral Documents” means all security agreements, Mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guarantee, the Obligations, the Other Liabilities, or the Canadian Liabilities, as applicable; provided that in no event shall the Canadian Loan Parties guarantee the Obligations, or Other Liabilities of the Domestic Borrowers.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Final Order” shall mean a final order of the Bankruptcy Court (that has been entered on the docket in the Chapter 11 Cases (or the docket of such other court) that is not subject to a stay and has not been reversed or vacated or otherwise modified or amended, if adverse to the Lenders, without the consent of the Administrative Agent and the Majority Arrangers in their sole discretion and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing pursuant to Bankruptcy Rule 9023 has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired) authorizing the Facilities in substantially the form of the Interim Order, with only such modifications in form and substance that are satisfactory to the Administrative Agent and the Majority Arrangers in their sole discretion (as the same may be amended, supplemented or modified to the extent adverse to the Lenders from time to time after entry thereof with the written consent of the Administrative Agent and the Majority Arrangers in their sole discretion).
“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.
“Financial Consultant” has the meaning provided in SECTION 5.14.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, the senior vice president of finance, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.
“First and Second Day Orders” means, all customary interim and final orders of the Bankruptcy Court relating to (i) critical vendors, (ii) foreign vendors, (iii) shippers, warehouseman and lienholders, (iv) 503(b)(9) claimants, (v) customer programs, (vi) insurance, (vii) tax claims, (viii) tax attributes, (ix) utilities, (x) wages and employee benefits, (xi) cash management, (xii) case management and/or cross-border protocols, (xiii) joint administration, (xiv) extension of time to file schedules and statements of financial affairs, and (xv) debtor in possession financing and/or the use of cash collateral.
“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Borrowers.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.
“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.
“Fixed Assets” means Equipment and Real Estate.
“Flood Documentation” shall mean, with respect to each parcel of owned and ground leased Real Estate constituting Collateral and located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto (to the extent such Real Estate is located in a Special Flood Hazard Area) and (ii) evidence of flood insurance as required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“FMV” means, as to any Eligible Real Estate, the fair market value of such Eligible Real Estate determined in accordance with an appraisal from an independent appraisal firm, each reasonably acceptable to the Collateral Agent and delivered to the Administrative Agent on or prior to the Effective Date.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State, commonwealth or territory thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all the assets of which constitute Capital Stock (including instruments treated as equity interests for U.S. federal income tax purposes, regardless of the form of such instruments) of Foreign Subsidiaries.
“Full Availability Date” means the date on which the following conditions have been satisfied (or waived or modified by the Administrative Agent and the Arrangers):
(i)    The Closing Date shall have occurred.
(ii)    To the extent that the Canadian Initial Order does not approve the full amount of the Canadian Loans, then the full amount of the Canadian Loans shall subsequently have been approved by the Canadian Court no later than 30 days following the date of the entry of the Canadian Initial Order.
(iii)    (x) The Final Order Entry Date shall have occurred no later than 45 days after the Effective Date, and the Final Order shall approve the full amount of the DIP Term Loan Facility, and (y) gross proceeds of no less than $450,000,000 in aggregate principal amount of loans thereunder shall have been funded to the Lead Borrower thereunder on or prior to such date.
(iv)    all material “second day orders” intended to be entered on or prior to the date of entry of the Final Order, including a final Cash Management Order and any order establishing procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court. The Administrative Agent acknowledges that the form of such orders substantially in the forms filed on the Effective Date are acceptable.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided that, with respect to Foreign Subsidiaries of Borrower organized under the laws of Canada, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.
“General Security Agreement” means the General Security Agreement dated as of the Closing Date among the Canadian Borrower and the Canadian Agent for the benefit of the Secured Parties thereunder, as amended and in effect from time to time.
“Geoffrey” means Geoffrey, LLC, a Delaware limited liability company.
“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, local or provincial, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
“Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement,

foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.
“High Selling Period” means (i) with respect to the TRU Inventory owned by the Domestic Loan Parties and all Inventory owned by the Canadian Loan Parties, the period in each year commencing on September 15th and ending on the first Sunday after December 15th, and (ii) with respect to BRU Inventory owned by the Domestic Loan Parties, the period commencing each year on February 1st and ending on October 31st.
“Impacted Interest Period” has the meaning provided in the definition of “LIBO Rate”.
“Incremental Availability” means, Canadian Incremental Availability or Domestic Incremental Availability, as applicable, and collectively means the sum of both of them.
“Indebtedness” of any Person means, without duplication:
(a)    All obligations of such Person for borrowed money; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(b)    All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(c)    All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(d)    All obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);
(e)    All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(f)    All Guarantees by such Person of Indebtedness of others described in clauses (a)- (e) and (g)- (l) herein;
(g)    All Capital Lease Obligations of such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(h)    All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;
(i)    All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
(j)    The Agreement Value of all Hedge Agreements;
(k)    The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and
(l)    Indebtedness consisting of Earn-Out Obligations in connection with Permitted Acquisitions but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined;
Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease, (B) any obligations relating to overdraft protection and netting services, (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150, or (D) trade accounts payable, deferred revenues and deferred tax liabilities, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business and operating leases.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning provided in SECTION 9.03(b).
“Information” has the meaning provided in SECTION 9.15.
“Informational Website” has the meaning provided in SECTION 5.01.
“Intellectual Property Rights” has the meaning provided in SECTION 3.05(b).
“Intellectual Property Rights Agreement” means the agreement dated as of the Closing Date (or any applicable later date) between Geoffrey and the Administrative Agent, for its own benefit and the benefit of the Secured Parties.

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form attached hereto as Exhibit Q.
“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the last day of each calendar quarter, and (b) with respect to any LIBO Loan or BA Equivalent Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan or BA Equivalent Loan is a part, and, in addition, if such LIBO Loan or BA Equivalent Loan has an Interest Period of greater than ninety (90) days, on the last day of every third month of such Interest Period.
“Interest Period” means, with respect to any LIBO Borrowing or BA Equivalent Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter (or such shorter period, to the extent available, to which the Administrative Agent or the Canadian Agent, as applicable, may reasonably consent), as the Lead Borrower or the Canadian Borrower, as applicable, may elect by notice to the Administrative Agent or the Canadian Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Order” shall mean an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof to the extent adverse to the Lenders with the consent of the Administrative Agent and the Majority Arrangers in the form set forth as Exhibit G, with changes to such form as are satisfactory to the Administrative Agent and the Majority Arrangers, in their sole discretion, approving the Loan Documents.
“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Inventory” has the meaning assigned to such term in the Security Agreement or the General Security Agreement and, as regards the Canadian Borrower, includes all “inventory” as defined in the PPSA.

“Inventory Advance Rate” means ninety percent (90%).
“Inventory Reserves” means such reserves as may be established from time to time by the Collateral Agent, in its reasonable commercial discretion exercised in good faith, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.
“Investment” means, with respect to any Person:
(a)    Any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;
(b)    Any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business) to another Person;
(c)    Any Acquisition; and
(d)    Any other investment of money or capital in order to obtain a profitable return, in all cases, whether now existing or hereafter made. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person.
“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuing Banks” means, individually and collectively, (a) as to the Domestic Borrowers, each of JPMorgan Chase Bank, N.A., Citibank N.A., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA and Barclays Bank PLC and any other Domestic Lender selected by the Lead Borrower, who agrees to serve as an Issuing Bank and who is approved by the Administrative Agent in its reasonable discretion (such approval not to be unreasonably withheld), and (b) as to the Canadian Borrower, each of JPMorgan Chase Bank, Toronto Branch, Citibank N.A., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA and Barclays Bank PLC and no more than one other Canadian Lender selected by the Canadian Borrower and who agrees to serve as an Issuing Bank and who is approved by the Canadian Agent in its reasonable discretion (such approval not to be unreasonably withheld), in each case in its capacity as the issuer of Letters of Credit hereunder, and any successor in such capacity. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Notwithstanding anything to the contrary herein, Goldman Sachs Bank USA, Barclays Bank PLC, Deutsche Bank AG New York Branch and Citibank N.A. shall not be obligated to issue any Commercial Letters of Credit.
“Joinder Agreement” shall mean an agreement, in the form attached hereto as Exhibit J, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent may determine.
“JPMorgan” means JPMorgan Chase Bank, N.A. and its Subsidiaries, Affiliates and branches.
“Judgment Conversion Date” has the meaning set forth in SECTION 9.19.
“Judgment Currency” has the meaning set forth in SECTION 9.19.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.
“L/C Credit Support” has the meaning set forth in SECTION 2.13(k).
“Lead Borrower” has the meaning provided in the Preamble to this Agreement.
“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lenders” means, collectively, the Domestic Lenders and the Canadian Lenders and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b).
“Letter of Credit” means a letter of credit that is (i) issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by a Borrower and for other purposes for which such Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent or the Canadian Agent, as applicable, and (iii) in form reasonably satisfactory to the applicable Issuing Bank.
“Letter of Credit Disbursement” means a payment made by an Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.
“Letter of Credit Outstandings” means, collectively, Canadian Letter of Credit Outstandings and Domestic Letter of Credit Outstandings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19.
“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.
“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article n.
“LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any LIBO Rate Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, hen, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, and, with respect to the Canadian Borrower, also includes any prior claim or deemed trust in, on or of such asset, and the Canadian Court Ordered Charges, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Line Cap” means, at any time of determination, the lesser of (i) the sum of (x) the Revolving Credit Ceiling minus (y) the Carve-Out Reserve minus (z) the Canadian Court Reserve and (ii) the Combined Borrowing Base.
“Liquidation” means the exercise by the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, of those rights and remedies accorded to the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties, acting with the consent of the Collateral Agent, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral, including any of the foregoing that may be undertaken by a receiver, interim receiver or receiver and manager. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidation Percentage” shall mean, (a) for any Lender (other than a Term Lender), a fraction, the numerator of which is the sum of such Lender’s Domestic Commitment and Canadian Commitment on the Determination Date and the denominator of which is the sum of the Total Commitments of all Lenders on the Determination Date, and (b) for any Term Lender, a fraction. the numerator of which is such Term Lender’s outstanding Term Loans on the Determination Date and the denominator of which is the sum of all outstanding Term Loans of all Term Lenders on the Determination Date.
“Loan Account” has the meaning provided in SECTION 2.20.
“Loan Documents” means this Agreement, the Notes, the Orders, the Letters of Credit, the Intercreditor Agreement and the Security Documents and any other instrument or agreement now or hereafter executed and delivered by a Loan Party in connection herewith that is expressly designated to be a “Loan Document” (excluding agreements entered into in connection with any transaction arising out of any Bank Product or Cash Management Services), each as amended and in effect from time to time.
“Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.
“Loans” means all Revolving Credit Loans (including Domestic Loans and Canadian Loans), Swingline Loans, Term Loans and other advances to or for account of any of the Borrowers pursuant to this Agreement.
“Low Selling Period” means (i) with respect to the TRU Inventory owned by the Domestic Loan Parties and all Inventory owned by the Canadian Loan Parties, the period in each year commencing on the first day after the first Sunday after December 15th and ending on September 14th of the subsequent year and (ii) with respect to BRU Inventory owned by the Domestic Loan Parties, the period in each year commencing on November 1 and ending on January 31 of the subsequent year.
“Majority Arrangers” means the Arrangers representing a majority of the Arrangers under the Commitment Letter (as of the date thereof).
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Master Lease” means, collectively, each of the Master Leases entered into by a Loan Party with any Special Purpose Entity of the Parent and its Subsidiaries, and any and all modifications thereto, substitutions therefore and replacements thereof made (i) with the consent of the Collateral Agent or (ii) not in violation of the provisions of SECTION 6.09.
“Master Lease Liquidation Event” means the acceleration of any Indebtedness of a Special Purpose Entity (or any successor in interest thereto) which is secured by the Real Estate which is the subject of a Master Lease, and the commencement of the exercise of remedies seeking to collect such Indebtedness (including, without limitation, foreclosure, by the holder of such Indebtedness), as a result of which either (a) the Loan Parties occupying such Real Estate could reasonably be expected to be dispossessed of such Real Estate due to the failure by the Loan Party to fulfill the terms of any SNDA or (b) any Access Agreement could reasonably be expected to be unenforceable or ineffective.
“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, operations, performance, properties, or liabilities of the Lead Borrower and its subsidiaries taken as a whole (other than as a result of the events leading up to and following commencement of a proceeding under chapter 11 of the Bankruptcy Code or the CCAA and the continuation and prosecution thereof and the Cases), (ii) the ability of the Loan Parties to perform their respective material payment obligations under the Loan Documents, or (iii) the material rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders under the Loan Documents.
“Material Indebtedness” means post-petition Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $25,000,000.
“Maturity Date” means the date that is 16 months from the Effective Date.
“Maximum Rate” has the meaning provided in SECTION 9.13.
“Minority Lenders” has the meaning provided in SECTION 9.02(c).
“Monitor” shall mean Grant Thornton Limited in its capacity as the CCAA Court-appointed monitor of the Canadian Borrower, and any court-appointed successor thereto.
“Monthly Excess Availability” means, for any date of calculation, Excess Availability on the last day of each month during such measurement period.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means the Collateral Mortgages, Assignments of Leases and Rents, deed of hypothec charging the universality of immovable property and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Canadian Agent for the benefit of the Canadian Agent and the other Secured Parties, if any.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket fees and expenses (including appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Debtor to third parties (other than Affiliates, except to the extent permitted under SECTION 6.07 hereof) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and any other obligations secured by the Security Documents) secured by a Permitted Encumbrance that is senior to the Lien of the Administrative Agent or Canadian Agent, as applicable, and (iii) as long as the Determination Date has not occurred, capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means, collectively, (a) the Revolving Credit Notes (b) the Swingline Notes, and (c) the Term Notes, each as may be amended, supplemented or modified from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under Bankruptcy Law or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans and Facility Guarantees, (ii) other amounts owing by the Loan Parties under this Agreement or any other Loan Document in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities (including all fees, costs, expenses and indemnities that accrue after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under Bankruptcy Law or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents. Without limiting the foregoing, for purposes of clarity, whenever used herein the term “Obligations” shall include all Canadian Liabilities.
“Orders” shall mean, collectively, the Interim Order, the Canadian Initial Order and the Final Order.
“Other Borrower” means each Person who shall from time to time enter into a Joinder Agreement as a “Domestic Borrower” hereunder.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with any Agent, the Canadian Agent, any Lender or any of their respective Affiliates, in each case which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.
“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBO Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” shall have the meaning provided in SECTION 9.04(e).
“Participant Register” has the meaning provided in SECTION 9.04(e).
“Parent” means Toys “R” Us, Inc., a Delaware corporation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition in which each of the following conditions is satisfied:
(a)    No Default or Event of Default then exists or would arise from the consummation of such Acquisition;
(b)    Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;
(c)    The Lead Borrower shall have furnished the Administrative Agent with five (5) Business Days prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other material acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $5,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party (or cash proceeds of the issuance of the foregoing) or contingent Earn-Out Obligations), a summary of due diligence undertaken by the Borrowers in connection with such Acquisition, applicable financial statements of the Person which is the subject of such Acquisition, pro forma projected financial Statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request;
(d)    To the extent the purchase price relating to the Acquisition is in excess of $5,000,000 and any portion of such amount is financed with the proceeds of any Credit Extensions, the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its reasonable discretion (provided the Administrative Agent’s indication of acceptability shall not be unreasonably withheld or delayed);
(e)    If the Acquisition is an Acquisition of Capital Stock, (i) a Loan Party shall acquire and own, directly or indirectly, a majority of the Capital Stock in the Person being acquired and (ii) shall Control a majority of any voting interests or otherwise Control the governance of the Person being acquired;
(f)    Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;
(g)    If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Facility Guarantor, as required by SECTION 5.12, and the Administrative Agent or the Canadian Agent, as applicable, shall have received a first priority security and/or mortgage interest (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on Collateral included in the Domestic Borrowing Base and/or the Canadian Borrowing Base, or (y) on any Collateral not described in clause (x) above) in such Subsidiary’s Inventory, Accounts and other property constituting Collateral under the Security Documents in order to secure the Obligations and the Other Liabilities (or the Canadian Liabilities if such Person is a Canadian Loan Party); and
(h)    The aggregate consideration for all such Acquisitions during the term of the Facilities shall not exceed $5,000,000.

“Permitted Disposition” means any of the following, subject to Bankruptcy Law, the terms of the Orders and any required approval by the Bankruptcy Court or the Canadian Court:
(a)    (i) licenses, non-exclusive sublicenses, settlement of claims, and entering into co-existence agreements with respect to Intellectual Property Rights, in each case, entered into in the ordinary course of business or (ii) licenses of licensed departments of a Loan Party or any of its Subsidiaries, in each case, in the ordinary course of business or (iii) the sale, transfer or other disposition of Intellectual Property Rights (or related rights thereto) to Geoffrey so long as such Intellectual Property Rights (or related rights thereto) is subject to the Intercompany Licenses (as defined in the Security Agreement) and the Intellectual Property Rights Agreement;
(b)    As long as no breach of the provisions of SECTION 6.10 hereof then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory in connection with Store closings, at arm’s length: provided that such Store closures and related Inventory dispositions shall not exceed in the aggregate from and after the Effective Date, thirty percent (30%) of the number of the Loan Parties’ Stores in existence as of the Effective Date (net of new Store openings); provided further that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a value greater than $20,000,000 at Cost shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Collateral Agent;
(c)    Dispositions of assets (other than assets included in the Canadian Borrowing Base or the Domestic Borrowing Base or Incremental Availability) that are substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;
(d)    (i) Sales, transfers and dispositions among the Loan Parties and (ii) sales, transfers and disposition by a Loan Party to a Subsidiary or Affiliate of Parent that is not a Loan Party in an amount not to exceed $5,000,000;
(e)    [reserved];
(f)    Sales or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof and (ii) the settlement (or waiver) of litigation or other disputes;
(g)    Leases, subleases, licenses and sublicenses of real or personal property entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length and on market terms;
(h)    Sales of non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Loan Parties;

(i)    Issuances of equity by Foreign Subsidiaries (other than the Canadian Borrower or any other Canadian Subsidiary) to qualifying directors of such Foreign Subsidiaries;
(j)    As long as no Event of Default would arise therefrom, sales or other dispositions of (i) Permitted Investments described in clauses (a) through (g) of the definition thereof and (ii) the Loan Parties’ interest in SALTRU Associates JV or its parent entity;
(k)    Any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate;
(l)    The making of (i) Permitted Investments, and (ii) Restricted Payments and other payments, in each case under this clause (ii) to the extent permitted under SECTION 6.06, and (iii) transactions permitted by SECTION 6.03;
(m)    Permitted Encumbrances;
(n)    sales, transfers or other dispositions of assets pursuant to any order of the Bankruptcy Court or the Canadian Court, in form and substance reasonably satisfactory to the Administrative Agent, permitting non-material asset dispositions without further order of the Bankruptcy Court or the Canadian Court;
(o)    Exchanges or swaps of Equipment, Store leases and other Real Estate of the Domestic Loan Parties having substantially equivalent value; provided that, upon the completion of any such exchange or swap, (i) the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of other Secured Parties, has a perfected first priority lien (subject only to Permitted Encumbrances having priority by operation of law) in such Equipment received by the Loan Parties, and (ii) all Net Proceeds, if any, received in connection with any such exchange or swap of Equipment are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
(p)    [reserved];
(q)    As long as no Event of Default exists or would arise as a result of the transaction, sales of a Subsidiary (or any Special Purpose Entity or its subsidiaries) or any business segment, or any portion thereof (including, in each case, sales of any Person created to hold such assets), to a Person other than a Loan Party or a Subsidiary or Affiliate of a Loan Party, for fair market value in an aggregate amount not to exceed $20,000,000 in the aggregate during the term of this Agreement; provided that, in each case, such sale shall be for cash in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Borrowing Base or Canadian Incremental Availability, as applicable;
(r)    Dispositions set forth on Schedule 1.1(c);

(s)    As long as no breach of the provisions in SECTION 6.10 hereof exists or would arise as a result of the transaction, sales or other dispositions of Real Estate of the Canadian Loan Parties for fair market value in an amount not to exceed $20,000,000; provided that such sales or other dispositions shall be for cash in an aggregate amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Canadian Borrowing Base; and
(t)    As long as no Event of Default exists or would arise as a result of the transaction, other dispositions of assets in an aggregate amount for all Loan Parties not to exceed $50,000,000 in the aggregate.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for (i) pre-petition Taxes, assessments or other governmental charges or levies not yet delinquent as of the Petition Date or that are being contested in compliance with SECTION 5.05 or (ii) post-petition Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with SECTION 5.05;
(b)    Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
(c)    Liens made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    Liens to secure, or relating to, the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;
(e)    Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(k);
(f)    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the property in any material respect;

(g)    Any Lien on any property or asset of any Loan Party in existence on the Effective Date and set forth on Schedule 6.02 (and extensions, renewals and replacements thereof permitted hereby which does not increase the obligations); provided that individual financings of such assets by one lender may be cross-collateralized to other financings of such assets by such Lender;
(h)    Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (e) of the definition of Permitted Indebtedness, so long as (A) with respect to purchase money Liens and capital leases, such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (B) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, and (C) such Liens shall not extend to any other property or assets of the Loan Parties (other than proceeds or accessions thereto); provided that individual financings of such assets by one lender may be cross-collateralized to other financings of such assets by such Lender;
(i)    Liens in favor of the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
(j)    Landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(k)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments; provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
(m)    Liens securing the DIP Term Loan Facility on the terms described in the Orders, which Liens shall be subject to the Orders and the Intercreditor Agreement;
(n)    the Canadian Court Ordered Charges and any other charge granted by the Canadian Court with the consent of the Canadian Agent, acting reasonably;
(o)    Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;
(p)    Voluntary Liens on Fixed Assets in existence at the time such Fixed Assets are acquired pursuant to a Permitted Acquisition or on Fixed Assets of a Subsidiary of a

Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;
(q)    Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
(r)    Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order or the Carve-Out;
(s)    Any interest or title of a licensor, sublicensor, lessor or sublessor under any non-exclusive license or operating or true lease agreement;
(t)    licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;
(u)    The replacement, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Effective Date or the date such Lien was incurred, as applicable and proceeds and accession thereto; provided further that the amount secured by such replacement, extension or renewal Lien shall not exceed the amount secured by the Permitted Encumbrance on the Effective Date or the date such Lien was incurred, as applicable;
(v)    Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;
(w)    Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;
(x)    Liens arising by operation of law under Article 4 of the UCC (or any similar law in Canada) in connection with collection of items provided for therein;
(y)    Liens arising by operation of law under Article 2 of the UCC (or any similar laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;
(z)    Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services in the ordinary course of business;
(aa)    Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(bb)    With respect to any Real Estate located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;
(cc)    Liens on royalty payments due or to become due to Geoffrey and its Subsidiaries to secure Indebtedness described in clause (y) of the definition of Permitted Indebtedness;
(dd)    Liens not otherwise permitted hereunder; provided that (i) if such Liens secure Indebtedness, such Indebtedness is Permitted Indebtedness, (ii) the aggregate outstanding principal amount of the obligations secured by such Liens does not exceed (as to all Loan Parties) $25,000,000 at any one time and (iii) such Liens on assets of Canadian Loan Parties shall not secure obligations in an aggregate principal amount of greater than $5,000,000 at any time;
(ee)    Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry;
(ff) Liens granted pursuant to the Orders (x) in favor of the Canadian Borrower securing the Secured Intercompany Advances, and (y) in favor of Wayne securing the Secured Wayne Loans, in each case, subject to the priorities set forth in the Orders;
(gg)    Liens securing Indebtedness, to the extent permitted under clause (w) of the definition of “Permitted Indebtedness”; and
(hh)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (other than the Sponsor Related Parties (other than the Parent and any of its Subsidiaries)) in the ordinary course of business.
The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Agents to establish any Reserve relating thereto.
“Permitted Indebtedness” means each of the following:
(a)    Indebtedness created under the Loan Documents or otherwise secured by the Security Documents;
(b)    Existing Debt set forth on Schedule 6.01;
(c)    Indebtedness of any Loan Party to any other Loan Party (including the Secured Intercompany Advances);
(d)    Guarantees by any Loan Party of Indebtedness or other obligations arising in the ordinary course of business of any other Loan Party;
(e)    Purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any fixed or capital assets (other than Real Estate), including Capital

Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $100,000,000;
(f)    Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business (including on behalf of an Affiliate of a Loan Party);
(g)    (i) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores, and (ii) advances made by landlords to finance tenant improvements of Real Estate in the ordinary course of business;
(h)    Indebtedness of the Domestic Loan Parties under the DIP Term Loan Facility as in effect on the Effective Date in an amount not to exceed $450,000,000 and subject at all times to the Intercreditor Agreement and the Orders;
(i)    Indebtedness of the Lead Borrower under the Secured Wayne Loans;
(j)    [reserved];
(k)    [reserved];
(l)    [reserved];
(m)    Indebtedness incurred in connection with sale leaseback transactions set forth on Schedule 6.01;
(n)    [reserved];
(o)    [reserved];
(p)    Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions;
(q)    [reserved];
(r)    Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;
(s)    [reserved];
(t)    [reserved];
(u)    Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v)    without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest;
(w)    Indebtedness relating to documentary letters of credit obtained in the ordinary course of business; provided that the security for any such documentary letter of credit may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;
(x)    [reserved];
(y)    [reserved];
(z)    Guarantees of joint venture Indebtedness described or contemplated in Schedule 6.01(z);
(aa)    [reserved]; and
(bb)    other Indebtedness so long as at the time of incurrence thereof, the aggregate principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding).
“Permitted Investments” means each of the following:
(a)    Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or, with respect to the Canadian Loan Parties, Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;
(b)    Investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;
(c)    Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof (or with respect to the Canadian Loan Parties, Canada or any province thereof) that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e)    Shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;
(f)    Investments existing or contemplated on the Effective Date and set forth on Schedule 6.04 and any renewal, extensions, replacements thereof that do not increase the principal amount (other than by unused commitments) accrued interest, fees and expenses;
(g)    Investments made in accordance with the investment policy of the Borrowers set forth as Schedule 6.04(g) hereto;
(h)    Investments made by (i) any Loan Party in any other Loan Party, including the Secured Intercompany Advances or (ii) as long as no Event of Default then exists or would arise therefrom, any Loan Party in any Subsidiary or Affiliate of any Loan Party in an aggregate amount not to exceed $5,000,000 at any time outstanding, in each case determined without regard to any write-downs or write-offs thereof;
(i)    Permitted Dispositions, Permitted Encumbrances, and Restricted Payments permitted pursuant to SECTION 6.06, in each case to the extent constituting Investments;
(j)    [reserved];
(k)    Guarantees constituting Permitted Indebtedness;
(l)    Guarantees of Indebtedness of Subsidiaries that are not Loan Parties; provided that in no event shall any Loan Party issue Guarantees of Indebtedness of Subsidiaries that are not Loan Parties pursuant to this clause (l) in an aggregate amount (combined with Investments permitted under clause (w) below) exceeding $5,000,000 at any time outstanding;
(m)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and settlement or waiver of any litigation or dispute;
(n)    Loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that all such loans and advances to employees shall not exceed $2,500,000 in the aggregate at any time, and determined without regard to any write-downs or write-offs thereof;
(o)    Investments received from purchasers of assets pursuant to dispositions permitted pursuant to SECTION 6.05;
(p)    [reserved];
(q)    Permitted Acquisitions and existing Investments of the Persons acquired in connection with Permitted Acquisitions so long as such Investment was not made in contemplation of such Permitted Acquisition;

(r)    Hedge Agreements entered into in the ordinary course of business for non-speculative purposes;
(s)    To the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;
(t)    Investments in TRU (Vermont), Inc. in an aggregate amount not to exceed (together with Investments made pursuant to clause (bb) below) $25,000,000 at any time outstanding;
(u)    Subject to SECTION 2.18, Investments in deposit accounts and securities accounts opened in the ordinary course of business;
(v)    Capitalization or forgiveness of any Indebtedness (i) owed to any Loan Party by another Loan Party or (ii) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(w)    Investments in Foreign Subsidiaries; provided that such Investments shall not (combined with Guarantees permitted under clause (l) above) exceed $5,000,000 in the aggregate outstanding at any time;
(x)    Creation and initial nominal capitalization of new Subsidiaries, subject to the provisions of SECTION 5.12;
(y)    Capital Expenditures;
(z)    Other Investments in an amount not to exceed $25,000,000 in the aggregate outstanding at any time, determined without regard to any write-downs or write-offs thereof; provided that no greater than $5,000,000 of such amount shall be made by the Canadian Loan Parties;
(aa)    Investments consisting of acquisition of inventory, equipment and other fixed assets in the ordinary course of business; and
(bb)    Investments in SALTRU Associates JV existing as of the Effective Date and additional Investments (including capital contributions) required to be made from time to time pursuant to the organizational documents of SALTRU Associate JV as in effect on the Effective Date in an amount not to exceed (together with Investments made pursuant to clause (t) above) $25,000,000 outstanding at any time;
provided, however, that, for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment, less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person (not to exceed the original amount of such Investment), and less all liabilities expressly assumed by another Person in connection with the sale of such Investment (not to exceed the original amount of such Investment).

“Permitted Prior Liens” shall mean, collectively, (i) Liens in existence on the Effective Date securing the Existing Debt, and (ii) adequate protection Liens granted under the Orders with respect to Existing Debt which adequate protection Liens are not subject to the Priming Liens.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning provided in the recitals.
“Plan” means (a) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lead Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (b) in respect of the Canadian Loan Parties, any pension benefit or retirement savings plan maintained by any of the Canadian Loan Parties for its employees or its former employees to which any of the Canadian Loan Parties contribute or are required to contribute with respect to which any of the Canadian Loan Parties have incurred or may incur liability, including contingent liability.
“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.
“Prepetition ABL Collateral” has the meaning provided in SECTION 2.26(a)(iii).
“Prepetition ABL and FILO Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 21, 2014, by and among the Company, as the lead borrower for the borrowers party thereto, the facility guarantors party thereto, Bank of America, N.A., as administrative agent, Bank of America, N.A., acting through its Canada branch, as Canadian agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents, the lenders party thereto and the other agents party thereto (as amended by the First Amendment thereto, dated as of October 24, 2014, and as further amended, supplemented, restated or otherwise modified prior to the Petition Date).
“Prepetition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Existing Debt, (ii) “critical vendor payments” or (iii) reclamation claims or other pre-petition claims against any Debtor.
“Prepetition Term Loan Agreement” means that certain Amended and Restated Credit Agreement dated as of August 24, 2010 among the Lead Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto, as amended by that certain Incremental Joinder Agreement No. 1, dated as of September 20, 2010, and that certain Incremental Joinder Agreement No. 2, dated as of September 10, 2012, and that certain Amendment No. 3 thereto, dated as of October 24, 2014, and as further amended, supplemented, restated or otherwise modified prior to the Effective Date.

“Prepetition Term Loans” means the term loan facilities in favor of the Lead Borrower established under the Prepetition Term Loan Agreement.
“Prime Rate” means, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by JPMorgan Chase Bank, N.A. at its head office in New York, New York as its “prime rate”; (b) the NYFRB Rate in effect on such day plus one-half of one percent (0.50%) per annum; or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month Interest Period) plus one percent (1.00%) per annum; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged by JPMorgan Chase Bank, N.A. to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition or clause (a)(i) of the definition of Adjusted LIBO Rate, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in JPMorgan’s “prime rate”, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in JPMorgan’s Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Prime Rate Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate or the Canadian Prime Rate, as the case may be, in accordance with the provisions of Article II.
“Primed Liens” means the liens that are being primed as described in SECTION 2.26(a)(iii).
“Priming Liens” has the meaning assigned in SECTION 2.26(a)(iii)
“Projections” shall mean the financial projections and any forward-looking statements of the Borrowers and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrowers or any of the Subsidiaries prior to the Effective Date, including the DIP Budget.
“Propco” shall mean each direct or indirect subsidiary of the Parent in existence on the Petition Date and designated as such on Schedule 3.12.
“Propco Facilities” shall mean the Propco II Loan Agreement and any other real estate facilities entered into by a Propco and existing on the Effective Date.
“Propco I” means Toys “R” Us Property Company I, LLC.
“Propco II” means Toys "R" Us Property Company II, LLC.

“Propco II Loan Agreement” means that certain Loan Agreement, dated November 3, 2016, among Toys "R" Us Property Company II, LLC, Goldman Sachs Mortgage Company and Bank of America, N.A.
“Pro Rata Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the sum of the Commitments and Term Loans represented by such Lender’s Commitment and Term Loans at such time tor if the Commitments have been terminated, the percentage of the Total Outstandings).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section la(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Register” has the meaning provided in SECTION 9.04(c).
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” has the meaning provided in Section 101(22) of CERCLA.
“Reorganization Plan” means a plan of reorganization, compromise or arrangement in any or all of the Cases of the Debtors.
“Reports” has the meaning provided in SECTION 8.14.
“Required Availability Amount” means $125,000,000 (which is the initial amount required pursuant to SECTION 6.10) or such greater or lesser amount as the Borrowers and the Required Lenders may agree.
“Required Lenders” means, at any time, (a) Lenders (other than Defaulting Lenders) having Commitments aggregating more than 50% of the sum of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the Total Revolver Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 50% of all Total Revolver Outstandings and (b) Lenders holding more than 50% of the sum of all Term Loans outstanding.

“Reserves” means all (if any) Inventory Reserves (including, without limitation, Shrink Reserves) and Availability Reserves (including, without limitation, Cash Management Reserves, Canadian Realty Reserves, the Canadian Court Reserve, Customer Credit Liabilities Reserves, the Carve-Out Reserve, the Term Push-Down Reserve and other Reserves of the type described in SECTION 2.03 hereof).
“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person; provided that “Restricted Payments” shall not include any dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of a Loan Party.
“Revolving Credit Ceiling” means $1,850,000,000, as such amount may be reduced from time to time in accordance with SECTION 2.15 and SECTION 2.17 of this Agreement.
“Revolving Credit Loans” means all loans (other than Term Loans) at any time made by any Lender (including, without limitation, Domestic Loans and Canadian Loans) pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.
“Revolving Credit Notes” means (a) the promissory notes of the Domestic Borrowers substantially in the form of Exhibit D-1, each payable to the order of a Domestic Lender, evidencing the Revolving Credit Loans made to the Domestic Borrowers, and (b) the promissory note of the Canadian Borrower substantially in the form of Exhibit E-1, payable to the order of a Canadian Lender, evidencing the Revolving Credit Loans made to the Canadian Borrower.
“Revolving Facility” has the meaning provided in the recitals.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of a comprehensive embargo under Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is, in the aggregate 50 percent or greater owned by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is otherwise the subject of Sanctions.

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.
“SEC” means the Securities and Exchange Commission.
“Secured Intercompany Advances” means advances made by the Canadian Borrower to any other Loan Party in an aggregate amount at any time outstanding not to exceed $75,000,000 at any time outstanding, which shall be secured by a court-ordered charge of the Bankruptcy Court given pursuant to the Interim Order and the Final Order.
“Secured Party” means (a) each Credit Party, (b) any Lender or any Affiliate of a Lender providing Cash Management Services or entering into or furnishing any Bank Products to or with any Loan Party (in each case, to the extent the Administrative Agent has received notice thereof prior to the Effective Date), (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.
“Secured Wayne Loans” means loans from Wayne Real Estate Parent Company, LLC to the Lead Borrower.
“Security Agreement” means the Security Agreement dated as of the Closing Date (or any later date) among the Loan Parties (other than the Canadian Borrower and its Subsidiaries) and the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, as amended and in effect from time to time.
“Security Documents” means the Security Agreement, the Canadian Security Documents, the Mortgages, the Intellectual Property Rights Agreement, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, the Blocked Account Agreements, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable.
“Settlement Date” has the meaning provided in SECTION 2.22(b).
“Shrink” means Inventory identified by the Borrowers as lost, misplaced, or stolen.
“Shrink Reserve” means an amount reasonably estimated by the Collateral Agent to be equal to that amount which is required in order that the Shrink reflected in Borrowers’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory.
“SNDA” means (a) that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of July 21, 2005, between German American Capital Corporation and the Lead

Borrower, as agreed and consented to by MPO Properties, LLC, and (b) that certain Subordination, Non-Disturbance and Attornment Agreement (MPO Properties, LLC), dated as of July 21, 2005, between German American Capital Corporation and the Lead Borrower, as agreed and consented to by Giraffe Properties, LLC (n/k/a Toys “R” Us Property Company II, LLC).
“Supermajority Consent of Revolving Lenders” means the consent of Lenders under the Revolving Facility (other than Defaulting Lenders) holding at least sixty-six and two-thirds percent (66.67%) of the Commitments and, following the termination of the Commitments, holding at least sixty-six and two-thirds percent (66.67%) of the Loans under the Revolving Facility.
“Supermajority Consent of Term Lenders” means the consent of Lenders under the Term Loan Facility (other than Defaulting Lenders) holding at least sixty-six and two-thirds percent (66.67%) of the Term Loans.
“Special Purpose Entity” means a Person (other than any Loan Party) that (a) is a domestic subsidiary of the Parent and (b) has no operations and whose primary assets (other than cash and cash equivalents) are, directly or indirectly, the stock or other equity interests of a subsidiary that is a Propco and the Real Estate that is the subject of the Propco Facilities.
“Specified Indebtedness” means (i) the DIP Term Loan Facility; (ii) the Taj DIP Facility and (iii) any other debtor-in-possession financing facility approved in the Cases in an amount in excess of $25,000,000, but excluding for greater certainty, the Secured Intercompany Advances.
“Sponsors” means, collectively, Bain Capital (TRU) VIII, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership; Bain Capital Integral Investors, LLC, a Delaware limited liability company; BCIP TCV, LLC, a Delaware limited liability company; Kohlberg Kravis Roberts & Co.; Toybox Holdings, LLC; Vornado Truck, LLC; and Vomado Realty Trust; and each of their respective Affiliates.
“Sponsor Group” means the Sponsors and the Sponsor Related Parties.
“Sponsor Related Parties” means, with respect to any Person, (a) any Controlling stockholder or partner (including, in the case of an individual Person who possesses Control, the spouse or immediate family member of such Person, provided that such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or 80% (or more) owned Subsidiary, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a), or (c) the limited partners of the Sponsors.
“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or the Canadian Agent, as applicable, is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes hereof, a Special Purpose Entity and its subsidiaries and any holding company which has as its primary asset the stock of such Special Purpose Entity shall not be deemed a Subsidiary.
“Substantial Liquidation” means either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.
“Superpriority Claims” has the meaning provided in SECTION 2.26(a)(v).
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder to the Domestic Borrowers hereunder, and JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Swingline Loans to the Canadian Borrower hereunder.
“Swingline Loan” means a Loan made by the Swingline Lender to a Domestic Borrower or the Canadian Borrower, as applicable, pursuant to SECTION 2.06.
“Swingline Note” means (a) the promissory note of the Domestic Borrowers substantially in the form of Exhibit H, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Domestic Borrowers, and (b) the promissory note of the Canadian Borrower substantially in the form of Exhibit I, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Canadian Borrower.
“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.
“Taj DIP Facility” means those certain 11% Senior Secured DIP Notes issued by TRU Taj LLC and TRU Taj Finance, Inc. pursuant to that indenture dated on or around the date hereof by and among Tru Taj LLC, Tru Taj Finance, Inc., Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, and the other parties party thereto.
“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Applicable Margin” means, (a) with respect to Term Loans which are LIBO Loans. 7.50% per annum, and (b) with respect to Term Loans which are Prime Rate Loans, 6.50% per annum.
“Term Lenders” means, collectively, the Domestic Term Lenders and the Canadian Term Lenders.
“Term Loan Facility” has the meaning provided in the recitals.
“Term Loan” means collectively, the Domestic Term Loans and the Canadian Term Loans, which shall be considered a single loan consisting of two sub–tranches.
“Term Notes” means collectively, the Canadian Term Notes and the Domestic Term Notes.
“Term Percentage” means with respect to each Term Lender, that percentage of the Term Loans of all Term Lenders hereunder, in the amount set forth opposite such Term Lender’s name on Schedule 1.1(b) hereto or as may subsequently he set forth in the Register from time to time, as the same may he increased or reduced from time to time pursuant to this Agreement.
“Term Push-Down Reserve” means the amount, as of any date of determination, equal to (a) the difference, if a positive number, between the outstanding Domestic Term Loans and Domestic Incremental Availability, and/or (b) the difference, if a positive number, between the outstanding Canadian Term Loans and Canadian Incremental Availability.
“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with ARTICLE VII or (c) the date the Commitments are permanently terminated in full in accordance with the provisions of SECTION 2.15 hereof.
“Test Date” means the last day of each fiscal month of the Lead Borrower, commencing with the last day of the fiscal month ending October 28, 2017.

“Total Canadian Outstandings” means as of any day, the sum of (a) the principal balance of all Loans made to the Canadian Borrower then outstanding (including Revolving Credit Loans and Term Loans), and (b) the then outstanding amount of Canadian Letter of Credit Outstandings.
“Total Canadian Revolver Outstandings” means, as of any day, the sum of (a) the principal balance of all Revolving Credit Loans and Swingline Loans made to the Canadian Borrower then outstanding, and (b) the then outstanding amount of Canadian Letter of Credit Outstandings.
“Total Domestic Outstandings” means as of any day, the sum of (a) the principal balance of all Loans made to the Domestic Borrowers then outstanding (including Revolving Credit Loans and Term Loans), and (b) the then outstanding amount of Domestic Letter of Credit Outstandings.
“Total Domestic Revolver Outstandings” means, as of any day, the sum of (a) the principal balance of all Revolving Credit Loans and Swingline Loans made to the Domestic Borrower then outstanding, and (b) the then outstanding amount of Domestic Letter of Credit Outstandings.
“Total Commitments” means, at any time, the sum of the Domestic Total Commitments and the Canadian Total Commitments at such time.
“Total Outstandings” means, as of any day, the sum of (a) the Total Canadian Outstandings, and (b) the Total Domestic Outstandings.
“Total Revolver Outstandings” means, as of any day, the sum of the Total Canadian Revolver Outstandings and the Total Domestic Revolver Outstandings.
“Tri-Party Agreement” means an agreement substantially in the form of Exhibit O among a Loan Party, any Person providing freight, warehousing and consolidation services to such Loan Party and the Administrative Agent or Canadian Agent, as applicable, in which such Person acknowledges that (a) the Administrative Agent holds a first priority Lien on the Inventory of the Loan Parties, (b) such Person has furnished written acknowledgment to such Loan Party that such Person holds Inventory in its possession as bailee for such Loan Party and that such Loan Party has title to such Inventory, (c) any Inventory delivered to a carrier for shipment will reflect a Loan Party as consignor and consignee, (d) it will promptly notify the Administrative Agent of its receipt of notice from the seller of such Inventory of the seller’s stoppage of delivery of such Inventory to the Loan Party, and (e) agrees, upon notice from the Administrative Agent or the Canadian Agent, as applicable, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent or the Canadian Agent, as applicable.
“TRU Inventory” means all Inventory of the Loan Parties which is offered for sale (or is designated for sale) at any “Toys “R” Us” Store, including, but not limited to, any such Inventory held for sale in internet and other direct sales and all Inventory of the Loan Parties specifically designated as “Toys “R” Us” Inventory at any distribution center or warehouse maintained by the Loan Parties.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, BA Equivalent Rate, Canadian Prime Rate or Prime Rate, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Unanimous Consent” means the consent of Lenders (other than Defaulting Lenders) holding 100% of the Commitments (other than Commitments held by a Defaulting Lender) and Loans.
“Unanimous Consent of all Lenders under the Revolving Facility” means the consent of Lenders under the Revolving Facility (other than Defaulting Lenders) holding 100% of the Commitments (other than Commitments held by a Defaulting Lender).
“Unused Canadian Commitment” means, on any day, (a) the then Canadian Total Commitments, minus (b) the sum of (i) the principal amount of Revolving Credit Loans to the Canadian Borrower then outstanding, and (ii) the then Canadian Letter of Credit Outstandings.
“Unused Domestic Commitment” shall mean, on any day, (a) the lesser of (i) the then Domestic Total Commitments, or (ii) the difference between the then Domestic Total Commitments and the then Canadian Total Commitments, minus (b) the sum of (i) the principal amount of Revolving Credit Loans of the Domestic Borrowers then outstanding, and (ii) the then Domestic Letter of Credit Outstandings.
“Unused Fee” has the meaning provided in SECTION 2.19(b).
“US Case” and “US Cases” have the meaning provided in the recitals.
“US Debtors” has the meaning provided in the recitals.
“US Superpriority Claim” has the meaning provided in SECTION 2.26(a)(i).
“Wayne” shall mean Wayne Real Estate Parent Company, LLC.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”,

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) all Schedules to this Agreement shall relate solely to the Domestic Loan Parties and the Canadian Loan Parties, (f) the term “security interest” shall include a hypothec, (g) the term “solidary” as used herein shall be read and interpreted in accordance with the Civil Code of Quebec, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible, moveable and immoveable, and intangible assets and properties, including cash, securities, accounts and contract rights, (i) all financial statements and other financial information provided by the Domestic Borrowers to the Administrative Agent or any Lender shall be provided with reference to dollars, (j) all references to “$” or “dollars” or to amounts of money and all calculations of Canadian Availability, Incremental Availability, Domestic Availability, permitted “baskets” and other similar matters shall, unless otherwise expressly provided to be CD$, be deemed to be references to the lawful currency of the United States of America at the Equivalent Amount, (vii) all references to “knowledge” or “awareness” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Subsidiary and (viii) all references to “in the ordinary course of business” of any Loan Party or a Subsidiary thereof means (x) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, the Loan Party and/or such Subsidiary, as applicable, (y) customary and usual in the retail industry where the Loan Parties’ or any Subsidiary’s businesses are located or performed or (z) generally consistent with the past or current practice of the Loan Parties or any Subsidiary thereof and/or similarly situated retail companies where the Loan Parties or any Subsidiary’s businesses are located or performed, and (k) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrowers and the Agents and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agents or any of the Lenders merely on account of the Agents’ or any Lender’s involvement in the preparation of such documents. Any provision included in this Agreement that requires the satisfaction (or reasonable satisfaction) of the Administrative Agent and the Required Lenders in respect of any Order, certificate or other document, shall be deemed satisfied if Administrative Agent is satisfied therewith and the Required Lenders shall not have indicated otherwise (after having been given a reasonable opportunity to review to the extent practicable) in writing to the Administrative Agent.
SECTION 1.03    Time for Payment and Performance.
Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
SECTION 1.04    Certifications; Provision of Information.
All provisions of information, presentations, statements and certifications to be made hereunder by a director, officer or other representative of a Loan Party or other Subsidiary shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party or other Subsidiary, on such Loan Party’s or such Subsidiary’s behalf and not in such Person’s individual capacity, and without personal liability.
SECTION 1.05    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.06    Letter of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount may be drawn at such time.
SECTION 1.07    Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
SECTION 1.08    Compliance with Article VII. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), asset sale, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VII, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.
ARTICLE II
Amount and Terms of Credit
SECTION 2.01    Revolving Commitment of the Lenders.
(a)Subject to the terms and conditions set forth herein and in the Orders, each Domestic Lender, severally and not jointly with any other Domestic Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Credit Extensions to or for the benefit of the Domestic Borrowers, and each Canadian Lender severally and not jointly with any other Canadian Lender, agrees upon the terms and subject to the conditions herein set forth, to make Credit Extensions to the Canadian Borrower, on a revolving basis, subject in each case to the following limitations:
(i)    The Total Domestic Revolver Outstandings shall not at any time exceed Domestic Availability;

(ii)    The Total Canadian Revolver Outstandings shall not at any time exceed Canadian Availability;
(iii)    Letters of Credit shall be available from the Issuing Banks to the Borrowers, subject to the ratable participation of the Domestic Lenders or Canadian Lenders, as applicable, as set forth in SECTION 2.13. The Domestic Borrowers shall not at any time permit the aggregate Domestic Letter of Credit Outstandings at any time to exceed the Domestic Letter of Credit Sublimit and the Canadian Borrower shall not at any time permit the aggregate Canadian Letter of Credit Outstandings to exceed the Canadian Letter of Credit Sublimit;
(iv)    The Loans made to, and the Letters of Credit issued on behalf of, the Canadian Borrower by the Canadian Lenders may be either in $ or CD$, at the option of the Canadian Borrower, as herein set forth;
(v)    The Revolving Credit Loans (other than Swingline Loans) made to the Canadian Borrower shall be Prime Rate Loans or BA Equivalent Loans, or if made in dollars, shall be LIBO Loans or dollar denominated Prime Rate Loans;
(vi)    No Lender shall be obligated to make any Credit Extension (A) to the Domestic Borrowers in excess of such Lender’s Domestic Commitment, or (B) to the Canadian Borrower in excess of such Lender’s Canadian Commitment or (C) to the Borrowers in excess of such Lender’s Commitment set forth in Schedule 1.1(b); and
(vii)    Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrowers that are repaid may be reborrowed prior to the Termination Date.
(b)    Each Borrowing of Revolving Credit Loans (other than Swingline Loans) by the Domestic Borrowers shall be made by the Domestic Lenders pro rata in accordance with their respective Domestic Commitment Percentages, and each Borrowing of Revolving Credit Loans (other than Swingline Loans) by the Canadian Borrower shall be made by the Canadian Lenders pro rata in accordance with their respective Canadian Commitment Percentages. The failure of any Domestic Lender or Canadian Lender, as applicable, to make any Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, shall neither relieve any other Domestic Lender or Canadian Lender, as applicable, of its obligation to fund its Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, in accordance with the provisions of this Agreement nor increase the obligation of any such other Domestic Lender or Canadian Lender, as applicable.
(c)    Subject to the terms and conditions set forth herein and in the Orders, on the Closing Date, (i) each Domestic Term Lender shall make the Domestic Term Loan to the Domestic Borrower and (ii) each Canadian Term Lender shall make the Canadian Term Loan to the Canadian Borrower in the amount set forth opposite such Lender’s name on Schedule 1.1(b).
SECTION 2.02    [Reserved].

SECTION 2.03    Reserves; Changes to Reserves.
(a)    The Inventory Reserves and Availability Reserves as of the Effective Date are those set forth in the Borrowing Base Certificate delivered to the Administrative Agent on the Effective Date.
(b)    The Administrative Agent shall establish an Availability Reserve applicable to the Domestic Borrowing Base in the amount of the Term Push-Down Reserve at any time that outstanding Domestic Term Loans exceeds Domestic Incremental Availability. The Administrative Agent shall establish an Availability Reserve applicable to the Canadian Borrowing Base in the amount of the Term Push-Down Reserve at any time that outstanding Canadian Term Loans exceeds Canadian Incremental Availability.
(c)    The Administrative Agent may hereafter establish additional Reserves or change any of the Reserves in effect on the Effective Date, in the exercise of its reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrowers (during which period the Collateral Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided further that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Customer Credit Liabilities), (2) any actual or contemplated rejection or disclaimer of leases and actual or contemplated store closings or “going out of business sales”, or (3) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect under clause (iii) of the definition thereof has occurred or it would be reasonably likely that a Material Adverse Effect under clause (iii) of the definition thereof would occur were such Reserves not changed or established prior to the expiration of such five (5) Business Day period, or (3) the establishment of the Term Push-Down Reserve.
(d)    On any date prior to the date that is 60 days after the Closing Date (as may be extended by the Administrative Agent in its sole discretion; provided that such extensions shall not last beyond the 90th day after the Closing Date), the Administrative Agent, in its reasonable discretion, may make exceptions from the requirements set forth in the definitions of “Eligible Credit Card Receivables”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Eligible Letter of Credit Inventory” and “Eligible Real Estate” relating to the delivery of any documents or agreements to any Agent, which for the avoidance of shall mean that the Borrower shall not have to comply with clauses (e), (d) and (f) in “Eligible In-Transit Inventory”, clauses (c)(ii) and (d) of “Eligible Inventory,” clauses (c) and (f) of “Eligible Letter of Credit Inventory” and clauses (c) and (i) of “Eligible Real Estate”.
SECTION 2.04    Making of Loans.
(a)    Except as set forth in SECTION 2.09, SECTION 2.10 and SECTION 2.11, Revolving Credit Loans (other than Swingline Loans) shall be either Prime Rate Loans, LIBO Loans or BA Equivalent Loans as the Lead Borrower, on behalf of the Domestic

Borrowers, or the Canadian Borrower, may request (which request shall, in the case of the Domestic Borrowers, be made in the form attached hereto as Exhibit C-l and, in the case of the Canadian Borrower, be made in the form attached hereto as Exhibit C‑2, and in the case of Loans to the Canadian Borrower, indicate whether CD$ or $ advances are requested) subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts to select a lending office which will not result in the payment of increased costs by the Borrowers. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.11, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than fifteen (15) Borrowings of LIBO Loans may be outstanding at any time and no more than eight (8) Borrowings of BA Equivalent Loans may be outstanding at any time.
(b)    The Lead Borrower shall give the Administrative Agent (i) three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans, and (ii) notice of each Borrowing of Prime Rate Loans by the Domestic Borrowers on the proposed day of each Borrowing. The Canadian Borrower shall give the Canadian Agent (i) three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of BA Equivalent Loans or LIBO Loans and (ii) one (1) Business Day’s prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans by the Canadian Borrower. Any such notice, to be effective, must be received by the Administrative Agent or the Canadian Agent, as applicable, (i) not later than 11:00 a.m. on the third Business Day, in the case of LIBO Loans or BA Equivalent Loans, and on the first Business Day, in the case of Prime Rate Loans to the Canadian Borrower, prior to the date on which such Borrowing is to be made and, and (ii) no later than 12:00 noon on the same Business Day in the case of Prime Rate Loans to the Domestic Borrowers on which such Borrowing is to be made. Such notice shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans (and, in the case of the Canadian Borrower, whether the Borrowing is in CD$ or $), BA Equivalent Loans, or LIBO Loans and, if BA Equivalent Loans or LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000, in the case of LIBO Loans, and be in an integral multiple of CD$1,000,000, but not less than CD$ 1,000,000, in the case of BA Equivalent Loans); and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans or BA Equivalent Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each

Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Domestic Lender shall make its share of the Borrowing available at the office of the Administrative Agent at JPMorgan Chase Bank, N.A., JPM Loan & Agency Services, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, DE 19713-2107, and each Canadian Lender shall make its share of the Borrowing available at the office of the Canadian Agent at JPMorgan Chase Bank, N.A., JPM Loan & Agency Services, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, DE 19713-2107, in each case no later than 3:00 p.m., in immediately available funds. Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent and the Canadian Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Agent, as applicable, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent or the Canadian Agent, at (i) in the case of a Domestic Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a Canadian Lender, the greater of the Bank of Canada Overnight Rate and a rate determined by the Canadian Agent in accordance with banking industry rules on interbank compensation, or (iii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent or the Canadian Agent, as applicable, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent or the Canadian Agent, as applicable, shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower or Canadian Borrower.
(c)    [reserved]
(d)    Notwithstanding anything to the contrary herein contained, with respect to the Canadian Borrower, (i) all references to “the Lead Borrower” and “the Administrative Agent” in SECTIONS 2.04(b), 2.04(c), 2.17, and 2.18 shall mean and refer to the Canadian Borrower and the Canadian Agent (except to the extent such provisions already make reference to the Canadian Borrower and the Canadian Agent), respectively, (ii) the address of the Canadian Agent to which each Lender must make its share of Borrowings to the Canadian Borrower available is JPMorgan Chase Bank, N.A., JPM Loan & Agency Services, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, DE 19713-2107, and (iii) the Canadian Agent shall promptly notify the Administrative Agent of each Borrowing by the Canadian Borrower, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Periods applicable thereto.

SECTION 2.05    [Reserved].
SECTION 2.06    Swingline Loans.
(a)    Each Swingline Lender is authorized by the Domestic Lenders and the Canadian Lenders, as applicable, to, and shall, make Swingline Loans at any time (subject to SECTION 2.06(b)) (i) to the Domestic Borrowers up to the Domestic Swingline Loan Ceiling, and (ii) to the Canadian Borrower up to the Canadian Swingline Loan Ceiling, in each case upon a notice of Borrowing from Lead Borrower received by the Administrative Agent or the Canadian Agent, as applicable, and the applicable Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 3:00 p.m. for the Domestic Borrowers and 12:00 noon for the Canadian Borrower, on the Business Day on which such Swingline Loan is requested); provided that the Swingline Lender shall not be obligated to make any Swingline Loan in its reasonable discretion if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure, Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Domestic Lenders and Canadian Lenders, as applicable, (other than Term Lenders) under SECTION 2.22 below. Immediately upon the making of a Swingline Loan, each Domestic Lender or Canadian Lender, as applicable, (other than Term Lenders) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, times the amount of such Swingline Loan. Each Swingline Lender shall have all of the benefits and immunities (A) provided to the Agents in Article VIII with respect to any acts taken or omissions suffered by the Swingline Lender in connection with Swingline Loans made by it or proposed to be made by it as if the term “Agents” as used in Article VIII included each Swingline Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Swingline Lender.
(b)    The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied. If the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (i) the Lead Borrower or the Canadian Borrower, as applicable, shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent, the Canadian Agent, and the applicable Swingline Lender, and the Administrative Agent and the Canadian Agent, as applicable, shall promptly provide each Lender with a copy of the Noncompliance Notice, and (ii) the Required Lenders may direct the applicable Swingline Lender to, and such Swingline Lender thereupon shall, cease making Swingline Loans until such conditions can be satisfied or are waived in accordance with SECTION 9.02. Unless the Required Lenders so direct the applicable Swingline Lender, such Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Domestic Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this SECTION 2.06(b) if the Total Domestic Revolver Outstandings or the Total Canadian Revolver Outstandings, as applicable, would exceed the limitations set forth in SECTION 2.01.

SECTION 2.07    Notes.
(a)Upon the request of any Domestic Lender, the Loans made by such Domestic Lender shall be evidenced by a Revolving Credit Note or Term Note, as applicable, duly executed on behalf of the Domestic Borrowers, dated the Closing Date, payable to such Domestic Lender or its registered assignees, if any, in an aggregate principal amount equal to such Domestic Lender’s Commitment.
(b)Upon the request of any Swingline Lender, the Revolving Credit Loans made by such Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrowers, dated the Closing Date, payable to such Swingline Lender or its registered assignees, if any, in an aggregate principal amount equal to the Domestic Swingline Loan Ceiling or Canadian Swingline Loan Ceiling, as applicable.
(c)Upon the request of any Canadian Lender, the Loans made by such Canadian Lender shall be evidenced by a Revolving Credit Note or Term Note, as applicable, duly executed on behalf of the Canadian Borrower, dated the Closing Date, payable to such Canadian Lender or its registered assignees, if any, in an aggregate principal amount equal to such Canadian Lender’s Commitment.
(d)Each Lender is hereby authorized by the applicable Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of any Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.
(e)Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.
SECTION 2.08    Interest on Loans.
(a)    Interest on Revolving Credit Loans.
(i)    Subject to SECTION 2.12, each Revolving Credit Loan which is a Prime Rate Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the Prime Rate or Canadian Prime Rate, as applicable, plus the Applicable Margin for Prime Rate Loans.
(ii)    Subject to SECTION 2.09 through SECTION 2.12, each Revolving Credit Loan which is a LIBO Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans (or with respect to Loans to the Canadian Borrower made in dollars, the Applicable Margin for LIBO Loans made in dollars or Prime Rate Loans, as applicable).
(iii)    Subject to SECTION 2.12, each Revolving Credit Loan which is a BA Equivalent Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then BA Rate, plus the Applicable Margin for BA Equivalent Loans±
(b)    Interest on Term Loans.
(i)    Subject to SECTION 2.12, each Term Loan which is a Prime Rate Loan made by a Term Lender shall hear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the Prime Rate plus the Term Applicable Margin for Prime Rate Loans.
(ii)    Subject, to SECTION 2.09 through SECTION 2.12, each Term Loan which is a LIBO Loan made by a Term Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Term Applicable Margin for LIBO Loans.
(c)    Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise) and after such maturity on demand.
(d)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.
SECTION 2.09    Conversion and Continuation of Loans.
(a)    The Lead Borrower or the Canadian Borrower, as applicable, shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent or the Canadian Agent, as applicable (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, in the case of the Domestic Borrowers, Dollar denominated Prime Rate Loans to Borrowings of LIBO

Loans or CD$ denominated Prime Rate Loans to Borrowings (other than Canadian Term Loans) of BA Equivalent Loans, in the case of the Canadian Borrower, or (ii) to continue an outstanding Borrowing of LIBO Loans or BA Equivalent Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of dollar denominated Prime Rate Loans, and to convert any outstanding Borrowings of BA Equivalent Loans to a Borrowing of CD$ denominated Prime Rate Loans subject in each case to the following:
(i)    No Borrowing of Loans may be converted into, or continued as, LIBO Loans or BA Equivalent Loans at any time when any Event of Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrowers to incur Breakage Costs upon the occurrence of an Event of Default unless the Obligations are accelerated);
(ii)    If less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Domestic Lenders or Canadian Lenders, as applicable, based upon their Domestic Commitment Percentages, Canadian Commitment Percentages, or Term Percentages, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;
(iii)    The aggregate principal amount of Prime Rate Loans being converted into, or continued as, LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000, and the aggregate principal amount of Prime Rate Loans being converted into, or continued as, BA Equivalent Loans shall be in an integral of CD$ 1,000,000 and at least CD$ 1,000,000;
(iv)    Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or dollar denominated Prime Rate Loan, as the case may be, to its Loan being so converted and also, in the case of each Canadian Lender, shall effect each conversion by applying the proceeds of its new BA Equivalent Loan or CD$ denominated Prime Rate Loan, as the case may be, to its Loan being so converted;
(v)    The Interest Period with respect to a Borrowing of LIBO Loans or BA Equivalent Loans effected by a conversion or in respect to the Borrowing of LIBO Loans or BA Equivalent Loans being continued as LIBO Loans or BA Equivalent Loans, respectively, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;
(vi)    A Borrowing of LIBO Loans or BA Equivalent Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion;
(vii)    In no event shall more than fifteen (15) Borrowings of LIBO Loans be outstanding at any time or more than eight (8) Borrowings of BA Equivalent Loans be outstanding at any time; and

(viii)    Each request for a conversion or continuation of a Borrowing of LIBO Loans or BA Equivalent Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.
(b)    If the Lead Borrower or the Canadian Borrower, as applicable, does not give notice to convert any Borrowing of LIBO Loans or BA Equivalent Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans or BA Equivalent Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of dollar denominated Prime Rate Loans or a Borrowing of CD$ denominated Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent or Canadian Agent, as applicable, shall, after it receives notice from the Lead Borrower or the Canadian Borrower, promptly give each Domestic Lender or Canadian Lender, as applicable, notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.
SECTION 2.10    Alternate Rate of Interest for Loans.
If prior to the commencement of any Interest Period for a LIBO Borrowing or BA Equivalent Loan Borrowing, the Administrative Agent or the Canadian Agent, as applicable:
(a)    Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the BA Rate (in accordance with the terms of the definitions thereof) for such Interest Period; or
(b)    Is advised by the Required Lenders that the Adjusted LIBO Rate or BA Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent or the Canadian Agent, as applicable, shall give notice thereof to the Lead Borrower or the Canadian Borrower, as applicable, and the Lenders, in the case of a requested LIBO Borrowing, and the Canadian Lenders, in the case of a requested BA Equivalent Loan Borrowing, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent or the Canadian Agent notifies the Lead Borrower or the Canadian Borrower, as applicable, and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent or the Canadian Agent, as applicable, shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing or a BA Equivalent Loan Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing or a BA Equivalent Loan Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Lead Borrower or Canadian Borrower, as the case may be.
SECTION 2.11    Change in Legality.

(a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Effective Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Lead Borrower or to the Canadian Borrower, as applicable, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Lead Borrower or the Canadian Borrower, as applicable, for a LIBO Borrowing shall, unless withdrawn, as to such Lender only, be deemed a request for a Dollar denominated Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by such Lender be converted to Dollar denominated Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Dollar denominated Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.
(b)    For purposes of this SECTION 2.11, a notice to the Lead Borrower or to the Canadian Borrower, as applicable, pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and, otherwise, such notice shall be effective on the date of receipt by the Lead Borrower or the Canadian Borrower, as applicable.
SECTION 2.12    Default Interest. Effective upon written notice from the Administrative Agent or the Canadian Agent, as applicable, after the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, interest for all Loans will be increased to, and overdue interest, fees and other amounts owing by the Borrowers (after as well as before judgment, as and to the extent permitted by law) shall accrue interest at, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin) in effect from time to time plus two percent (2.00%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Loans).
SECTION 2.13    Letters of Credit.
Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the Closing Date and prior to the Termination Date, the Lead Borrower on behalf of the Domestic Borrowers, and the Canadian Borrower for itself and its Subsidiaries, may request an Issuing Bank (which in the case of the Canadian Borrower shall be the Canadian Agent or a Canadian Lender) to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Domestic Letter of Credit Outstandings shall exceed the Domestic Letter of Credit Sublimit, (ii) the aggregate Canadian Letter of Credit Outstandings shall exceed the Canadian Letter of Credit Sublimit, (iii) the Total Domestic Revolver Outstandings or the Total Canadian Revolver Outstandings, as applicable, would exceed the limitations set forth in SECTION 2.01(a), (iv) the aggregate Domestic Letter of Credit Outstandings with respect to any Issuing Bank shall exceed the Domestic Letter of Credit Commitment of such Issuing Bank or (v) the aggregate Canadian Letter of Credit Outstandings with respect to any Issuing Bank shall exceed the Canadian Letter of Credit Commitment of such Issuing Bank; provided further that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent or the Canadian Agent that the conditions to such issuance have been met (such notice shall be deemed given (x) if the Issuing Bank has not received notice that the conditions have not been met, within two (2) Business Days of the initial request to the Issuing Bank and the Administrative Agent or Canadian Agent, as applicable, pursuant to SECTION 2.13(h), or (y) if the aggregate undrawn amount under Letters of Credit issued by such Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Lead Borrower, the Administrative Agent and such Issuing Bank, on the same Business Day as the receipt by the Issuing Bank of the request for issuance of a Letter of Credit if the request is received prior to 12:00 noon or on the next Business Day if the request is received after 12:00 noon); and provided further that an Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Applicable Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (C) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to SECTION 2.27(a)(iv)) with respect to the Defaulting Lender arising from either (x) the Letter of Credit then proposed to be issued or (y) that Letter of Credit and all other Letter of Credit Outstandings as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion, (D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder, or (E) such Letter of Credit is not in compliance with SECTIONS 2.13(b) or 2.13(c), as applicable. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement or any Order and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of the applicable Order and this Agreement shall control and any grant of security interest or Lien under any such Letter of Credit application shall be void and of no force and effect.
(a)     A permanent reduction of the Domestic Commitments or Canadian Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable; provided, however, that if the Domestic Total Commitments or Canadian Total Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable, then the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable shall be reduced to an amount equal to (or, at Lead Borrower’s or the Canadian Borrower’s option, less than) the Domestic Total Commitments or Canadian Total Commitments. Any Issuing Bank (other than JPMorgan or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided that (A) until the Administrative Agent advises any such Issuing Bank that Excess Availability is less than $250,000,000, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree. No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)    Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower or the Canadian Borrower, as applicable, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(c)    Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one year after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent and the applicable Issuing Bank) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Maturity Date.
(d)    Drawings under each Letter of Credit shall be reimbursed by the Domestic Borrowers, in the case of any Letter of Credit issued for them, and by the Canadian Borrower,

in the case of a Canadian Letter of Credit, in the currency in which the Letter of Credit is issued by paying to the Administrative Agent or the Canadian Agent, as applicable, an amount equal to such drawing not later than 12:00 noon on the Business Day immediately following the day that the Lead Borrower or the Canadian Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Lead Borrower or the Canadian Borrower, as applicable, and subject to the other provisions of this Agreement, such payments shall be financed when due with a Prime Rate Loan or Swingline Loan to the applicable Borrower in an Equivalent Amount and the same currency and, to the extent so financed, the respective Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan, and (ii) in the event that the Lead Borrower or the Canadian Borrower, as applicable, has notified the Administrative Agent or the Canadian Agent, as applicable, that it will not so finance any such payments, the applicable Borrowers will make payment directly to the applicable Issuing Bank when due. Such payments shall be due on the date specified in the demand for payment by the Issuing Bank. The Administrative Agent or the Canadian Agent, as applicable, shall promptly remit the payments received by it from any Borrower in reimbursement of a draw under a Letter of Credit to the applicable Issuing Bank or the proceeds of a Prime Rate Loan or Swingline Loan, as the case may be, used to finance such payment. The Issuing Banks shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Banks shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, and the Lead Borrower or the Canadian Borrower, as applicable, by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such payment.
(e)    If an Issuing Bank shall make any Letter of Credit Disbursement, then, unless the applicable Borrowers shall reimburse such Issuing Bank in full on the date provided in SECTION 2.13(d), above, the unpaid amount thereof shall bear interest at the rate per annum then applicable to Prime Rate Loans for Domestic Borrowers or the Canadian Borrower, as applicable, for each day from and including the date such payment is made to, but excluding, the date that such Borrowers reimburse such Issuing Bank therefor; provided, however, that, if such Borrowers fail to reimburse such Issuing Bank when due pursuant to this SECTION 2.13(e), then interest shall accrue at the rate set forth in SECTION 2.12. Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent or the Canadian Agent, as applicable, upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.13(g) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(f)    Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Domestic Lender or Canadian Lender, as applicable, (other than a Term Lender)

and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Domestic Commitments or Canadian Commitments pursuant to SECTION 2.02 (other than pursuant to SECTION 2.02(e)), SECTION 2.15, SECTION 2.17 or SECTION 9.04 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Domestic Commitment Percentages or new Canadian Commitment Percentages, as applicable, of the assigning and assignee Lenders. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.
(g)    In the event that an Issuing Bank makes any Letter of Credit Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, which shall promptly notify each Domestic Lender or Canadian Lender, as applicable, of such failure, and each Domestic Lender or Canadian Lender, as applicable, (other than a Term Lender) shall promptly and unconditionally pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Bank the amount of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment in dollars and in same day funds. If an Issuing Bank so notifies the Administrative Agent or the Canadian Agent, as applicable, and the Administrative Agent or the Canadian Agent so notifies the applicable Lenders prior to 11:00 a.m. on any Business Day, each such Domestic Lender or Canadian Lender, as applicable, shall make available to such Issuing Bank such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Domestic Lenders or Canadian Lenders, as applicable, after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day in same day funds). If and to the extent such Domestic Lender or Canadian Lender, as applicable, shall not have so made its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment available to the applicable Issuing Bank, such Domestic Lender or Canadian Lender, as applicable, agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Bank at the Federal Funds Effective Rate, in the case of payments by a Domestic Lender, and the Bank of Canada Overnight Rate, in the case of payments by a Canadian Lender. Each Lender agrees to fund its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Domestic

Lender or Canadian Lender to make available to the applicable Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Domestic Lender or any Canadian Lender, as applicable, of its obligation hereunder to make available to such Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Domestic Lender or Canadian Lender. Whenever any Domestic Lender or Canadian Lender, as applicable, has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Domestic Lender or Canadian Lender shall be entitled to share ratably, based on its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in all payments and collections thereafter received on account of such reimbursement obligation. All participations in Letters of Credit by the Lenders shall be made in such currency as the Letter of Credit is denominated or in the dollar equivalent thereof.
(h)    Whenever the Lead Borrower or the Canadian Borrower, as applicable, desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Lead Borrower or the Canadian Borrower, as applicable, shall give to the applicable Issuing Bank and the Administrative Agent or the Canadian Agent, as applicable, at least two (3) Business Days’ and, solely with respect to Letters of Credit denominated in CD$, five (5) Business Days’, prior written notice (including, without limitation, by telegraphic, telex, facsimile or cable communication) (or, in each case, such shorter period as may be agreed upon in writing by the applicable Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested (and, if for the Canadian Borrower, whether such Letter of Credit is to be denominated in dollars or CD$), the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by an Issuing Bank, the Lead Borrower or the Canadian Borrower, as applicable, shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit; provided that, in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control and any grant of security interest or Lien under any such Letter of Credit application shall be void and of no force and effect.
(i)    Subject to the limitations set forth below, the obligations of the Borrowers to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional, absolute and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by an Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) any lack of validity or enforceability of a Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any

Letter of Credit or against any Issuing Bank or any of the Credit Parties, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) waiver by an Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of any Borrower or any waiver by an Issuing Bank which does not in fact materially prejudice any Borrower; (vi) any honor of a demand for payment presented electronically even if a Letter of Credit requires that demand be in the form of a draft; (vii) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, a Letter of Credit if presentation after such date is authorized by the UCC, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), or the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance), as applicable; (viii) any payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under Bankruptcy Law; (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (x) the fact that any Event of Default shall have occurred and be continuing; provided that the Borrowers shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, punitive or consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    Subject to the terms and conditions of the Orders, if any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower or the Canadian Borrower, as applicable, receives notice from the Administrative Agent or the Canadian Agent, as applicable, or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Loan Parties shall promptly Cash Collateralize the Letter of Credit Outstandings owing by such Loan Parties as of such date. For purposes of this Agreement, “Cash Collateralize” means to deposit in the applicable Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings owing by such Loan Parties as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Administrative Agent or the Canadian Agent for the payment and performance of the Obligations and the Other Liabilities. The Administrative Agent or the Canadian Agent, as applicable, shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits (for the benefit of the applicable Borrower), which investments shall be made at the option and in the sole discretion of the Administrative Agent or the Canadian Agent, as applicable (at the request of the Lead Borrower and at the Borrowers’ risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent or the Canadian Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy the other respective Obligations and the Other Liabilities of the applicable Borrower. If at any time the total amount of funds held as cash collateral are subject to any senior right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than 103% of the Letter of Credit Outstandings owing by the Loan Parties as of such date, the Borrowers will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to such deficiency. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two (2) Business Days after all Events of Defaults have been cured or waived.

(k)    Notwithstanding anything to the contrary contained herein, with respect to the Canadian Borrower only, if an Issuing Bank for any Canadian Letter of Credit is not the Canadian Agent or a Canadian Lender: (i) the Canadian Borrower authorizes the Canadian Agent to arrange for the issuance of Canadian Letters of Credit from such Issuing Bank and to pay and indemnify (the “L/C Credit Support”) such Issuing Bank from and against all reasonable charges in connection with the issuance, negotiation, settlement, amendment and processing of each such Canadian Letter of Credit, and the Canadian Borrower agrees to pay and indemnify the Canadian Agent for and in respect of the L/C Credit Support and agrees that such obligation to pay and indemnify shall be deemed Canadian Liabilities; (ii) any notices, requests or applications under this SECTION 2.13 shall contemporaneously be delivered to both such Issuing Bank and the Canadian Agent; (iii) drawings under any Letters of Credit as provided in and L/C Disbursements as provided in SECTION 2.13(d) shall immediately and on the same Business Day be reimbursed by the Canadian Agent, and all interest accruing or payable pursuant to SECTION 2.13(d) or SECTION 2.13(f) shall be for the account of the Canadian Agent and not the Issuing Banks; and (iv) the Canadian Borrower’s reimbursement obligation under SECTION 2.13(d) and/or SECTION 2.13(g) shall be due to the Canadian Agent and the Lenders shall make available to the Canadian Agent (for its own account) the amount of its payment provided for in SECTION 2.13(g).
(l)    Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Agents in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and letter of credit applications and other documents, instruments or agreements relating to such Letters of Credit as fully as if the term “Agents” as used in Article V included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
(m)    Unless otherwise expressly agreed by the Issuing Bank and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Banks shall not be responsible to the Borrowers for, and the Issuing Banks’ rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Issuing Banks required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(n)    [Reserved].
(o)    Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any manner that would result in a violation of any applicable Sanctions by any Person a party to this Agreement.
SECTION 2.14    Increased Costs.
(a)If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks;
(ii)    subject any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or such Issuing Bank, the Domestic Borrowers or the Canadian Borrower, as applicable, will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower or the Canadian Borrower, as applicable, and shall be conclusive absent manifest error. The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this SECTION 2.14 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15    Termination or Reduction of Commitments.
(a)    Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Domestic Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Domestic Commitments of each Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Domestic Borrowers shall pay to the Administrative Agent, for application as provided in clause (i) of this SECTION 2.15(a), (A) at the effective time of any such termination (but not any partial reduction), all earned and unpaid Unused Fees accrued on the Domestic Commitments so terminated and (B) at the effective time of any such reduction or termination, any amount by which the Total Domestic Revolver Outstandings on such date exceed the amount to which the Domestic Commitments are to be reduced effective on such date.
(b)    Upon at least two (2) Business Days’ prior written notice to the Canadian Agent, the Canadian Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Canadian Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Canadian Commitments of each Canadian Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Canadian Borrower shall pay to the Canadian Agent, for application as provided in clause (i) of this SECTION 2.15(b), (A) at the effective time of each such termination (but not any partial reduction), all earned and unpaid Canadian Unused Fees accrued on the Canadian Commitments so terminated and (B) at the effective time of each such reduction or termination, any amount by which the Total Canadian Revolver Outstandings on such date exceed the amount to which the Canadian Commitments are to be reduced effective on such date.
(c)    In the event that the Lead Borrower terminates the Domestic Commitments, the Canadian Commitments shall be deemed to have also been terminated, without any further action by the Lead Borrower, the Canadian Borrower or any Credit Party.
SECTION 2.16    Optional Prepayment of Loans: Reimbursement of Lenders.
(a)The Borrowers shall have the right, at any time and from time to time, to prepay (without a commitment reduction) outstanding Revolving Credit Loans and Term Loans, in whole or in part, (x) with respect to LIBO Loans or BA Equivalent Loans, upon at least three (3) Business Days’ prior written, telex or facsimile notice to the Administrative Agent or the Canadian Agent, as applicable, prior to 12:00 noon, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent or the Canadian Agent, as applicable, prior to 12:00 noon (or 11:00 a.m. in the case of the CD$ Prime Rate Loans or Dollar denominated Prime Rate Loans of the Canadian Borrower), subject in each case to the following limitations: Notwithstanding the foregoing, Term Loans may not be voluntarily prepaid unless and until either all other Obligations or Canadian Liabilities, as applicable (other than, in each case, Term Loans) have been paid in full and all Letters of Credit have been Cash Collateralized.
(i)    Subject to SECTION 2.17, all prepayments of Revolving Credit Loans shall be paid to the Administrative Agent or the Canadian Agent, as applicable, for application (except as otherwise directed by the applicable Borrower), first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, and, third, if an Event of Default then exists, to Cash Collateralize the Letter of Credit Outstandings. All prepayments of Term Loans shall be paid to the Administrative Agent or the Canadian Agent, as applicable, for application to the prepayment of outstanding Term Loans.
(ii)    Subject to the foregoing, outstanding Prime Rate Loans of the Domestic Borrowers shall be prepaid before outstanding LIBO Loans are prepaid, and outstanding Prime Rate Loans of the Canadian Borrower shall be prepaid before outstanding BA Equivalent Loans or LIBO Loans are prepaid (except as otherwise directed by the applicable Borrower). Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $10,000,000), and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$1,000,000 (but in no event less than CD$5,000,000). No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the applicable Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans or BA Equivalent Loans shall result in the aggregate principal amount of the LIBO Loans or BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 or CD$5,000,000, as applicable (unless all such outstanding LIBO Loans or BA Equivalent Loans are being prepaid in full). No partial prepayment of a Borrowing of BA Equivalent Loans shall result in the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$5,000,000 (unless all such outstanding BA Equivalent Loans are being prepaid in full); and
(iii)    Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans or BA Equivalent Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable; provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the applicable Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent or the Canadian Agent, as applicable, shall, promptly after receiving notice from the Lead Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
(b)    The Domestic Borrowers shall reimburse each Domestic Lender and the Canadian Borrower shall reimburse each Canadian Lender as set forth below for any loss incurred or to be incurred by the Domestic Lenders or the Canadian Lenders, as applicable, in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan or BA Equivalent Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid other than on the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Lead Borrower or the Canadian Borrower, as applicable, delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans or BA Equivalent Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason (including, without limitation, revocation by a Borrower of a notice of Borrowing) other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.09, SECTION 2.10 or SECTION 2.11, or (iii) in the event that after a Borrower delivers a notice of commitment reduction under SECTION 2.15 or a notice of prepayment under this SECTION 2.16 in respect of LIBO Loans or BA Equivalent Loans, such commitment reductions or such prepayments are not made on the day specified in such notice of reduction or prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate or BA Equivalent Rate, as applicable, for such Revolving Credit Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan or BA Equivalent Loan with Prime Rate Loans other than on the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO Loan of BA Equivalent Loan, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan or BA Equivalent Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market or, in the case of a BA Equivalent Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with The Toronto-Dominion Bank. Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower or the Canadian Borrower, as applicable, from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice; provided that the requirements of this SECTION 2.16(b) shall not be condition upon any actual match funding by any Lender.
(c)    [Reserved].
(d)    Whenever any partial prepayment of Revolving Credit Loans is to be applied to LIBO Loans or BA Equivalent Loans, such LIBO Loans or BA Equivalent Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Lead Borrower or the Canadian Borrower, as applicable, may otherwise designate in writing.
SECTION 2.17    Mandatory Prepayment of Loans; Mandatory Reduction or Termination of Commitments; Cash Collateral. The outstanding Obligations shall be subject to prepayment as follows:
(a)    If, at any time, the Total Domestic Revolver Outstandings exceeds Domestic Availability, including, without limitation, as a result of one or more fluctuations in the exchange rate of the CD$ against the dollar, the Domestic Borrowers will, immediately upon notice from the Administrative Agent: (i) prepay the Revolving Credit Loans in an amount necessary to eliminate such excess; and (ii) if, after giving effect to the prepayment in full of all outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the Domestic Letters of Credit Outstanding.
(b)    If, at any time, the Total Canadian Revolver Outstandings exceeds Canadian Availability, in each case calculated in dollars at the Equivalent Amount, including, without limitation, as a result of one or more fluctuations in the exchange rate of the CD$ against the dollar, the Canadian Borrower will immediately upon notice from the Canadian Agent (or within five (5) Business Days after notice from the Canadian Agent if such excess is solely the result of one or more fluctuations in the exchange rate of the CD$ against the dollar and the Canadian Loan Ceiling has not been exceeded) (i) prepay the Revolving Credit Loans to the Canadian Borrower in an amount necessary to eliminate such excess, and (ii) if, after giving effect to the prepayment in full of all such outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the Canadian Letters of Credit Outstanding.

(c)    If at any time, the calculation of Canadian Loan to Value is less than zero (0), the Canadian Borrower will, upon notice from the Canadian Agent, promptly prepay the Revolving Credit Loans that were made to the Canadian Borrower in such amount as may be necessary so that, after giving effect to such prepayment, the Canadian Loan to Value is not less than zero.
(d)    The Revolving Credit Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable.
(e)    [Reserved]
(f)    [Reserved]
(g)    Subject to the foregoing, outstanding Prime Rate Loans of the Domestic Borrowers shall be prepaid before outstanding LIBO Loans of the Domestic Borrowers are prepaid and outstanding Prime Rate Loans of the Canadian Borrower shall be prepaid before outstanding BA Equivalent Loans or LIBO Loans of the Canadian Borrower are prepaid. No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the applicable Borrowers reimburse the Domestic Lenders or Canadian Lenders, as applicable, for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent or the Canadian Agent, as applicable, shall hold all amounts required to be applied to LIBO Loans or BA Equivalent Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans and BA Equivalent Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ or the Canadian Agent’s rights upon the subsequent occurrence of an Event of Default). A prepayment of the Revolving Credit Loans pursuant to SECTION 2.16 or this SECTION 2.17 shall not permanently reduce the Commitments. A prepayment of the Term Loans shall permanently reduce the Term Loans and may not he reborrowed.
(h)    All amounts required to be applied to all Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Domestic Lender’s Domestic Commitment Percentage or each Canadian Lender’s Canadian Commitment Percentage, as applicable. All credits against the Obligations or the Canadian Liabilities shall be conditioned upon final payment to the Administrative Agent or the Canadian Agent, as applicable, of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent or the Canadian Agent, as applicable, shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Secured Parties against all claims and losses resulting from such dishonor or return.

(i)    Without in any way limiting the provisions of SECTION 2.17(a) or SECTION 2.17(b), the Administrative Agent shall, monthly (or more frequently in the Administrative Agent’s reasonable discretion in the event of a material change in the foreign exchange rates), make the necessary exchange rate calculations to determine whether any such excess described in such Sections exists on such date.
(j)    Upon the Termination Date, the Commitments of the Lenders and the credit facility provided hereunder shall be terminated in full, and the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations and Other Liabilities then owing by them to the Lenders, and the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all other Canadian Liabilities owing by it to the Lenders.
(k)    All Obligations, Canadian Liabilities and Other Liabilities shall be payable to the Administrative Agent or the Canadian Agent, as applicable, in the currency in which they are denominated.
(l)    In the event of a direct conflict between the priority provisions of this SECTION 2.17 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this SECTION 2.17 shall control and govern.
SECTION 2.18    Cash Management.
(a)Promptly upon (and in any event not later than two Business Days following) the occurrence of a Cash Dominion Event, the Loan Parties, upon the request of the Collateral Agent, shall deliver to the Collateral Agent a schedule of all DDAs, that to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which schedule includes, with respect to each depository, (i) the name and address of such depository, (ii) the account number(s) maintained with such depository, and (iii) a contact person at such depository.
(b)    [Reserved.]
(c)    Each Loan Party has or shall have:
(i)    delivered to the Administrative Agent and the Canadian Agent, as applicable, notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit K which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors. Schedule 2.18(b) sets forth all credit card processing agreements as of the Effective Date;
(ii)    entered into a blocked account agreement (each, a “Blocked Account Agreement”) in form and substance reasonably satisfactory to the Collateral Agent or the Canadian Agent, as applicable, with any bank with which such Loan Party maintains deposit account(s) into which the DDA’s are swept (collectively, the “Blocked Accounts”). Schedule 2.18(c)(ii) sets forth all Blocked Accounts as of the Effective Date.
(d)    Each Credit Card Notification and Blocked Account Agreement shall require, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) (other than amounts not to exceed $25,000,000 in the aggregate which may be deposited into a segregated DDA (not to be located in the Province of Quebec, Canada) which the Lead Borrower designates in writing to the Administrative Agent as being the “uncontrolled cash account” (the “Designated Account”)) to the concentration account maintained by the Administrative Agent at JPMorgan Chase Bank, N.A. (the “Domestic Concentration Account”) or maintained by the Canadian Agent (the “Canadian Concentration Account”), from:
(i)    the sale of Inventory and other Collateral;
(ii)    all proceeds of collections of Accounts;
(iii)    each Blocked Account (including all cash deposited therein from each DDA (other than the Designated Account); and
(iv)    the cash proceeds of all credit card charges.
(e)    If, at any time during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by any Loan Party (other than (i) an amount of up to $25,000,000 that is on deposit in the Designated Account, which funds shall not be funded from, or when withdrawn from the Designated Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Cash Dominion Event continues, (ii) de minimis cash or cash equivalents inadvertently misapplied by the Loan Parties and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Collateral Agent or the Canadian Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement.
(f)    The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent or the Canadian Agent, as applicable, of appropriate Blocked Account Agreements (unless expressly waived by the Collateral Agent or the Canadian Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Collateral Agent and, if applicable, the Canadian Agent. The Loan Parties shall furnish the Collateral Agent with prior written notice of their intention to open or close a Blocked Account and the Collateral Agent shall promptly notify the Lead Borrower as to whether the Collateral Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Collateral Agent and, if applicable, the Canadian Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless, contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Administrative Agent or the Canadian Agent, as applicable.
(g)    The Loan Parties may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
(h)    The Domestic Concentration Account and the Canadian Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent or the Canadian Agent, as applicable. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from such Concentration Accounts, (ii) the funds on deposit in such Concentration Accounts shall at all times continue to be collateral security for all of the Obligations and the Other Liabilities, provided that funds in the Canadian Concentration Account shall be applied only to the Canadian Liabilities, and (iii) the funds on deposit in each such Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this SECTION 2.18, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent or the Canadian Agent, as applicable, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the applicable Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent or the Canadian Agent, as applicable.
(i)    Any amounts received in the Domestic Concentration Account or the Canadian Concentration Account at any time when all of the Obligations or the Canadian Liabilities, as applicable, and Other Liabilities then due have been and remain fully repaid shall be remitted to the operating account of the Domestic Borrowers or the Canadian Borrower maintained with the Administrative Agent or the Canadian Agent, respectively.
(j)    The Administrative Agent or the Canadian Agent, as applicable, shall promptly (but in any event within one (1) Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.
(k)    The following shall apply to deposits and payments under and pursuant to this Agreement:
(i)    Funds shall be deemed to have been deposited to the applicable Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent or the Canadian Agent, as applicable, by 4:00 p.m. on that Business Day (except that, if the Obligations or Canadian Liabilities are being paid in full, by 2:00 p.m. on that Business Day);

(ii)    Funds paid to the Administrative Agent or the Canadian Agent, as applicable, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent or the Canadian Agent, as applicable, by 4:00 p.m. on that Business Day (except that, if the Obligations or Canadian Liabilities are being paid in full, by 2:00 p.m. on that Business Day);
(iii)    If a deposit to a Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. (or, to the Canadian Agent, until after 2:00 p.m.) on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;
(iv)    If any item deposited to a Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent or the Canadian Agent, as applicable, shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the applicable Loan Parties shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return.
(l)    Notwithstanding anything to the contrary in this SECTION 2.18, the Loan Parties shall be afforded a period of 60 days after the Effective Date to establish the arrangements described in this SECTION 2.18, as such period may be extended by the Administrative Agent in its reasonable discretion.
SECTION 2.19    Fees.
(a)The Borrowers agree to pay to the Agents the fees in the amounts and on the dates as set forth in any fee letters or fee agreements with the Agents and to perform any other obligations (including the requirement to amend the Loan Documents pursuant to the “market flex” provisions) contained therein.
(b)    The Domestic Borrowers shall pay the Administrative Agent, for the account of the Lenders having Domestic Commitments, an aggregate fee (the “Unused Fee”) equal to 0.375% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Domestic Commitment (it being understood and agreed that outstanding Swingline Loans will be disregarded in the calculation of such Unused Domestic Commitment), during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Closing Date or on the Termination Date). The Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Termination Date. The Administrative Agent shall pay the Unused Fee to the Lenders having Domestic Commitments upon the Administrative Agent’s receipt of the Unused Fee based upon their pro rata share of an amount equal to the aggregate Unused Fee to all Lenders having Domestic Commitments.
(c)    The Canadian Borrower shall pay the Canadian Agent, for the account of the Lenders having Canadian Commitments, an aggregate fee (the “Canadian Unused Fee”)

equal to 0.375% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Canadian Commitment (it being understood and agreed that outstanding Swingline Loans will be disregarded in the calculation of such Unused Canadian Commitment), during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Closing Date or on the Termination Date). The Canadian Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Termination Date. The Canadian Agent shall pay the Canadian Unused Fee to the Lenders having Canadian Commitments upon the Canadian Agent’s receipt of the Canadian Unused Fee based upon their pro rata share of an amount equal to the aggregate Canadian Unused Fee to all Lenders having Canadian Commitments.
(d)    The Domestic Borrowers shall pay the Administrative Agent and the Canadian Borrower shall pay to the Canadian Agent, for the account of the Domestic Lenders or the Canadian Lenders, as applicable, (other than Term Lenders) on the first day of each September, December, March and June, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average Stated Amount of the following categories of Letters of Credit outstanding during the three month period then ended:
(i)    Standby Letters of Credit for the Domestic Borrowers: for the account of each Lender in accordance with its Domestic Commitment Percentage, at a per annum rate equal to the then Applicable Margin for LIBO Loans;
(ii)    Commercial Letters of Credit for the Domestic Borrowers: for the account of each Lender in accordance with its Domestic Commitment Percentage, at a rate per annum equal to fifty percent (50%) of the Applicable Margin for LIBO Loans;
(iii)    Standby Letters of Credit for the Canadian Borrower: for the account of each Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to the then Applicable Margin for BA Equivalent Loans;
(iv)    Commercial Letters of Credit for the Canadian Borrower: for the account of each Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to fifty percent (50%) of the Applicable Margin for BA Equivalent Loans; and
(v)    After the occurrence and during the continuance of an Event of Default and acceleration of the Obligations or the Canadian Liabilities, as applicable, if the Domestic Letter of Credit Outstandings or of the Canadian Letter of Credit Outstandings, as applicable, as of such date, plus accrued and unpaid interest thereon, have not been Cash Collateralized, effective upon written notice from the Administrative Agent or the Canadian Agent, as applicable, the Letter of Credit Fee shall be increased, at the option of the Administrative Agent or the Canadian Agent, as applicable, by an amount equal to two percent (2%) per annum.

(e)    The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay directly to the applicable Issuing Bank, on the first day of each September, December, March and June, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable and actual days elapsed, in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank equal to 0.125% per annum of the average Stated Amount of such Letter of Credit outstanding under during the three-month period then ended and shall also pay directly to the applicable Issuing Bank, on demand, the reasonable and customary fees and charges of such Issuing Bank in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank.
(f)    In the event that, prior to the 6 month anniversary of the Closing Date, all or any portion of the Term Loans is (i) repaid, prepaid, refinanced or replaced with any term loan financing, or (ii) repriced or effectively refinanced through any waiver, consent, amendment or amendment and restatement, and in the case of each of (i) and (ii) above, the effect thereof is to lower the All-in Yield of the Term Loans (or portion thereof) or new term loan financing, as applicable, from the All-in Yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Event”), the Borrowers shall pay to Administrative Agent for the account of Term Lenders (A) in the case of clause (i), a prepayment premium equal to 1.00% of the aggregate principal amount of the Term Loans so repaid, prepaid, refinanced, replaced or repriced and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Term Loans repriced or effectively refinanced through such waiver, consent, amendment or amendment and restatement. If all or any portion of the Term Loans held by any Term Lender is subject to mandatory assignment pursuant to SECTION 9.02(c) as a result of, or in connection with, such Term Lender’s not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Event) on or prior to the 6 month anniversary of the Closing Date, the Borrowers shall pay to such Term Lender (and not any Person replacing such Term Lender pursuant to SECTION 9.02(c), its pro rata portion (as determined immediately prior to it being so replaced) of a prepayment premium under clause (ii) of the immediately preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.
(g)    Notwithstanding anything to the contrary herein contained, the Borrowers shall not be obligated to pay any Unused Fees or Canadian Unused Fees to or for the account of any Lender to the extent and during the period such Lender is a Defaulting Lender.
(h)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Agent, as applicable, for the respective accounts of the Administrative Agent or the Canadian Agent, as applicable, and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances. For greater certainty, the Canadian Borrower shall not be liable for any fees which form part of the Obligations unless they are Canadian Liabilities (including as provided in SECTION 2.19(a), SECTION 2.19(c) or SECTION 9.03).
SECTION 2.20    Maintenance of Loan Account; Statements of Account.

(a)    The Administrative Agent or the Canadian Agent, as applicable, shall maintain an account on its books in the name of the Domestic Borrowers and the Canadian Borrower (each, the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to such Borrowers or for such Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations or Canadian Liabilities, as applicable, that have become payable.
(b)    The Loan Account will be credited with all amounts received by the Administrative Agent or by the Canadian Agent from the applicable Borrower or from others for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(e) or SECTION 7.03, as applicable. After the end of each month, the Administrative Agent or the Canadian Agent, as applicable, shall send to the Domestic Borrowers and the Canadian Borrower, as applicable, a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, or the Canadian Agent, as applicable, the Lenders and the applicable Borrowers during that month. The monthly statements shall, absent manifest error, shall be deemed presumptively correct.
SECTION 2.21    Payments; Sharing of Setoff.
(a)    The Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(b) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim, in the same currency in which the Credit Extension was made. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made, as applicable, to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., JPM Loan & Agency Services, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, DE 19713-2107, or to the Canadian Agent at its offices at JPMorgan Chase Bank, N.A., JPM Loan & Agency Services, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, DE 19713-2107, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to SECTIONS 2.14, 2.16(b), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. Subject to SECTION 2.22, the Administrative Agent or the Canadian Agent, as applicable, shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings or BA Equivalent Loan Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings or BA Equivalent Loan Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments in respect of any Loan or Letter of Credit shall be repaid in the currency in which such Loan or Letter of Credit was originally disbursed or issued.
(b)    All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTION 2.17 or SECTION 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent or the Canadian Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent or the Canadian Agent, as applicable, has distributed to the applicable Lender its Commitment Percentage thereof.
(c)    Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Domestic Lenders or the Canadian Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Agent as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Domestic Lenders or the Canadian Lenders, as applicable, or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate in the case of amounts to be paid by the Domestic Lenders and at the Bank of Canada Overnight Rate in the case of payments to be made by the Canadian Lenders.
SECTION 2.22    Settlement Amongst Lenders.
(a)    The Swingline Lender may, at any time (but, in any event shall weekly, as provided in SECTION 2.22(b)), on behalf of the Domestic Borrowers or the Canadian Borrower, as applicable (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent or the Canadian Agent, as applicable, to cause the Domestic Lenders and the Canadian Lenders, as applicable, (other than Term Lenders) to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Domestic Commitment Percentage or Canadian Commitment

Percentage, as applicable, of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in ARTICLE IV have been satisfied. Upon such request, each Domestic Lender or Canadian Lender, as applicable, (other than Term Lenders) shall make available to the Administrative Agent or the Canadian Agent, as applicable, the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Domestic Lenders or the Canadian Lenders and the request therefor is received prior to 11:00 a.m. on a Business Day, such transfers shall be made in immediately available funds on that day; and, if the request therefor is received after 11:00 a.m., then no later than on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to, or warranty by, the Administrative Agent, the Canadian Agent, or the Swingline Lender. If and to the extent any Domestic Lender or Canadian Lender, as applicable, (other than Term Lenders) shall not have so made its transfer to the Administrative Agent or the Canadian Agent, such Domestic Lender or Canadian Lender agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, at the Federal Funds Effective Rate, in the case of amounts to be paid by the Domestic Lenders, and at the Bank of Canada Overnight Rate, in the case of payments to be made by the Canadian Lenders.
(b)    The amount of each Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of outstanding Revolving Credit Loans (including outstanding Swingline Loans, except that settlements of Swingline Loans during the months of November and December of each year shall be required to be made by the Swingline Lender only with respect to those Swingline Loans in excess of $25,000,000 in the aggregate (the “Excess Swingline Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s or the Canadian Agent’s, as applicable, discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) and repayments of Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) received by the Administrative Agent or Canadian Agent, as applicable, as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent or the Canadian Agent, as applicable.
(c)    The Administrative Agent or the Canadian Agent, as applicable, shall deliver to each of the Domestic Lenders or Canadian Lenders, as applicable, promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender and Canadian Lender its applicable Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of repayments, and (ii) each Domestic Lender and Canadian Lender, as applicable, (other than Term Lenders) shall transfer to the Administrative Agent or the Canadian Agent, as applicable (as provided below), or the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic

Lender or Canadian Lender, as applicable, (other than Term Lenders) such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Domestic Lender and Canadian Lender with respect to Revolving Credit Loans to the Domestic Borrowers and the Canadian Borrower, respectively (including Swingline Loans, other than Excess Swingline Loans), shall be equal to such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of Revolving Credit Loans (including Swingline Loans which are not Excess Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent or the Canadian Agent, as applicable, by the Domestic Lenders or the Canadian Lenders and is received prior to 11:00 a.m. on a Business Day, such transfers shall be made in immediately available funds on that day; and, if received after 11:00 a.m., then no later than on the next Business Day. The obligation of each Domestic Lender and Canadian Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Domestic Lender shall not have so made its transfer to the Administrative Agent or the Canadian Agent, as applicable, such Domestic Lender or Canadian Lender (other than Term Lenders) agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, at the Federal Funds Effective Rate, in the case of amounts to be paid by the Domestic Lenders, and at the Bank of Canada Overnight Rate, in the case of payments to be made by the Canadian Lenders.
SECTION 2.23    Taxes.
(a)    Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by Applicable Law; provided, however, that if a Loan Party or any Agent shall be required by Applicable Law to deduct or withhold any Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that, after making all required deductions, withholding or remittances for such Taxes (including deductions and withholding applicable to additional sums payable under this SECTION 2.23), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Loan Party or the Agents, as applicable, shall make such deductions or withholding and (iii) the Loan Party or the Agents, as applicable, shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    (i) The Domestic Borrowers shall indemnify each Credit Party, and the Canadian Borrower shall indemnify the Canadian Agent, each Canadian Lender and the Issuing Banks of any Letter of Credit on its behalf, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit

Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that, if any Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with such Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further that the Borrowers shall not be required to compensate any Credit Party pursuant to this SECTION 2.23 for any amounts incurred in any Fiscal Year for which such Lender is claiming compensation if such Credit Party does not furnish notice of such claim within 90 days from the later of the final assessment of an Indemnified Tax or Other Tax by a Governmental Authority or the payment of such Indemnified Taxes or Other Taxes; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agents against any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agents for such Indemnified Taxes or Other Taxes, as applicable, and without limiting the obligation of the Loan Parties to do so), (y) the Agents and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of SECTION 9.04(e)(vii) relating to the maintenance of a Participant Register and (z) the Agents and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Agents or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to such Agent under this clause (ii).
(d)    As soon as practicable after any payment pursuant to this SECTION 2.23 by a Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable.
(e)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax (including backup withholding) or with respect to information reporting requirements with respect to any payments under any Loan Document shall, without limitation by the more specific provisions of the rest of SECTION 2.23 deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. Any Domestic Lender that is not a Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent on or before the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two (2) copies of a properly completed and duly executed United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign Lender that is a Domestic Lender that is entitled to an exemption from, or reduction in, withholding tax shall deliver to the Lead Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN, W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying forms), or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, (A) the applicable Form W-8BEN or W-8BEN-E, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party (other than the Canadian Borrower and its Subsidiaries), and (3) is not a controlled foreign corporation related to the Loan Parties (other than the Canadian Borrower and its Subsidiaries) (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.23(e), a Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Lender is not legally able to deliver. If a payment made to a Credit Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Lead Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Credit Party has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this SECTION 2.23(e), FATCA shall include any amendments made to FATCA after the date of this Agreement.
(f)    The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(g)    If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Effective Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including, without limitation, a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(g); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.
(h)    If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrowers may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.
(i)    If any Credit Party reasonably determines that it has actually and finally realized, by reason of a refund of any Indemnified Taxes or Other Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out of pocket expenses (including Taxes) incurred in securing such refund. The Lead Borrower, upon the request of such Credit Party, shall repay to such Credit Party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Credit Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Credit Party be required to pay any amount to the Lead Borrower pursuant to this paragraph (i) the payment of which would place the Credit Party in a less favorable net after-Tax position than the Credit Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax has never been paid. This paragraph shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Lead Borrower or any other Person.
(j)    Each Lender (other than a Person who becomes a lender to the Canadian Borrower as a result of the provisions of SECTION 8.17) which has a Canadian Commitment hereby certifies that it is a Canadian Lender. Each Person that becomes a Lender to the Canadian Borrower hereafter (other than as a result of the provisions of SECTION 8.17 or otherwise following the occurrence of a Determination Date) shall promptly deliver to the Canadian Borrower and the Canadian Agent a certificate confirming that such Person is a Canadian Lender or is otherwise exempt from withholding taxes. If any such Lender (other than a Lender that becomes a Canadian Lender as a result of the provisions of SECTION 8.17) is not a Canadian Lender or otherwise is not exempt from the payment of withholding taxes on interest payments to it, prior to the Determination Date only, such Lender shall not be entitled to payments hereunder with respect to taxes imposed under Part XIII of the Income Tax Act (Canada) and such interest payments will be net of any applicable withholding taxes required to be withheld and remitted by the payor.
(k)    Each Administrative Agent (other than the Canadian Agent) shall deliver to the Borrower on or before the date on which it becomes a party to this Agreement, either (i) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Administrative Agent is exempt from U.S. federal backup withholding, or (ii)(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI to establish that the Administrative Agent is not subject to withholding Taxes under the Internal Revenue Code with respect to any amounts payable for the account of the Administrative Agent under any of the Loan Documents and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or applicable successor form) certifying that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from the Borrower for the account of others under the Loan Documents.
SECTION 2.24    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrowers (in the case of the Canadian Borrower, only in respect of any Canadian Lender) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
(b)    If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11 for thirty (30) consecutive days, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or if any Lender is a Defaulting Lender or otherwise defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender (and the Canadian Agent only in the case of a Canadian Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of an assignment resulting from a Lender becoming a Minority Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.25    Designation of Lead Borrower as Domestic Borrowers’ Agent.
(a)    Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Domestic Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to the Administrative Agent and each Domestic Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Domestic Lenders to such Domestic Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Domestic Borrower.
(b)    Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations, Other Liabilities and Canadian Liabilities of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers; provided that the Canadian Borrower and its Subsidiaries shall be liable only for the Canadian Liabilities.
(c)    The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a Domestic Borrower) on whose behalf the Lead Borrower has requested a Revolving Credit Loan. None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.
(d)    The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Domestic Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority; and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Financial Officers of each Domestic Borrower; and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.
SECTION 2.26    Priority; Liens; Payment of Obligations.
(a)    Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order and Canadian Initial Order, (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents, including all Loans and obligations in respect of Letters of Credit, and the obligations of the Borrower and its Subsidiaries under any Other Liabilities, and subject to Excluded Swap Obligations, the obligations of each Guarantor in respect of its guarantee of all of the foregoing, shall, subject to the Carve-Out, the Canadian Priority Charges (in the case of the Canadian DIP Charge) and Permitted Prior Liens (other than the Primed Liens), at all times:
(i)    in the case of the Obligations of the US Debtors, pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority claim status in the US Cases (the “US Superpriority Claims”) (but excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Order, to the extent approved by the Bankruptcy Court, such lien shall attach to any proceeds of Avoidance Actions), with the priority of the claims in respect of the Facilities relative to the claims in respect of the DIP Term Loan Facility as set forth in the Orders and the Intercreditor Agreement; provided, however, that for the avoidance of doubt, no CFC or FSHCO shall be obligated on any US Superpriority Claim;
(ii)    in the case of the Obligations of the US Debtors, pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a perfected third priority (junior to the Liens in respect of the DIP Term Loan Facility, the Secured Wayne Loans and Secured Intercompany Advances and adequate protection liens with respect to the Prepetition Term Loans) security interest in and Lien upon all of the Collateral of the Domestic Loan Parties, whether consisting of real, personal, tangible or intangible property (including all of the outstanding shares of capital stock of subsidiaries) that are not subject to valid, perfected and non-avoidable Liens, excluding Avoidance Actions and, prior to entry of the Final Order, the proceeds of avoidance actions (it being understood that, notwithstanding such exclusion of avoidance actions, the proceeds of such actions (including, without limitation, assets as to which Liens are avoided) shall, after entry of the Final Order, be subject to such Liens under Section 364(c)(2) of the Bankruptcy Code and available to repay the Loans and all other Obligations), with the priority of the Liens in respect of the Facilities relative to the Liens in respect of the DIP Term Loan Facility as set forth in the Orders and the Intercreditor Agreement;
(iii)    in the case of the Obligations of the US Debtors, pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and Lien upon all pre- and post-petition Collateral of the Domestic Loan Parties, whether now existing or hereafter acquired, of the same nature, scope and type as the collateral purportedly securing amounts outstanding under the Prepetition ABL and FILO Credit Agreement on a first priority basis (such collateral, the “Prepetition ABL Priority Collateral”). Such security interests and Liens shall be (x) in respect of the Prepetition ABL Priority Collateral, senior in all respects to the security interests and liens of the secured parties under the Prepetition ABL and FILO Credit Facility, (y) in respect of the Prepetition ABL Priority Collateral, senior in all respects to the security interests and liens of the secured parties under the Prepetition Term Loan Credit Facility (the Liens, described in clause (x) and (y), the “Priming Liens”), and (z) in respect of the pre-and post-petition property of the Domestic Loan Parties, of the nature, scope and type as purportedly secures any obligations under or in connection with the Prepetition Term Loan Agreement on a first priority basis, junior to the security interests and liens of the secured parties under the Prepetition Term Loan Credit Facilities, in each case arising from their respective current and future liens;
(iv)    in the case of the Obligations of the US Debtors, pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior lien on all of the Collateral of the Domestic Loan Parties that are subject to (x) valid, perfected and non-avoidable liens in existence at the time of the commencement of the Cases (other than the Primed Liens) or (y) valid liens (other than Primed Liens) in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (together with the assets described in clauses (ii) and (iii) above, the “US Collateral”), with the priority of the claims in respect of the Facilities relative to the claims in respect of the DIP Term Loan Facility as set forth in the Intercreditor Agreement; and
(v)    in the case of the Obligations of the Canadian Borrower, pursuant to the terms of the Canadian Initial Order, be secured by a valid, binding, continuing, enforceable, fully-perfected superpriority (subject only to the Canadian Priority Charges) senior priming charge, security interest in and lien upon all property of the Canadian Borrower, whether now existing or hereafter acquired (the “Canadian DIP Charge” and, together with the US Superpriority Claims, the “Superpriority Claims”);
(b)
(i)    Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order and the Canadian Initial Order, (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the U.S. Debtors’ US Unencumbered Property (as each term is defined in the Interim Order) and all of the Canadian Borrower’s Property (as such term is defined in the Canadian Initial Order), shall be created and (to the extent the Interim Order and the Canadian Initial Order, (and, when entered, the Final Order) is effective to perfect under local law) perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument.
(ii)    Further to Section 2.26(b)(i), the Interim Order and the Canadian Initial Order (and, when entered, the Final Order), subject to Section 2.26(d) below, to secure the full and timely payment and performance of (A) in the case of any Domestic Loan Party, the Obligations and Other Liabilities, and (B) in the case of the Canadian Borrower and its Subsidiaries, solely the Canadian Liabilities and Other Liabilities of the Canadian of the Canadian Borrower and its Subsidiaries, each Loan Party hereby MORTGAGES, GRANTS, BARGAINS, collaterally ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Collateral Agents, for the ratable benefit of the Secured Parties, in each case to the extent constituting Collateral, the Real Estate (which, for the avoidance of doubt, shall include all of such Loan Party’s right, title and interest now or hereafter acquired in and to all Real Estate and (a) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, (b) all reserves, escrows or impounds and all deposit accounts maintained by such Loan Party with respect to the Real Estate, (c) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Estate, together with all related security and other deposits, (d) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Estate, (e) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Estate, (f) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (g) all property tax refunds payable with respect to the Real Estate, (h) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (i) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party as an insured party, and (j) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Loan Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any Real Estate, TO HAVE AND TO HOLD to the Collateral Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Collateral Agents.
(iii)    Each Loan Party further agrees that, upon the request of the Collateral Agents, in the exercise of its reasonable business judgment, such Loan Party shall execute and deliver to the Collateral Agents, as soon as reasonably practicable following such request but in any event within 60 days following such request (as extended by the Administrative Agent), Mortgages in recordable form with respect to the Real Estate constituting Collateral with a fair market value in excess of $5,000,000 owned by such Loan Party and identified by the applicable Collateral Agent on terms reasonably satisfactory to the Administrative Agent and the Lead Borrower, including any ancillary deliverables as reasonably agreed by the Administrative Agent and the Lead Borrower, acting in good faith, which shall in no event require more deliverables than as required by the Term Loan Lenders.
(c)    All of the Liens described in this Section 2.26 shall be effective and (to the extent the Interim Order and the Canadian Initial Order, (and, when entered, the Final Order) is effective to perfect under local law) perfected upon entry of the Interim Order and the Canadian Initial Order or Final Order, as applicable, without the necessity of the execution, recordation of filings by any Loan Party of mortgages (with the exception of any Mortgages executed and delivered after the Closing Date pursuant to Section 2.26), security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral, as set forth in the Interim Order and the Canadian Initial Order and the Final Order, as applicable.
(d)    Notwithstanding anything to the contrary herein, except as set forth in the Orders, in no event shall the Collateral of the US Debtors, and in no event shall the Liens described in SECTION 2.26 apply to, include (A) if and to the extent invoked pursuant to the Orders, proceeds in an amount equal to the Carve-Out (provided that Collateral shall include residual interest in the Carve-Out), (B) any other property specifically excluded pursuant to the Orders including all “Excluded Assets”, (C) more than 65% of the voting Equity Interests of each CFC and FSHCO provided, that if any such stock is pledged in support of any of the Prepetition Secured Debt Documents or any other debt obligation, the stock that constitutes Collateral shall be the same stock that is pledged in support of such other obligations; (D) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws) located on the land comprising part of the real property associated with Store # 6510 (North Miami, FL), Store # 6465 (Phoenix, AZ), Store # 7016 (Metairie, LA), Store # 7044 (Slidell, LA), Store # 6518 (Danbury, CT), Store # 6332 (Danbury, CT), Store # 8706 (Plantation, FL), Store # 6308 (Brooklyn, NY), Store # 6323 (Brooklyn, NY), Store # 6310 (Valley Stream, NY) and Store #8722 (De Diego Expressway San Juan, PR) until the Administrative Agent has received the Flood Documentation in form and substance reasonably satisfactory to the Administrative Agent as described in SECTION 4.01(h), or (E) any asset (including stock) owned by any CFC or FSHCO.
(e)    Notwithstanding anything to the contrary herein, in no event shall he Canadian Borrower or any of its Subsidiaries be obligated in respect of, nor shall any Collateral of the Canadian Borrower and its Subsidiaries secure any Obligations or Other Liabilities, other than the Canadian Liabilities and Other Liabilities of the Canadian Borrower and its Subsidiaries.
(f)    Each of the Loan Parties agrees that (i) its Obligations under the Loan Documents shall not be discharged by the entry of an order confirming or sanctioning a Reorganization Plan (and each of the US Debtors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby irrevocably waives any such discharge) and (ii) the US Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.
(g)    Notwithstanding any other provision hereof, the Loan Parties and the Credit Parties agree that (i) the Canadian Liabilities shall be secured by the Canadian DIP Charge and the Canadian Security Documents; (ii) the priority of the Court Ordered Charges as against the Collateral of the Canadian Borrower shall be governed solely by the Canadian Initial Order and not by any other Order or the Intercreditor Agreement, and (iii) the Collateral of the Canadian Borrower shall not be subject to the Carve-Out.
SECTION 2.27    Payment of Obligations
(a)    Subject to clause (iv) of the penultimate paragraph of Section 7.01 and the proviso in the last paragraph of SECTION 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court or the Canadian Court.
(b)    Each Loan Party agrees that to the extent that the Obligations hereunder have not been satisfied in full in cash (other than contingent indemnity or expense reimbursement obligations and Other Liabilities that are Cash Collateralized) (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court or the Canadian Court, including but not limited to an order confirming or sanctioning any Reorganization Plan and (ii) the Superpriority Claims granted to the Agents and the Lenders pursuant to the Orders and described in Section 2.26 and the Liens granted to any Agent pursuant to the Orders and described in Section 2.26 shall not be affected in any manner by the entry of any order of the Bankruptcy Court or the Canadian Court confirming any such plan.
SECTION 2.28    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and SECTION 9.02.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to SECTION 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans (including any Loans made pursuant to SECTION 2.13(e)) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such

Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in SECTION 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to SECTION 2.27(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this SECTION 2.27(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under SECTIONS 2.19(b) or 2.19(c) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Lees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to SECTION 2.13(j).
(C)    With respect to any fee payable under SECTIONS 2.19(b) or 2.19(c) or any Letter of Credit Lee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Banks’ or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in SECTION 4.02 are satisfied (or waived) at the time of such reallocation (and, unless the Lead Borrower shall have otherwise notified the Administrative Agent at such time, the

Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the portion of the Total Domestic Revolver Outstandings or Total Canadian Revolver Outstandings owing to any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Domestic Commitment or Canadian Commitment, as applicable. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in SECTION 2.13(j).
(b)    Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to SECTION 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
Representations and Warranties
To induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit on and after the Effective Date, each Loan Party executing this Agreement or a Joinder hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to such Loan Party and after giving effect and subject to the Orders and any other applicable Bankruptcy Court order:
SECTION 3.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
SECTION 3.02    Authorization; Enforceability. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, this Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms subject, except in the case of each Loan Party that is a Debtor, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) such as have been obtained or made and are in full force and effect, (B) filings and recordings necessary to perfect Liens created under the Loan Documents and enforce the rights of the Lenders and the Secured Parties under the Loan Documents or (C) the failure of which to obtain would not reasonably be expected to result in Material Adverse Effect, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents, the Orders and Permitted Encumbrances.
SECTION 3.04    Financial Condition; No Material Adverse Effect. The Lead Borrower has heretofore furnished to the Administrative Agent the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Parent and its Subsidiaries as of and for the Fiscal Year ending on or about January 28, 2017 and as of and for the Fiscal Quarter ended April 29, 2017, certified by a Financial Officer of the Parent. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Since January 28, 2017, there has been no Material Adverse Effect.
SECTION 3.05    Properties.
(a)    Each Loan Party has title to, or valid leasehold interests in, or rights to use all its real (immovable) and personal (movable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Loan Party owns or is licensed to use, all patents, patent rights, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, domain names, technology, software, trade secrets, proprietary information, know-how, processes, and other intellectual property (including all applications for registrations, registrations and goodwill associated with any of the foregoing) (collectively, “Intellectual Property Rights”) used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    Except as set forth on Schedule 3.06(a) and other than with respect to the Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against any Loan Party (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve any of the Loan Documents and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except as set forth on Schedule 3.06(b), no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all Material Indebtedness, and no event of default has occurred and is continuing under any Material Indebtedness, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.08    Investment Company Status. No Loan Party is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien other than a Permitted Encumbrance has arisen, (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (c) Taxes that need not be paid pursuant to an order of the Bankruptcy Court or Canadian Court pursuant to Bankruptcy Law.
SECTION 3.10    ERISA; Canadian Defined Benefit Pension Plans.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, to the extent that any resulting liabilities would reasonably be expect to result in a Material Adverse Effect.
(b)    No Canadian Loan Party sponsors, maintains, administers or contributes to, or has any liability, including any contingent liability, in respect of, any Canadian Defined Benefit Pension Plan. No Canadian Loan Party sponsors, administers or contributes to any “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada).
SECTION 3.11    Disclosure. None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder in connection therewith (as modified or supplemented by other information so furnished), when taken as a whole, contained, as of the date furnished, any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made. The Projections prepared by or on behalf of the Lead Borrower, and that have been made available to any Lenders or the Administrative Agent prior to the Effective Date in connection with the Facilities have been prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such Projections and estimates, including any 13-Week Projection, and such Projections are not a guarantee of performance), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date.
SECTION 3.12    Subsidiaries.
(a)    Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in the Lead Borrower and each Subsidiary and Propco as of the Effective Date; there is no other Capital Stock of any class outstanding as of the Effective Date. To the knowledge of the Responsible Officers of the Loan Parties, all such shares of Capital Stock are validly issued, fully paid, and, except as set forth on Schedule 3.12, non-assessable (to the extent applicable).
(b)    Except as set forth on Schedule 3.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Effective Date.
SECTION 3.13    [Reserved].
SECTION 3.14    Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Pair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. As of the Effective Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition which could result in a Material Adverse Effect. As of the Effective Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.
SECTION 3.15    Security Documents.
(a)    Subject to, and upon entry of the Orders, the Orders and the Security Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties described therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Subject to, and upon entry of the Orders, when financing statements and other filings specified in the Closing Agenda are filed in the offices specified in the Closing Agenda (and all required fees are paid), the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described therein and, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained pursuant to the Orders or by filing Uniform Commercial Code or PPSA financing statements (and all required fees are paid), in each case with the priority set forth in the Orders and the Security Documents.
(b)    Subject to, and upon entry of the Orders, when the Security Agreement or Intellectual Property Rights Security Agreement a summary thereof is properly filed in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements (and payment of fees) referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property Rights described therein and constituting Collateral to the extent such perfection can be obtained pursuant to the Orders or by such filings (including the payment of any required fees) (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c)    Subject to, and upon entry of the Orders, the Orders and the Mortgages (if any) executed and delivered after the Closing Date pursuant to Section 2.26, (when such Mortgages are filed or recorded in the property real estate filing or recording office and the applicable fees are paid) shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Real Estate thereunder and the proceeds thereof, and upon entry of the Orders, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in such Real Estate and the proceeds thereof, in each case with the priority set forth in the applicable Orders and the Intercreditor Agreement.

SECTION 3.16    Federal Reserve Regulations.
(a)    No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan or any Letter of Credit will be used by any Loan Party or any of its Subsidiaries, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
SECTION 3.17    Anti-Corruption Laws and Sanctions.
The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) the Borrowers, any Subsidiary or any of their respective directors, officers or (to the knowledge of the Borrowers) employees, or (b) to the knowledge of the Borrowers, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE IV
Conditions
SECTION 4.01    Closing Date. The occurrence of the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent, subject to the of last paragraph of this SECTION 4.01:
(a)    The Effective Date shall have occurred. No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases. No order shall have been issued by the Canadian Court terminating the Canadian Cases or converting the Canadian Case to, bankruptcy proceedings or converting or augmenting the Canadian Case to or with receivership proceedings.
(b)    The Administrative Agent (or its counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this

Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.
(c)    The Administrative Agent shall have received a customary written opinion (addressed to each Agent, the Issuing Banks and the Lenders and dated the Closing Date) of (i) Kirkland and Ellis LLP, domestic counsel for the Loan Parties, (ii) Goodmans LLP, Canadian counsel for the Canadian Borrower and its Subsidiaries (in respect of the province of Ontario), (iii) BCF LLP, Quebec counsel for the Canadian Borrower and (iv) counsel for TRU-SVC, LLC. The Loan Parties hereby request such counsel to deliver such opinions.
(d)    The Administrative Agent shall have received Charter Documents evidence of the existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby.
(e)    (i) The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the fiscal month ended on August 31, 2017, and executed by a Financial Officer of the Lead Borrower (and certified by such Financial Officer as being complete and correct in all material respects), evidencing that Excess Availability as of the Effective Date, assuming the full amount of the Commitments were available to be drawn (subject to borrowing base restrictions) is not less than $1,400,000,000.
(f)    [Reserved].
(g)    After giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents as of the Closing Date, no Default or Event of Default shall exist.
(h)    The Administrative Agent shall have received flood determinations and flood certificates with respect to any owned and ground-leased Real Estate located in the United States of the Loan Parties and, to the extent previously prepared and available to the Lead Borrower, any requested environmental review reports.
(i)    All material governmental approvals necessary in connection with the Facilities shall have been obtained and shall be in full force and effect and no Applicable Law shall exist that restrains or prevents the Facilities or the transactions contemplated hereby.
(j)    No Material Adverse Effect shall have occurred since the Petition Date.
(k)    The Administrative Agent shall have received (i) the DIP Budget dated as of a date not more than 3 Business Days prior to the Closing Date and (ii) a cash flow forecast for the 13-week period ending after the Closing Date dated as of a date not more than 3 Business Days prior to the Closing Date.

(l)    The Administrative Agent shall have received updated appraisals (in each case with customary reliance letters) with respect to (i) TRU Inventory and BRU Inventory, and (ii) Eligible Real Estate of the Canadian Loan Parties.
(m)    The Administrative Agent shall have received results of searches or other evidence reasonably satisfactory to the Administrative Agent indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases are being tendered on the Closing Date.
(n)    The Administrative Agent shall have received all documents and instruments, including Uniform Commercial Code and PPSA financing statements and certified statements issued by the Quebec Register of Personal and Movable Real Rights, required by law or reasonably requested by the Collateral Agent to be filed, registered, published or recorded to create or perfect the first priority Liens (subject only to Permitted Encumbrances having priority by operation of Applicable Law) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Collateral Agent for such filing, registration, publication or recordation shall have been made.
(o)    All fees due on or prior to the Closing Date, and all Credit Party Expenses incurred by in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall have been paid in full.
(p)    There shall have been delivered to the Administrative Agent each of the instruments and agreements on the Closing Agenda required to be delivered on or prior to the Closing Date.
(q)    The Interim Order Entry Date and the Canadian Initial Order Entry Date shall have occurred not later than five days following the Petition Date (or such later date as the Administrative Agent may agree) and the Interim Order and the Canadian Initial Order shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in a manner adverse to the Lenders without the consent of the Administrative Agent and the Arrangers.
(r)    The Administrative Agent shall be reasonably satisfied with the form and substance of the “first day orders” sought by the Borrower and entered on (or prior to) the Closing Date.
(s)    The Administrative Agent shall be reasonably satisfied with the cash management arrangements of the Loan Parties.
(t)    On or prior to the Closing Date and substantially concurrently with the incurrence of Loans and the use of such Loans to refinance the extensions of credit under the Prepetition ABL and FILO Credit Agreement on such date, all Indebtedness of the Lead Borrower and its subsidiaries under the Prepetition ABL and FILO Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Prepetition ABL and FILO Credit Agreement shall have been terminated, and all letters of credit issued pursuant to the Prepetition ABL and FILO Credit Agreement shall have been terminated, cash collateralized or backstopped and the Administrative Agent shall have received reasonably satisfactory evidence of the same.
(u)    On the Closing Date and substantially concurrently with the incurrence of Loans on such date, all security interests granted under the “Security Documents” (as defined in the Prepetition ABL and FILO Credit Agreement) shall have been terminated and released pursuant to release documentation reasonably satisfactory to the Administrative Agent.
(v)    Each Lender who has requested the same at least five Business Days prior to the Closing Date shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.
(w)    [Reserved]
(x)    The Facilities shall comply with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.
(y)    The documentation with respect to the DIP Term Loan Facility shall be reasonably satisfactory to the Administrative Agent and the Required Lenders and, substantially simultaneously, gross proceeds of no less than $350,000,000 shall have been made available to the Lead Borrower thereunder.
(z)    To the extent such items can be delivered on or prior to the Closing Date after the exercise of commercially reasonable efforts and subject to the paragraph immediately following subsection (iii) below, the Administrative Agent shall have received the following:
(i)    A duly executed copy of the Intellectual Property Rights Agreement.
(ii)    Agreements for filing with the United States Copyright Office, the United States Patent and Trademark Office or the Canadian Intellectual Property Office providing notice of the security interest granted in favor of the Administrative Agent in the Intellectual Property Rights registered in the United States and Canada listed on the applicable. For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Canadian Loan Party, the Canadian Agent is hereby irrevocably authorized and appointed by each Lender, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders, Issuing Banks and Secured Parties that is owed any Canadian Liabilities (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and Applicable Laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Canadian Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Lender, an Issuing Bank or a Secured Party that is owed any Canadian Liabilities or successor Canadian Agent shall be deemed to have consented to and ratified the foregoing appointment of the Canadian Agent as the Hypothecary Representative on behalf of all Lenders, Issuing Banks and each Secured Party that is owed any Canadian Liabilities, including such Person and any Affiliate of such Person designated above as a Lender, Issuing Bank or a Secured Party that is owed any Canadian Liabilities. For greater certainty, the Canadian Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Canadian Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Canadian Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Canadian Agent, such successor Canadian Agent shall also act as the Hypothecary Representative, as contemplated above schedules to the Security Documents, duly executed by the Borrowers and each Canadian Loan Party.
(iii)    Evidence of all insurance required to be maintained, and evidence that the Administrative Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent has reasonably requested to be so named.
(aa)    To the extent that any of the items described in this Section 4.01(h), (l) (with respect to reliance letters only), (m), (n), (p) or (z) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder and of each Issuing Bank to issue Letters of Credit hereunder, and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 60 days following the Closing Date (or such later date as the Administrative Agent shall agree in its discretion).
SECTION 4.02    Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Revolving Credit Loan and of the Issuing Banks to issue or extend each Letter of Credit from and after the Closing Date is also subject to satisfaction (or waiver) of the following conditions precedent:
(a)    The Closing Date shall have occurred.
(b)    The Interim Order and the Canadian Initial Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in a manner adverse to the Lenders without the consent of the Administrative Agent and the Arrangers.

(c)    On any day that is 45 days or later after the Effective Date, the Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in a manner adverse to the Lenders without the consent of the Administrative Agent and the Arrangers.
(d)    For any Revolving Credit Loan to be made or Letter of Credit to be issued or extended on or after the Comeback Motion (i) the Canadian Initial Order shall not have been amended, restated, supplemented or otherwise modified as a result of the Comeback Motion or otherwise without the consent of the Administrative Agent and the Required Lenders; (ii) the Canadian Court shall have issued an order amending, restating, supplementing or otherwise modifying the Canadian Initial Order at the Comeback Motion, as necessary, to (i) approve service and/or substitute service on all secured creditors likely to be affected by the Liens created by the Credit Documents; (ii) approve full availability of the Facilities; and (iii) provide for the full priming (excluding, for the avoidance of doubt, the Canadian Priority Charges) of the Canadian DIP Charge.
(e)    The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by ARTICLE II, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.13.
(f)    [Reserved]
(g)    All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith (including in any Borrowing Base Certificate) shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date which shall be true and correct in all material respects as of such earlier date (in each case, other than representations and warranties which are qualified by “materiality” or “Material Adverse Effect”, each of which shall be true and correct in all respects as of such date or as of such earlier date, as applicable).
(h)    On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
(i)    After giving effect to such Borrowing or such issuance or extension of a Letter of Credit, the aggregate outstanding amount of the Credit Extensions shall not exceed the amount authorized by the Interim Order and the Canadian Initial Order or the Final Order, as applicable.
(j)    After giving effect to such Borrowing or such issuance or extension of a Letter of Credit, (i) in the case of an Extension of Credit to a Domestic Borrower, the aggregate outstanding amount of the Credit Extensions to Domestic Borrowers shall not exceed Domestic Availability and (ii) in the case of an Extension of Credit to the Canadian

Borrower the aggregate outstanding amount of the Credit Extensions to the Canadian Borrower shall not exceed Canadian Availability.
(k)    Prior to the Full Availability Date, the aggregate amount of the Credit Extensions under the Revolving Facility shall not exceed $1,300,000,000.
The request by the Lead Borrower or the Canadian Borrower, as applicable, for, and the acceptance by any Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied (or waived) at that time and that, after giving effect to such extension of credit, the Borrowers shall continue to be in compliance with the Domestic Borrowing Base or the Canadian Borrowing Base. The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and the Canadian Agent and each other Credit Party and may be waived by the Administrative Agent or the Canadian Agent, in whole or in part, without prejudice to the rights of the Administrative Agent, the Canadian Agent or any other Credit Party. Until the Required Lenders otherwise direct the Administrative Agent or the Canadian Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Commitment Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Borrowers and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administrative Agent or the Canadian Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.
SECTION 4.03    Effective Date.
This Agreement shall become effective on the first day on which (A) the Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (B) the Effective Date shall have occurred, and the Case of each Loan Party shall have commenced and shall not be subject to an appeal.
ARTICLE V
Affirmative Covenants
Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Banks) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner reasonably satisfactory to the applicable Issuing Banks), each Loan Party covenants and agrees with the Credit Parties (provided that the Canadian Borrower covenants only for itself and its Subsidiaries) that:

SECTION 5.01    Financial Statements and Other Information. The Lead Borrower will furnish to the Administrative Agent:
(a)    Within one hundred twenty (120) days after the end of each Fiscal Year of the Parent, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for (x) the Parent and its Subsidiaries, and (y) the Lead Borrower and its Subsidiaries, setting forth in each case, in comparative form, the Consolidated figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing (without a qualification or exception as to the scope of such audit, but which may contain a “going concern” or like qualification or exception) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, or the Lead Borrower and its Subsidiaries, as applicable, in each case on a Consolidated basis in accordance with GAAP;
(b)    Within sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year of the Lead Borrower, the unaudited Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter (other than in the case of statements of cash flows) and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Lead Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and, in addition, separate financial statements for each business segment identified on, and as required by, Schedule 5.01(b) hereto;
(c)    Beginning with the first full Fiscal Month after the Closing Date, within thirty (30) days after the end of each Fiscal Month of the Lead Borrower and its Subsidiaries, such reports as are prepared by the Loan Parties’ management for their own use, including the Consolidated balance sheet and related statements of operations and Consolidated statements of cash flows for (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, with respect to (A) the balance sheet and statement of operations, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, and (B) the statements of cash flow, for the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Lead Borrower’s Financial Officers as agreeing to the Lead Borrower’s books and records and presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis, and, in addition, separate financial statements for each business segment identified on, and as required by, Schedule 5.01(b) hereto;

(d)    Concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit L hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to compliance with the provisions of SECTION 6.10, (iv) detailing all Store openings and Store closings during the immediately preceding fiscal period, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(e)    [reserved];
(f)    The Lead Borrower will furnish to the Administrative Agent a certificate in the form of Exhibit M (a “Borrowing Base Certificate”) showing the Domestic Borrowing Base, the Canadian Borrowing Base (reflected both in CD$ and the Equivalent Amount) and Incremental Availability, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Financial Officer of the Lead Borrower, as follows:
(i)    On or prior to the 10th Business Day of each fiscal month, the Lead Borrower shall furnish a Borrowing Base Certificate as of the last day of the immediately preceding fiscal month;
(ii)    Upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, the Lead Borrower shall furnish a Borrowing Base Certificate (which shall roll forward the Loan Parties’ Inventory, credit card receivables and Credit Extensions) on Thursday of each week (or, if Thursday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;
(iii)    If there are Loans then outstanding, the Lead Borrower shall also furnish a Borrowing Base Certificate within five (5) Business Days after December 15 of each year (which shall roll forward the Loan Parties’ Inventory, credit card receivables and Credit Extensions), as of the close of business on the immediately preceding Saturday;
(iv)    Upon the sale or other disposition of Collateral of any Loan Party included in the Domestic Borrowing Base, the Canadian Borrowing Base or Incremental Availability outside of the ordinary course of business (including, in connection with the rejection of one or more leases, store closings or a going out of business sale) if the Net Proceeds are in excess of $5,000,000, the Lead Borrower shall also furnish an updated Borrowing Base Certificate promptly upon the receipt of the Net Proceeds from such sale or other disposition of Collateral and make any mandatory prepayment contemporaneously therewith as required by Section 2.17; and

(v)    The Borrowers may, at their option, elect to furnish the Administrative Agent with a Borrowing Base Certificate on a more frequent basis than is otherwise required pursuant to this SECTION 5.01(f); provided that, if the Borrowers elect to deliver a Borrowing Base Certificate on a more frequent basis than is required by the other provisions of this SECTION 5.01(f), then the Lead Borrower shall continue to furnish a Borrowing Base Certificate on such basis from the date of such election through the remainder of the Fiscal Year in which such election was made.
(g)    Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10K and 10Q for the Parent (for so long as the Parent is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended); provided that no such delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting system and the Lead Borrower has advised the Administrative Agent of the filing thereof;
(h)    Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit (subject to any confidentiality restrictions);
(i)    The financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule;
(j)    [Reserved];
(k)    Notice of any intended sale or other disposition of Collateral of any Loan Party included in the Domestic Borrowing Base, the Canadian Borrowing Base or Incremental Availability outside of the ordinary course of business (including, in connection with the rejection of one or more leases, store closings or a going out of business sale), if the Net Proceeds of which exceed $5,000,000, at least five (5) Business Days prior to the date of consummation such sale or disposition;
(l)    On or before the fifth Business Day following the end of every fiscal month (for purposes hereof, each calendar week being deemed to end on Friday), a 13-Week Projection (together with a reconciliation of actual results to forecasted results);
(m)    Beginning with the second full fiscal month after the Closing Date, on or before the fifth Business Day following the end of every fiscal month (for purposes hereof, each calendar week being deemed to end on Friday), a detailed calculation, in a form reasonably acceptable to the Administrative Agent, of the Cumulative Net Cash Flow Before DIP ABL Draw/Paydown for the applicable period ending as of the second preceding Test

Date, with a certificate of a Financial Officer of the Lead Borrower certifying as to the compliance under Section 6.15.
(n)    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as any Agent or any Lender may reasonably request, including information from the Debtors’ restructuring and financial advisors (except such information that is subject to attorney-client privilege or would result in a breach of a confidentiality obligation or applicable law or constitutes attorney work product).
At the request of the Lead Borrower and with the consent of the Administrative Agent, not to be unreasonably withheld, any of the delivery requirements relating to written financial information set forth in this SECTION 5.01 may be satisfied by either (x) the Borrowers’ posting such information in electronic format readable by the Administrative Agent and the Lenders to a secure address on the world wide web (the “Informational Website”) which is accessible by the Administrative Agent and the Lenders or (y) the Borrowers’ delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to an Informational Website. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrowers physical delivery of specific financial information provided for in this SECTION 5.01. The Lead Borrower shall give the Administrative Agent and each Lender (or, if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website. Except to the extent such Informational Website is established and maintained by the Administrative Agent, the Loan Parties shall be responsible for and shall bear all risk associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.
SECTION 5.02    Notices of Material Events. The Lead Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Lead Borrower or the Canadian Borrower obtains knowledge thereof:
(a)    A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
(b)    The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of the Parent that has a reasonable likelihood of adverse determinations and such determinations would reasonably be expected to result in a Material Adverse Effect;
(c)    An ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)    Any other development that results in a Material Adverse Effect;

(e)    The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;
(f)    Any casualty or other insured damage to any portion of the Collateral included in the Domestic Borrowing Base, the Canadian Borrowing Base or Incremental Availability in excess of $25,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral included in the Domestic Borrowing Base, the Canadian Borrowing Base or Incremental Availability in excess of $25,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;
(g)    (i) To the extent feasible, in advance of filing with the Bankruptcy Court or the Canadian Court or delivering to any statutory committee appointed in the Cases or the U.S. trustee, as the case may be, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, or having a value in excess of $5,000,000, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto and (ii) two Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than as promptly practicable before being filed) on behalf of any of the Debtors with the Bankruptcy Court or the Canadian Court, all other notices, filings, motions or pleadings materially impacting the financial condition of the Parent or any of its Subsidiaries or any request to approve any compromise and settlement of material claims or for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure each having a value in excess of $10,000,000; and
(h)    The occurrence of a Master Lease Liquidation Event.
Each notice delivered under this SECTION 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Information Regarding Collateral. The Lead Borrower will furnish to the Administrative Agent prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any office in which a Canadian Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), to the extent that a filing would be required to perfect the Lien of the Canadian Agent in the Collateral at such location; (d) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (e) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or shall be made promptly) under the Uniform Commercial Code, PPSA or other Applicable Law that are required in order for the Administrative Agent or the Canadian Agent, as applicable, to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject only to Permitted Encumbrances having priority by operation of Applicable Law, the Orders or pursuant to the Intercreditor Agreement) in all the Collateral for its own benefit and the benefit of the other Secured Parties.
SECTION 5.04    Existence; Conduct of Business. Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court or the Canadian Court, each Loan Party will do all things necessary to comply with its Charter Documents in all material respects, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property Rights material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution or other transaction permitted hereby.
SECTION 5.05    Payment of Obligations. Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court or the Canadian Court, each Loan Party will pay its post-petition Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (d) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect. The provisions of this paragraph shall not limit or restrict the ability of the Collateral Agent to establish any Reserve for any unpaid Tax liabilities.
SECTION 5.06    Maintenance of Properties. Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court or the Canadian Court, each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Permitted Dispositions and other transactions permitted by Article VII.
SECTION 5.07    Insurance.
(a)    Subject to SECTION 5.15, each Loan Party shall: (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Effective Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by Applicable Law; and (iii) furnish to the Administrative Agent, promptly following reasonable written request, full information as to the insurance carried.

(b)    Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include: (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Canadian Agent, as applicable; (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment); and (iii) such other provisions as the Collateral Agent or the Canadian Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent or the Canadian Agent, as applicable, as an additional insured. Business interruption policies shall name the Administrative Agent or the Canadian Agent, as applicable, as a loss payee and shall be endorsed or amended to include: (i) a provision that, during the continuance of a Cash Dominion Event, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Canadian Agent, as applicable; (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer; and (iii) such other provisions to the endorsement as the Collateral Agent or the Canadian Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent or the Canadian Agent, as applicable (giving the Administrative Agent or the Canadian Agent, as applicable, the right to cure defaults in the payment of premiums), or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent or the Canadian Agent, as applicable. The Lead Borrower shall deliver to the Administrative Agent, and the Canadian Borrower shall deliver to the Canadian Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent or the Canadian Agent, as applicable, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, of payment of the premium therefor.
(c)    If any portion of any Real Estate constituting Collateral and located in the United States of America is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably satisfactory and acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.
SECTION 5.08    Books and Records; Inspection and Audit Rights; Appraisals; Accountants.
(a)    Each Loan Party will keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or the Collateral Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as such Loan Party is afforded an opportunity to be present) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested (other than such information that is subject to attorney-client privilege or could result in a breach of a confidentiality obligation or applicable law or otherwise constitutes attorney work product).
(b)    Each Loan Party will from time to time upon the request of the Administrative Agent or the Collateral Agent, permit the Administrative Agent or the Collateral Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Collateral Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations (other than such information that is subject to attorney-client privilege or could result in a breach of a confidentiality obligation or applicable law or otherwise constitutes attorney work product), including, without limitation, of (i) the Domestic Borrowers’ and the Canadian Borrower’s practices in the computation of the Domestic Borrowing Base, the Canadian Borrowing Base and Incremental Availability, and (ii) the assets included in the Domestic Borrowing Base, the Canadian Borrowing Base and Incremental Availability and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following, the Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent, the Collateral Agent and such professionals with respect to such evaluations and appraisals:
(i)    The Collateral Agent (acting in consultation with the Administrative Agent) may conduct two (2) commercial finance examinations in each calendar year for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Collateral Agent (acting in consultation with the Administrative Agent) may cause to be taken (A) up to one (1) additional commercial finance examination for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, at any time in each calendar year at the expense of the Lenders, and (B) after the occurrence and during the continuance of any Event of Default, such additional commercial finance examinations for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, as the Collateral Agent, in its reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).

(ii)    The Collateral Agent (acting in consultation with the Administrative Agent) may undertake two (2) appraisals in each calendar year of (A) the Domestic Loan Parties’ BRU Inventory, (B) the Domestic Loan Parties’ TRU Inventory, (C) the Canadian Loan Parties’ BRU Inventory, and (D) the Canadian Loan Parties’ TRU Inventory, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Collateral Agent (acting in consultation with the Administrative Agent), may cause to be undertaken (x) up to one additional Inventory appraisal for each category of Inventory described in clauses (A) through (D) above, at any time in each calendar year at the expense of the Lenders, and (y) after the occurrence and during the continuance of any Event of Default, such additional Inventory appraisals as the Collateral Agent, in its reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
(iii)    The Collateral Agent (acting in consultation with the Administrative Agent) may undertake up to two appraisal of other Collateral in each twelve calendar month period for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Collateral Agent (acting in consultation with the Administrative Agent), after the occurrence and during the continuance of any Event of Default, may cause such additional appraisals of other Collateral to be undertaken for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, as the Collateral Agent, in its reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
(c)    The Loan Parties shall at all times retain independent certified public accountants of national standing and a financial advisor and shall instruct such accountants and advisor to cooperate with, and be available to, the Administrative Agent and the Collateral Agent or their representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters (in the case of accountants within the scope of the retention of such accountants for such audited statements) as may be raised by the Administrative Agent or the Collateral Agent; provided that a representative of the Lead Borrower shall be given the opportunity to be present all such discussions.
SECTION 5.09    Physical Inventories. The Loan Parties, at their own expense, shall cause not less than two (2) physical inventories to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of their annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding inventory (or cycle count) or as otherwise may be reasonably satisfactory to the Collateral Agent. Following the completion of such inventory, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrowers shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
SECTION 5.10    Compliance with Laws. Except as otherwise excused by Bankruptcy Law and the Orders, each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its

Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.11    Use of Proceeds and Letters of Credit. The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (i) on the Closing Date, to refinance (or, in the case of the Other Liabilities (as defined in the Prepetition ABL and FILO Credit Agreement), to cash collateralize or roll over, including cash collateralizing any letters of credit issued thereunder) in full the indebtedness outstanding as of the Petition Date under the Prepetition ABL and FILO Credit Facility and the Other Liabilities, (ii) on and after the Closing Date, to finance the working capital needs/general corporate purposes of the Lead Borrower and its subsidiaries following the commencement of the Cases and (iii) to pay the fees, costs and expenses incurred by the Lead Borrower and its Subsidiaries in connection with the transactions contemplated hereby and the Cases, in each case, consistent in all material respects with the DIP Budget delivered from time to time pursuant to this Agreement. No part of the proceeds of any Loan will be used by any Loan Party or any of its Subsidiaries, whether directly or indirectly, for any purpose that entails a violation of any regulation of the Board, including Regulations U and X.
SECTION 5.12    Additional Subsidiaries.
(a)    If any Domestic Loan Party shall form or acquire a Subsidiary after the Effective Date (other than an Excluded Subsidiary), the Lead Borrower will notify the Administrative Agent thereof and if such Subsidiary is not a Foreign Subsidiary, the Lead Borrower will cause such Subsidiary to become a Loan Party hereunder (pursuant to a customary joinder hereto (which shall not require the consent of any Lender)) and under each applicable Security Document in the manner provided therein within thirty (30) days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations and the Other Liabilities as the Administrative Agent or the Required Lenders shall request.
(b)    If the Canadian Borrower or any of its Subsidiaries shall form or acquire a Subsidiary (other than Excluded Subsidiary) after the Effective Date, the Canadian Borrower will notify the Administrative Agent thereof and (i) if such Subsidiary is organized under the laws of Canada or any province thereof, the Canadian Borrower will cause such Subsidiary to become a Canadian Loan Party hereunder (pursuant to a customary joinder hereto (which shall not require the consent of any Lender)) and under each applicable Canadian Security Document in the manner provided therein within 30 Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Canadian Liabilities as the Canadian Agent or the Required Lenders shall reasonably request and (ii) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of the Canadian Borrower or any of its Subsidiaries, the Canadian Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Canadian Liabilities within five (5) Business Days after such Subsidiary joined as a Loan Party.
SECTION 5.13    Further Assurances.

(a)    Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent, the Canadian Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (to the extent required under this Agreement). The Loan Parties also agree to provide to each Agent and the Canadian Agent, from time to time upon the reasonable request of the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, evidence reasonably satisfactory to the Administrative Agent, Collateral Agent or Canadian Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    Upon the request of the Collateral Agent or the Canadian Agent, as applicable, each Loan Party shall use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Administrative Agent or the Canadian Agent, as applicable, covering such matters and in such form as the Collateral Agent or the Canadian Agent, as applicable, may reasonably require commencing 60 days after the Closing Date. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory or Eligible Letter of Credit Inventory hereunder.
SECTION 5.14    [Reserved]
SECTION 5.15    Post-Closing Obligations
The Lead Borrower shall deliver, or cause to be delivered, all documents and perform, or cause to be performed, all actions described on Schedule 5.15 (each in form and substance reasonably satisfactory to the Administrative Agent) within the time periods set forth therein (each of which may be extended by the Administrative Agent in its reasonable discretion).
SECTION 5.16    Ratings
The Lead Borrower shall use commercially reasonable efforts to obtain and maintain ratings (but not a specific rating) for each of the Facilities from each of S&P and Moody’s.
SECTION 5.17    Certain Case Milestones
(a)    Not later than 5 days after the Petition Date, the Interim Order Entry Date and the Canadian Initial Order Entry Date shall occur.
(b)    Not later than 30 days after the date of the Canadian Initial Order, the Comeback Motion will be heard and resolved in accordance with SECTION 4.02(d).

(c)    Not later than 45 days after the Effective Date, the Final Order Entry Date shall occur.
SECTION 5.18    Certain Other Bankruptcy Matters.
(a)    The Lead Borrower and the Subsidiaries shall comply (i) in all material respects, after entry thereof, with all of the requirements and obligations set forth in the Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement and (ii) in all material respects, after entry thereof, with the First and Second Day Orders, as such orders, if entered by the Bankruptcy Court, must comply with.
(b)    The Borrower shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent and its advisors prior to any assumption or rejection of any Loan Party’s or any other Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code of Section 32 of the CCAA.
SECTION 5.19    Conference Calls.
(a)    The Loan Parties and/or their advisors, as applicable (including appropriately senior members of management with respect to clause (b) below), shall host the following telephonic conference calls with the Administrative Agent and its advisors:
(b)    a weekly call (at a time to be mutually agreed) with the Administrative Agent and its advisors to discuss contemplated lease rejections and any going out of business sales, which will include a discussion of the cost benefit analysis with respect to any contemplated lease rejection dates and the maximization of value of inventory and any other assets with respect to any stores contemplated to be closed.
(c)    No less frequently than monthly, a call to discuss the Budget and Budget-related initiatives (including SG&A and Capital Expenditures) and discuss the contents of the budget variance report.
ARTICLE VI
Negative Covenants
Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the applicable Issuing Banks) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the Issuing Banks), each Loan Party covenants and agrees with the Credit Parties that (provided that the Canadian Borrower covenants only for itself and its Subsidiaries) that:

SECTION 6.01    Indebtedness and Other Obligations. No Loan Party will create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.
SECTION 6.02    Liens. No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.
SECTION 6.03    Fundamental Changes.
(a)    No Loan Party will merge or amalgamate into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom: (i) any Subsidiary of the Lead Borrower may liquidate, dissolve, consolidate, amalgamate or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation if the security interest granted pursuant to the Orders and the Loan Documents shall not be impaired and shall remain in full force and effect; (ii) any Subsidiary of the Lead Borrower that is not a Loan Party may liquidate, dissolve, consolidate, amalgamate or merge into any Subsidiary of the Lead Borrower that is not a Loan Party; (iii) any Loan Party may amalgamate or merge with or into any other Loan Party if the security interest granted pursuant to the Orders and the Loan Documents shall not be impaired and shall remain in full force and effect, provided that no Domestic Loan Party shall merge or amalgamate with a Canadian Loan Party, if after giving effect thereto, a breach of SECTION 6.10 would exist; and (iv) Permitted Acquisitions and transactions permitted pursuant to SECTION 6.05 may be consummated in the form of a merger, amalgamation, or consolidation, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person if the security interest granted pursuant to the Orders and the Loan Documents shall not be impaired and shall remain in full force and effect, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by SECTION 6.04.
(b)    No Loan Party will engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those complementary or ancillary thereto.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will make or permit to exist any Investment, except Permitted Investments.
SECTION 6.05    Asset Sales. No Loan Party nor any Subsidiary of the Lead Borrower will sell, transfer, lease (as lessor) or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, (including by way of a sale-leaseback, except to the extent otherwise permitted hereunder) except sales of Inventory and the use of cash in the ordinary course of business, transactions permitted by SECTIONS 6.03 and 6.04 and Permitted Dispositions.
SECTION 6.06    Restricted Payments; Certain Payments of Indebtedness.

(a)    No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:
(i)    any Subsidiary of the Lead Borrower may declare and pay Restricted Payments to its direct equity holders.
(ii)    the Loan Parties may make Restricted Payments to the Parent solely for the purpose of paying operating expenses incurred in the ordinary course of business by the Parent;
(iii)    to the extent constituting a Restricted Payment, Permitted Dispositions and Permitted Investments; and
(iv)    the Loan Parties may make Restricted Payments to the Parent:
(A) the proceeds of which shall be used by the Parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence; and
(B) the proceeds of which shall be used by the Parent to pay the Tax liability for any consolidated, combined or similar foreign, federal, state or local income or similar tax group that includes the Loan Parties and/or their Subsidiaries that is attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Loan Parties and/or their applicable Subsidiaries; provided that such Tax liability shall not exceed the amount that the Loan Parties and/or their applicable Subsidiaries would have been required to pay in respect of the relevant foreign, federal, state or local income or similar Taxes for such fiscal year had the Loan Parties and their Subsidiaries paid such Taxes separately from any such parent as a standalone consolidated, combined, or similar foreign, federal state or local income or similar tax group.
(b)    No Loan Party nor any Subsidiary will make or agree to pay or make any voluntary or optional prepayment or other similar distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness incurred after the Petition Date (other than Indebtedness under the Loan Documents), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness incurred after the Petition Date (other than Indebtedness under the Loan Documents), except:
(i)    Payments in Capital Stock (as long as no Change in Control would result therefrom) or payments of interest in-kind;

(ii)    prepayments in connection with a refinancing of Permitted Indebtedness permitted hereunder;
(iii)    prepayments on account of Permitted Indebtedness due to any of the Loan Parties;
(iv)    prepayments as expressly provided for in the DIP Budget, the “first day” orders or the Orders entered by the Bankruptcy Court or the Canadian Court that are reasonably acceptable to the Administrative Agent;
(v)    prepayments in respect of Permitted Indebtedness described in clause (h) of the definition thereof with the proceeds of the disposition of assets other than any such assets constituting ABL Collateral (as defined in the Intercreditor Agreement) and any assets of the Canadian Borrower and the other Canadian Loan Parties; and
(vi)    other prepayments in an aggregate amount not to exceed $25,000,000.
SECTION 6.07    Transactions with Affiliates. No Loan Party nor any Subsidiary of the Lead Borrower will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties;
(b)    transactions between or among the Loan Parties;
(c)    [reserved];
(d)    as set forth on Schedule 6.07 as such agreements and arrangements are amended, modified or supplemented in a manner not materially adverse to the Lenders;
(e)    payment of reasonable compensation to officers and employees for services actually rendered to any Loan Party or any Subsidiary of the Lead Borrower;
(f)    payment of director’s fees, expenses and indemnities;
(g)    stock option and compensation plans of the Loan Parties and the Subsidiaries of the Lead Borrower;
(h)    employment contracts with officers and management of the Loan Parties and the Subsidiaries of the Lead Borrower;
(i)    the repurchase of equity interests from officers, directors and employees to the extent specifically permitted under this Agreement;
(j)    advances and loans to officers and employees of the Loan Parties and the Subsidiaries of the Lead Borrower to the extent specifically permitted under this Agreement;

(k)    Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement;
(l)    the payment and performance under any Master Lease to which the Lead Borrower is a party; and
(m)    the making of Restricted Payments permitted under this Agreement.
SECTION 6.08    Restrictive Agreements. No Loan Party will incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent or the Canadian Agent, as applicable; or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, or under any documents relating to joint ventures of any Loan Party to the extent that such joint ventures are not prohibited hereunder, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Subsidiary that are to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment, (v) the foregoing will not apply to restrictions which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due, (vi) the foregoing shall not apply to any agreement relating to the Existing Debt or to the Indebtedness under the DIP Term Loan Facility, and (vi) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition.
SECTION 6.09    Amendment of Material Documents. No Loan Party will (x) amend, modify or waive any of its rights under (a) its Charter Documents, (b) any Master Lease, (c) the nature of the obligations under any guaranty of recourse obligations or any environmental indemnity agreement executed and delivered in connection with any Propco Facility or (d) any Material Indebtedness, in each case if such amendment, modification or waiver could reasonably be expected to have an adverse effect on the Lenders (taken as a whole) or (y) amend, modify or waive any provision of the DIP Term Loan Facility if such amendment, modification or waiver would violate the provisions of the Intercreditor Agreement or would have the effect of (i) shortening the scheduled maturity date applicable to the loans thereunder, (ii) increasing the interest rate or yield applicable to, or fees payable in connection with (or adding new fees in connection with), the loans thereunder (other than any such increase in an amount not to exceed 3.50% per annum in connection with an amendment, waiver or consent in respect thereof; provided that to the extent such increase is in an amount in excess of 1.00% per annum, the Term Applicable Margin shall be increased by an amount equal to such excess over 1.00% per annum), (iv) imposing additional mandatory prepayments of, or any amortization (other than any nominal amortization) with respect to, the loans thereunder or

(v) providing additional collateral with respect to the loans or other obligations thereunder except as permitted by the Intercreditor Agreement.
SECTION 6.10    Excess Availability. The Loan Parties shall maintain (x) Excess Availability at all times of not less than $125,000,000 and (y) Domestic Availability at all times of not less than $90,000,000.
SECTION 6.11    Fiscal Year. No Loan Party will change its Fiscal Year except as reasonably acceptable to the Agents.
SECTION 6.12    Designated Account. After the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties shall not use utilize the funds on deposit in the Designated Account for any purposes other than (a) the payment of operating expenses incurred by the Lead Borrower and its Subsidiaries in the ordinary course of business (including payments of interest when due on account of the DIP Term Loan Facility, and any expenses incurred by the Parent attributable to the Loan Parties, such as taxes and Inventory acquisition costs), and (b) for such other purposes as the Loan Parties and the Administrative Agent deem appropriate.
SECTION 6.13    Canadian Defined Benefit Pension Plan. No Loan Party shall, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Pension Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Pension Plan, except that a Loan Party may acquire an interest in such Person if (i) the Loan Party does not incur any liability in respect of the Canadian Defined Benefit Pension Plan of such Person and (ii) such Person is not required to become a Loan Party hereunder.
SECTION 6.14    Sanctions and Anti-Corruption Laws
The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.15    Maximum Cumulative Net Cash Flow Before DIP ABL Draw/Paydown
The Lead Borrower shall not permit the Cumulative Net Cash Flow Before DIP ABL Draw/Paydown as of any Test Date to exceed (x) beginning on the first Test Date until the Test Date with respect to the September 2018 fiscal month, $150,000,000 and (y) thereafter, $200,000,000.

SECTION 6.16    Additional Bankruptcy Matters
No Loan Party shall, without the prior written consent of the Administrative Agent and the Majority Arrangers, do any of the following:
(a)    assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents, Lenders or Issuing Banks; or
(b)    subject to the terms of the Orders and subject to Section 7.01, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral during the continuation of an Event of Default, including without limitation a motion or petition by any Agent or Lender to lift an applicable stay of proceedings to do the foregoing (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or
(c)    except as expressly provided or permitted hereunder (including, without limitation, to the extent pursuant to any First and Second Day Order, complying with the terms of this Agreement or expressly included in the DIP Budget) or, with the prior consent of the Administrative Agent, make any payment or distribution to any non-Debtor Affiliate or insider of the Company outside of the ordinary course of business.
SECTION 6.17    Compliance
Notwithstanding the foregoing, for purposes of determining compliance with Article VI (and, in each case, other definitions used therein) with respect to the amount of any Indebtedness, Lien, disposition, Investment, Restricted Payment or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition Investment, Restricted Payment or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Investment, Restricted Payment or other applicable transaction at the time incurred or made (or declared or notified, as applicable) was permitted hereunder).
ARTICLE VII
Events of Default
SECTION 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    Any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (including, for avoidance of doubt, any amount referred to in SECTION 2.19(a) but excluding any amount referred to in SECTION 7.01(a) or any amount payable for Cash Management Services or Other Liabilities) payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days;
(c)    Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;
(d)    Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained (i) in ARTICLE VI, SECTIONS 5.14, 5.17, 5.18 or (ii) SECTION 5.01(f), (l) or (m) (in each of the foregoing cases, after a three Business Day grace period), or (iii) in any of SECTION 2.18, 2.19(a), SECTION 5.02(a), SECTION 5.07, SECTION 5.08(b), or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iii) is of a type that can be cured within five Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);
(e)    Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Lead Borrower;
(f)    Any Loan Party or other obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Specified Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or any event or condition occurs that results in any Material Indebtedness or Specified Indebtedness becoming due prior to its scheduled maturity or (other than in respect of the Taj DIP Facility) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or Specified Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness or Specified Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, which default, event or condition is not being contested in good faith; provided that this paragraph (f) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (B) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms or (C) any breach or default that is (x) remedied by the Loan

Party or the applicable Subsidiary or (y) waived (including in the form of amendment) by the required holders of the applicable Indebtedness, in each case prior to the acceleration of all the Loans pursuant to this SECTION 7.01;
(g)    a Change in Control shall occur;
(h)    [reserved];
(i)    [reserved];
(j)    Except as permitted under SECTION 6.05, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Loan Parties’ assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ Stores;
(k)    One or more final judgments for the payment of money (which, in the case of the Debtors only, arose following the Petition Date) in an aggregate amount in excess of $25,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect), in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;
(l)    An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability;
(m)    Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;
(n)    Any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(o)    Any Lien purported to be created under any Security Document or any Order in Collateral and the proceeds thereof shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by the applicable Security Document or Order except as a result of the sale, release or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or the failure of the Agents or the Canadian Agent, through their acts or omissions and through no fault of the Loan Parties, to maintain the perfection of their Liens in accordance with Applicable Law;
(p)    The indictment of any Loan Party, under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of 90 days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material;
(q)    the imposition of any stay or other order, the effect of which restrains the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course in a manner that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;
(r)
(i)    the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code or a proceeding under BIA, or any filing by the Lead Borrower of a motion or other pleading seeking entry of such an order;
(ii)    a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) the BIA or any provincial statute relating to the appointment of a receiver, or any similar person (but excluding for the avoidance of doubt, the Monitor) is appointed or elected in the any of the Cases, any Loan Party applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court or the Canadian Court shall have entered an order providing for such appointment, in each case without the written consent of the Required Lenders;
(iii)    the entry of an order or the filing by any Loan Party of an application, motion or other pleading seeking entry of an order staying, reversing, vacating or otherwise modifying the Interim Order, the Canadian Initial Order or the Final Order, in each case in a manner adverse in any material respect (to be determined without duplication of any other “materiality” qualifier herein) to the Administrative Agent or the Lenders without the consent of the Administrative Agent and the Majority Arrangers;
(iv)    (x) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties or (y) the termination of any Loan Party’s right to use any cash collateral under the Interim Order, the Canadian Initial Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders;
(v)    the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Loan Parties having a value in excess of $5,000,000;
(vi)    the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties (or any direct or indirect parent thereof), that challenges the rights and remedies of the Administrative Agent or the Lenders under the Facility in any of the Cases or that is inconsistent with the Loan Documents;
(vii)    the entry of an order in any of the Cases seeking authority to use cash collateral (other than with the prior written consent of the Administrative Agent) or to obtain financing under Section 364 of the Bankruptcy Code or Section 11.2 of the CCAA (other than the Facility, the DIP Term Loan Facility, the Secured Wayne Loans facility, or the Secured Intercompany Advances or any facility which would repay in full in cash the Facilities upon effectiveness thereof);
(viii)    without the written consent of the Administrative Agent and the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other Person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First and Second Day Orders reasonably acceptable to the Administrative Agent);
(ix)    the filing or support of any pleading by any Loan Party (or any direct or indirect parent thereof) or any Subsidiary thereof seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (viii) above;
(s)    termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a Plan of Reorganization;
(t)    the amount of the Canadian Priority Charges shall at any time exceed the aggregate maximum set forth in the respective definitions for each in SECTION 1.01 hereof;
(u)    the making of any Prepetition Payments other than (i) as permitted by the Interim Order, the Canadian Initial Order or the Final Order, (ii) as permitted by (x) any First and Second Day Orders reasonably satisfactory to the Administrative Agent and (y) if such payments are in excess of $5,000,000, the Required Lenders, (iii) consistent with the DIP Budget or (iv) as permitted by any other order of the Bankruptcy Court or the Canadian Court in amounts reasonably satisfactory to the Administrative Agent;
(v)    the entry of the Final Order shall not have occurred within 45 days after the Effective Date;

(w)    an order of the Bankruptcy Court or the Canadian Court granting, other than in respect of the Facilities, the DIP Term Loan Facility, the Canadian Priority Charges, the Secured Wayne Loans facility, the Secured Intercompany Advances and the Carve-Out or as otherwise permitted under the Loan Documents, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code or any charge pursuant to the CCAA, which is pari passu with or senior to the claims of the Administrative Agent and the Lenders or the Canadian DIP Charge, or the filing by the Lead Borrower or any of its Subsidiaries or the Parent of a motion or application seeking entry of such an order;
(x)    other than with respect to the Carve-Out, the Canadian Priority Charges, the DIP Term Loan Facility, the Secured Wayne Loans facility, Secured Intercompany Advances and the Liens permitted to have such priority under the Loan Documents and the Orders, any Loan Party shall create or incur, or the Bankruptcy Court or the Canadian Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents;
(y)    material noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order, the Canadian Initial Order or the Final Order;
(z)    the Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party), or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders regarding this Agreement or the other Loan Documents, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders;
(aa)    a Plan of Reorganization shall be confirmed in any of the Cases, or any order shall be entered which dismisses any of the Cases, in each case, which does not provide for termination of the Commitments under the Facility and indefeasible payment in full in cash of the Obligations under the Loan Documents, or any of the Loan Parties or any of their subsidiaries (other than contingent obligations not due and owing), shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order;
(bb)    any Loan Party (or any direct or indirect parent thereof) shall file any motion seeking authority to consummate the sale of assets of any Loan Party (other than any such sale that is permitted under the Loan Documents) pursuant to Section 363 of the Bankruptcy Code or under the CCAA having a value in excess of $5,000,000, without the prior written consent of the Administrative Agent; or
(cc)    any Loan Party shall make, permit to be made or seek any change, amendment or modification, to the Canadian Initial Order or any other order of the Canadian Court with respect to the Canadian Case in a manner that is adverse to the interest of the Lenders without the consent of the Required Lenders, then, and in every such event, and at any time thereafter during the continuance of such event and subject to the terms of the Orders ,the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times, and solely to the extent required in the Canadian Case, with the leave of the Canadian Court: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately; (ii) declare the Obligations owing by such Borrowers then outstanding to be due and payable in whole, and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; (iii) require the applicable Loan Parties to Cash Collateralize its respective Letter of Credit Outstandings to be held and applied in accordance with SECTION 7.03; and/or (iv) exercise all other rights and remedies provided for in the Security Documents and the Orders and under applicable law; provided that with respect to any enforcement of remedies with respect to the Collateral, the Administrative Agent shall provide the Lead Borrower and the Canadian Borrower at least 5 Business Days’ notice prior to the taking of such action; provided that during such period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court and/or the Canadian Court, for the sole purpose of contesting whether an Event of Default has occurred and/or is continuing.
Without limiting the foregoing subject to the terms of the Orders, in every such event, and at any time thereafter during the continuance of such event, the Canadian Agent, at the request of the Required Lenders, shall, by notice to the Canadian Borrower, take either or both of the following actions, at the same or different times, and solely to the extent required in the Canadian Case, with the leave of the Canadian Court: (i) terminate the Canadian Commitments, and thereupon the Canadian Commitments shall terminate immediately, and (ii) declare the Canadian Liabilities then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Canadian Liabilities so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Canadian Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Canadian Borrower to Cash Collateralize the Letter of Credit Outstandings of the Canadian Borrower; provided that with respect to the enforcement of any remedies with respect to the Collateral, the Canadian Agent shall provide the Lead Borrower and the Canadian Borrower at least 5 Business Days’ notice prior to the taking of such action; provided that during such period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court and/or the Canadian Court for the sole purpose of contesting whether an Event of Default has occurred and/or is continuing.
SECTION 7.02    Remedies on Default or Master Lease Liquidation Event.
(a)    In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto but subject in all respects to the Orders, the Administrative Agent and the Collateral Agent shall at the direction of the Required Lenders proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents or the

Orders by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or the Orders or any instrument pursuant to which the Obligations and Other Liabilities are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties, and solely to the extent required in the Canadian Case, with the leave of the Canadian Court. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law and the Administrative Agent and the Collateral Agent may, subject to leave of the Canadian Court solely to the extent required in the Canadian Case, proceed to protect and enforce their rights and remedies under this Agreement or any of the other Canadian Security Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Canadian Liabilities are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Canadian Agent or the Canadian Lenders to whom any Canadian Liabilities are owing.
(b)    In case any one or more of Master Lease Liquidation Events shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Administrative Agent and the Collateral Agent may (and, at the direction of the Required Lenders, shall) proceed to Liquidate the Collateral at any location which is the subject of such Master Lease Liquidation Event and solely to the extent required in the Canadian Case, with the leave of the Canadian Court. Whether or not a Cash Dominion Event then exists, the proceeds of any such Liquidation shall be applied to the Obligations, the Other Liabilities or Canadian Liabilities, as applicable, in accordance with the provisions of SECTION 7.03 hereof, but the occurrence of any such Master Lease Liquidation Event, in and of itself, shall not constitute a Default or Event of Default hereunder or result in the acceleration of the Obligations or the termination of the Commitments.
SECTION 7.03    Application of Proceeds
(a)    After the occurrence and during the continuance of (i) any Cash Dominion Event or (ii) any Event of Default and acceleration of the Obligations, except as provided in SECTION 7.03(b), all proceeds realized from any Domestic Loan Party or on account of any Collateral owned by a Domestic Loan Party or any payments in respect of any Obligations or Other Liabilities and all proceeds of the Collateral of the Domestic Loan Parties, shall be applied in the following order:
(i)    FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;

(ii)    SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Domestic Lenders (other than fees to the Term Lenders), until paid in full;
(iii)    THIRD, ratably to pay interest accrued in respect of the Obligations (other than the Canadian Liabilities and the Term Loans) until paid in full;
(iv)    FOURTH, to pay principal due in respect of the Swingline Loans to the Domestic Borrowers until paid in full;
(v)    FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans to the Domestic Borrowers (other than Term Loans) until paid in full;
(vi)    SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Domestic Lenders to Cash Collateralize the then extant Stated Amount of Domestic Letters of Credit until paid in full;
(vii)    SEVENTH, to pay outstanding Obligations with respect to Designated Cash Management Services furnished to any Domestic Loan Party in an amount not in excess of the Designated Cash Management Services Obligations Amount;
(viii)    EIGHTH, ratably to pay any fees then due to the Domestic Term Lenders on account of their Domestic Term Loans, until paid in full:
(ix)    NINTH, ratably, to Domestic Term Lenders to pay interest accrued on account of their Domestic Term Loans, until paid in full;
(x)    TENTH, ratably, to Domestic Term Lenders to pay principal on account of their Domestic Term Loans, until paid in full;
(xi)    ELEVENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay Credit Party Expenses, indemnities and other similar amounts then due in connection with Credit Extensions to the Canadian Borrower;
(xii)    TWELFTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay interest, indemnities, and fees (other than fees to the Canadian Term Lenders) due and payable on the Credit Extensions to the Canadian Borrower;
(xiii)    THIRTEENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay outstanding Swingline Loans of the Canadian Borrower;
(xiv)    FOURTEENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian

Lenders as cash collateral to pay principal outstanding under other outstanding Revolving Credit Loans to the Canadian Borrower;
(xv)    FIFTEENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent, to be held by the Canadian Agent, for the ratable benefit of the Issuing Banks and the Canadian Lenders, to Cash Collateralize the then extant Stated Amount of Canadian Letters of Credit until paid in full;
(xvi)    SIXTEENTH, subject to the provisions of SECTION 7.03(c), ratably to pay any fees then due to Canadian Term Lenders on account of their Canadian Term Loans, until paid in full;
(xvii)    SEVENTEENTH, subject, to the provisions of SECTION 7.03(c), ratably, to Canadian Term Lenders to pay interest accrued on account of their Canadian Term Loans, until paid in full;
(xviii)    EIGHTEENTH, subject, to the provisions of SECTION 7.03(c), ratably, to Canadian Term Lenders to pay principal on account of their Canadian Term Loans, until paid in full;
(xix)    NINETEENTH, to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party to the extent not paid pursuant to clause SEVENTH above;
(xx)    TWENTIETH, ratably to pay any other outstanding Obligations and Other Liabilities (including Bank Products) of the Domestic Borrowers;
(xxi)    TWENTY-FIRST, to pay all other outstanding Canadian Liabilities; and
(xxii)    TWENTY-SECOND, to the Lead Borrower or such other Person entitled thereto under Applicable Law.
(b)    After the occurrence and during the continuance of (i) any Cash Dominion Event, or (ii) any Event of Default and acceleration of the Canadian Liabilities, all payments in respect of any Canadian Liabilities or Other Liabilities of the Canadian Loan Parties and all proceeds of the Collateral of the Canadian Borrower and the other Canadian Loan Parties, shall be applied in the following order:
(i)    FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Canadian Agent until paid in full;
(ii)    SECOND, ratably to pay any Credit Party Expenses, indemnities and fees (other than fees to the Canadian Term Lenders) then due to the Canadian Lenders until paid in full;
(iii)    THIRD, ratably to pay interest accrued in respect of the Canadian Liabilities (other than Canadian Term Loans) until paid in full;

(iv)    FOURTH, to pay principal due in respect of the Swingline Loans to the Canadian Borrower until paid in full;
(v)    FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans to the Canadian Borrower (other than Canadian Term Loans) until paid in full;
(vi)    SIXTH, to the Canadian Agent, to be held by the Canadian Agent, for the ratable benefit of the Issuing Banks and the Canadian Lenders, to Cash Collateralize the then extant Stated Amount of Canadian Letters of Credit until paid in full;
(vii)    SEVENTH, ratably to pay any fees then due to Canadian Term Lenders on account of their Canadian Term Loans, until paid in full;
(viii)    EIGHTH, ratably, to Canadian Term Lenders to pay interest accrued on account of their Canadian Term Loans, until paid in full;
(ix)    NINTH, ratably, to Canadian Term Lenders to pay principal on account of their Canadian Term Loans, until paid in full;
(x)    TENTH, to pay outstanding Canadian Liabilities with respect to Cash Management Services furnished to the Canadian Borrower and its Subsidiaries;
(xi)    ELEVENTH, ratably to pay any other Canadian Liabilities and Other Liabilities (including Bank Products) of the Canadian Borrower; and
(xii)    TWELFTH, to the Canadian Borrower or such other Person entitled thereto under Applicable Law.
(c)    Any amounts received by the Canadian Agent pursuant to clauses TENTH through and including SEVENTEENTH of SECTION 7.03(a) shall be held as cash collateral for the applicable Canadian Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the Canadian Borrower and its Subsidiaries to secure the Canadian Liabilities, or (ii) such date that the Agents shall otherwise determine.
(d)    Excluded Swap Obligations with respect to any Facility Guarantor shall not be paid with amounts received from such Facility Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.
ARTICLE VIII
The Agents
SECTION 8.01    Appointment and Administration by Administrative Agent. Each Lender and each Issuing Bank hereby irrevocably designates JPMorgan as Administrative Agent under this Agreement and the other Loan Documents and the Orders. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and each Issuing Bank each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Administrative Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.
SECTION 8.02    Appointment of Collateral Agent. Each Lender and each Issuing Bank hereby irrevocably designates JPMorgan (or any Affiliates thereof succeeding to such position) as Collateral Agent under this Agreement and the other Loan Documents. The Lenders and each Issuing Bank each hereby irrevocably authorizes the Collateral Agent (a) to enter into the Loan Documents to which they are parties, and (b) at their discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall they have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.
SECTION 8.03    Appointment of Canadian Agent.
(a)    Each Lender, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities hereby irrevocably designates JPMorgan Chase Bank, N.A., Toronto Branch as the Canadian Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents with respect to the Canadian Borrower shall be by the Canadian Agent. The Lenders, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities each hereby (i) irrevocably authorizes the Canadian Agent (x) to enter into the Loan Documents to which it is a party and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Canadian Security Documents. All Collateral from the Canadian Loan Parties shall be held or administered by the Canadian Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties holding Canadian Liabilities. Any proceeds received by the Canadian Agent from the foreclosure, sale, lease or other disposition of any of the Collateral from the Canadian

Loan Parties and any other proceeds received pursuant to the terms of the Canadian Security Documents or the other Loan Documents shall be paid over to the Canadian Agent for application as provided in this Agreement and the other Loan Documents. The Canadian Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Canadian Agent.
(b)    For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Canadian Loan Party, the Canadian Agent is hereby irrevocably authorized and appointed by each Lender, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders, Issuing Banks and Secured Parties that is owed any Canadian Liabilities (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and Applicable Laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Canadian Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Lender, an Issuing Bank or a Secured Party that is owed any Canadian Liabilities or successor Canadian Agent shall be deemed to have consented to and ratified the foregoing appointment of the Canadian Agent as the Hypothecary Representative on behalf of all Lenders, Issuing Banks and each Secured Party that is owed any Canadian Liabilities, including such Person and any Affiliate of such Person designated above as a Lender, Issuing Bank or a Secured Party that is owed any Canadian Liabilities. For greater certainty, the Canadian Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Canadian Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Canadian Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Canadian Agent, such successor Canadian Agent shall also act as the Hypothecary Representative, as contemplated above.
SECTION 8.04    Sharing of Excess Payments. If at any time or times any Secured Party shall receive (a) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations of the Domestic Borrowers or the Canadian Liabilities owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (b) payments from the Administrative Agent or the Canadian Agent, as applicable, in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent or the Canadian Agent, such Secured Party shall promptly (i) turn the same over to the Administrative Agent or the Canadian Agent, as applicable, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent or the Canadian Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations of the Domestic Borrowers or the Canadian Liabilities, as applicable, in accordance with the applicable provisions of this Agreement, or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Obligations of the Domestic Borrowers or the Canadian Liabilities, as applicable, owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.03, as applicable, and with their Domestic Commitment Percentages or Canadian Commitment Percentages, or Term Percentage, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. In no event shall the provisions of this SECTION 8.04 be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Domestic Lender or Canadian Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate(s) thereof (as to which the provisions of this SECTION 8.04 shall apply). Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to, and shall be limited to, the Canadian Liabilities and any adjustments with respect thereto shall be made solely amongst Lenders having a Canadian Commitment.
SECTION 8.05    Agreement of Applicable Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent or the Canadian Agent, as applicable, for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.
SECTION 8.06    Liability of Agents.
(a)    Each of the Agents and the Canadian Agent, when acting on behalf of the Credit Parties, may execute any of its respective duties under this Agreement or any of the other Loan Documents by or through any of its officers, agents and employees, and no Agent or the Canadian Agent or any of its respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s or Canadian Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent or the Canadian Agent or any of its respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or the Canadian Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations, the Other Liabilities or Canadian Liabilities or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations, the Other Liabilities or the Canadian Liabilities or for the value or sufficiency of any of the Collateral.
(b)    Each of the Agents and the Canadian Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. No Agent or the Canadian Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(c)    No Agent or the Canadian Agent or any of its respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent or Canadian Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.
(d)    Each of the Agents and the Canadian Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party. Each of the Agents and the Canadian Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.
SECTION 8.07    Notice of Default. No Agent or the Canadian Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent or Canadian Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent or the Canadian Agent obtains such actual knowledge or receives such a notice, such Agent or Canadian Agent shall give prompt notice thereof to each of the other Secured Parties. Upon the occurrence of an Event of Default, the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, shall have received such direction, the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, be required to comply with any such directions to the extent that the Administrative Agent, the Collateral Agent or the Canadian Agent, as applicable, believes that its compliance with such directions would be unlawful.
SECTION 8.08    Credit Decisions. Each Secured Party (other than the Agents and the Canadian Agent) acknowledges that it has, independently and without reliance upon any Agent or the Canadian Agent or any other Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents and the Canadian Agent) also acknowledges that it will, independently and without reliance upon any Agent, the Canadian Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.
SECTION 8.09    Reimbursement and Indemnification. Each Secured Party (other than the Agents and the Canadian Agent) agrees to (a) reimburse each Agent and the Canadian Agent for such Lender’s Pro Rata Percentage of (i) any expenses and fees incurred by any Agent or the Canadian Agent for the benefit of the Secured Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (ii) any expenses of any Agent or the Canadian Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse, and (b) indemnify and hold harmless each Agent and the Canadian Agent and any of its respective directors, officers, employees, or agents, on demand, in the amount of such Lender’s Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent or the Canadian Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or Canadian Agent); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this SECTION 8.09 shall survive the repayment of the Obligations, the Other Liabilities, the Canadian Liabilities and the termination of the Commitments.
SECTION 8.10    Rights of Agents. It is understood and agreed that the Agents and the Canadian Agent shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents or the Canadian Agent. Each Agent, the Canadian Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent or Canadian Agent thereunder.
SECTION 8.11    Notice of Transfer. The Administrative Agent or the Canadian Agent, as applicable, may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations or Canadian Liabilities, as applicable, or the Other Liabilities for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.
SECTION 8.12    Successor Agents. The Administrative Agent or the Canadian Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Lead Borrower and the Canadian Borrower, as applicable. The Collateral Agent may resign at any time by giving 30 Business Days prior written notice thereof to the other Agents and the Lead Borrower and the Canadian Borrower, as applicable. Upon any such resignation of the Administrative Agent or the Canadian Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent or Canadian Agent, as applicable, which, so long as there is no Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Administrative Agent or Canadian Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Canadian Agent’s giving of notice of resignation, the retiring Administrative Agent or Canadian Agent may, on behalf of the other Secured Parties, appoint a successor Administrative Agent or Canadian Agent which, (i) with respect to the Administrative Agent shall be a Person a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000, or (ii) with respect to the Canadian Agent, a commercial bank or institutional lender (or branch or Affiliate thereof) resident in Canada (for purposes of the Income Tax Act (Canada) or otherwise not subject to withholding taxes on any interest paid by a resident of Canada) and having a combined capital and surplus of at least $1,000,000,000 or (iii) in either case, capable of complying with all of the duties of such Administrative Agent or Canadian Agent, as applicable, hereunder (in the opinion of the retiring Administrative Agent or Canadian Agent and as certified to the other Secured Parties in writing by such successor Administrative Agent or Canadian Agent) which, so long as there is no Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent or Canadian Agent by a successor Administrative Agent or Canadian Agent, as applicable, such successor Administrative Agent or Canadian Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s, Collateral Agent’s or Canadian Agent’s resignation hereunder as such Administrative Agent, Collateral Agent or Canadian Agent, as applicable, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent, Collateral Agent or Canadian Agent under this Agreement. Upon the resignation of the Collateral Agent, a successor shall be appointed in accordance with the procedures set forth above in this SECTION 8.12.
SECTION 8.13    Relation Among the Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent or the Canadian Agent) authorized to act for, any other Lender.
SECTION 8.14    Reports and Financial Statements. By signing this Agreement, each Lender:
(a)    agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;
(b)    is deemed to have requested that the Administrative Agent or the Canadian Agent, as applicable, furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent or the Collateral Agent, as applicable (collectively, the “Reports”) (and the Administrative Agent and the Canadian Agent, as applicable, agree to furnish such Reports promptly to the Lenders, which may be furnished in accordance with the final paragraph of SECTION 5.01);
(c)    expressly agrees and acknowledges that no Agent or the Canadian Agent (i) makes any representation or warranty as to the accuracy of the Reports or (ii) shall be liable for any information contained in any Report;
(d)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents, the Canadian Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(e)    agrees to keep all Reports confidential in accordance with the provisions of SECTION 9.15 hereof, and not to use any Report in any other manner; and
(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent, the Canadian Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each Agent, the Canadian Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents, the Canadian Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.
SECTION 8.15    Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents, the Canadian Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada can be perfected only by possession, control or notation. Should any Lender (other than the Administrative Agent or the Canadian Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent or the Canadian Agent, as applicable, thereof, and, promptly upon the Administrative Agent’s or Canadian Agent’s, as applicable, request therefor, shall deliver such Collateral to the Administrative Agent or Canadian Agent, as applicable, or otherwise deal with such Collateral in accordance with the Administrative Agent’s or Canadian Agent’s (as applicable) instructions.
SECTION 8.16    [Reserved].
SECTION 8.17    Risk Participation.
(a)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Liabilities have not been repaid in full (other than the Other Liabilities and those relating to Term Loans of the Canadian Borrower and its Subsidiaries), then the Domestic Lenders (other than Domestic Term Lenders) shall purchase from the Canadian Lenders (other than Canadian Term Lenders) (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities (other than Other Liabilities and Term Loans relating to the Canadian Borrower and its Subsidiaries) so that each such Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities (other than those relating to Canadian Term Loans) and all other Obligations (other than those relating to Term Loans).
(b)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (other than those relating to the Canadian Liabilities, Term Loans, or the Other Liabilities of the Domestic Borrowers) have not been repaid in full, then the Canadian Lenders (other than Canadian Term Lenders) shall purchase from the Domestic Lenders (other than Domestic Term Lenders) (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations (other than those relating to Term Loans) so that each such Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations (other than those relating to Term Loans) of the Domestic Borrowers and the Canadian Liabilities, (other than those relating to Term Loans).
(c)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Term Loans have not been repaid in full, then the Domestic Term Lenders shall purchase from the Canadian Term Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Term Loans so that each such Term Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Term Loans and all other Obligations relating to Term Loans.
(d)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Domestic Term Loans have not been repaid in full, then the Canadian Term Lenders shall purchase from the Domestic Term Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Domestic Term Loans so that each such Term Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations relating to Term Loans and the Canadian Term Loans.
(e)    All purchases of Obligations under this SECTION 8.17 shall be at par, for cash, with no premium, discount or reduction.
(f)    No Lender shall be responsible for any default of any other Lender in respect of any other Lender’s obligations under this SECTION 8.17, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.
(g)    Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this SECTION 8.17 and the purchase of Obligations or the Canadian Liabilities, as applicable, as provided herein.
(h)    The obligations of each Lender under this SECTION 8.17 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Lenders.
(i)    No fees required to be paid on any assignment pursuant to SECTION 9.04 of this Agreement shall be payable in connection with any assignment under this SECTION 8.17.
SECTION 8.18    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize the Administrative Agent, the Canadian Agent and the Collateral Agent, as applicable, to take actions to evidence the release of any Lien upon any Collateral: (i) upon the termination of the Domestic Commitments and the Canadian Commitments, as applicable, and payment and satisfaction in full by the Domestic Borrowers of all Obligations the Canadian Borrower of all Canadian Liabilities, as applicable and, if the obligations have been accelerated and Liquidation has commenced, the Other Liabilities then due and payable (in any event other than contingent indemnity obligations with respect to then unasserted claims), all Letters of Credit shall have expired or terminated (or been collateralized in a manner reasonably satisfactory to the Issuing Banks) and all Letter of Credit Outstandings have been reduced to zero (or collateralized in a manner reasonably satisfactory to the Issuing Banks); (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition or other transaction permitted hereunder upon receipt by the Administrative Agent or the Canadian Agent, as applicable, of the Net Proceeds thereof to the extent required by this Agreement (or, if no such Net Proceeds are required to be remitted to the Administrative Agent or the Canadian Agent, as applicable, upon consummation of such transaction); (iii) to the extent such Collateral is owned by a Loan Party, upon the release of such Loan Party from its obligations under the Loan Documents to the extent such release occurs as a result of a Permitted Disposition or other transaction permitted under SECTION 6.03, resulting in such Person ceasing to be a Loan Party; or (iv) upon request of the Lead Borrower, constituting Real Estate being transferred from a Domestic Loan Party to another Domestic Loan Party but only to the extent that after such transfer, no Event of Default exists. Except as provided above, the Administrative Agent or the Canadian Agent, as applicable, will not release any of the Agent’s or Canadian Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by the Administrative Agent, the Canadian Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s or the Canadian Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.18.
(b)    The Lenders hereby authorize the Administrative Agent and the Canadian Agent, as applicable, to take such actions, including making filings and entering into agreements and any amendments or supplements to any Security Document or Intercreditor Agreement, as may be necessary or desirable to reflect the intent of this Agreement and the refinancing of any Indebtedness permitted hereunder. Upon request by the Administrative Agent, the Canadian Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s or the Canadian Agent’s authority to enter into such agreements, amendments or supplements.
(c)    Upon at least two (2) Business Days’ prior written request by the Lead Borrower or the Canadian Borrower, as applicable, the Administrative Agent or the Canadian Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.18(a); provided, however, that (i) neither the Administrative Agent nor the Canadian Agent shall be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Administrative Agent or the Canadian Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations, the Other Liabilities, the Canadian

Liabilities, or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
SECTION 8.19    Co-Documentation Agent, Arrangers and Bookrunners.
Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Co-Documentation Agents, the Arrangers and the Bookrunners shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmissions, as follows:
(a)    if to any Loan Party, to it at One Geoffrey Way, Wayne, New Jersey, Attention: Chief Financial Officer (Telecopy No. (973) 617-4006), with a copy to the attention of General Counsel (Telecopy No. (973) 617-4043), with a copy to Kirkland & Ellis LLP, Attention: Michelle Kilkenney, P.C. (Telecopy No. 312.862.2200), (E-Mail michelle.kilkenney@kirklad.com;
(b)    if to the Administrative Agent, the Collateral Agent or the Swingline Lender to JPMorgan Chase Bank, N.A., JPM Loan & Agency Services, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, DE 19713-2107, Attention Chris Johnson (Telecopy No. (302) 634-2617, (E-Mail christopher.x.johnson@chase.com), with a copy to JPMorgan Chase Bank, N.A., IB Credit Risk, 383 Madison Ave, 24th Floor, New York, NY 10179, Attention Anna Kostenko (Telecopy No. 212-270-5100), (E-Mail anna.kostenko@jpmorgan.com);
(c)    if to the Canadian Agent, or the Swingline Lender of Swingline Loans to the Canadian Borrower, to the attention of the Administrative Agent; and
(d)    if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.
Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) or the Canadian Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:
(i)    Increase the Domestic Commitment or Canadian Commitment of any Lender without the prior written consent of such Lender;
(ii)    Without:
(A)    the prior written consent of each Lender directly adversely affected thereby, reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees payable under the Loan Documents;
(B)    the prior written consent of each Lender directly adversely affected thereby, postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date;

(C)    the prior written Unanimous Consent of all Lenders, except for Permitted Dispositions or for Collateral releases as provided in SECTION 8.18, release all or substantially all of the Collateral from the Liens of the Security Documents;
(D)    the prior written consent of each Term Lender, change the definition of the term “Supermajority Consent of Term Lenders”;
(E)    the prior written Supermajority Consent of Term Lenders and Supermajority Consent of Revolving Lenders, change the definition of the terms “Domestic Availability”, “Domestic Borrowing Base”, or “Domestic Incremental Availability”, or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Domestic Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves or to add Inventory or Accounts acquired in a Permitted Acquisition to the Borrowing Base as provided herein; or
(F)    the prior written Supermajority Consent of Term Lenders and Supermajority Consent of Revolving Lenders, change the definition of the terms “Combined Borrowing Base”, “Canadian Availability”, “Canadian Incremental Availability” or “Canadian Borrowing Base” or any component definition thereof if, in each case, as a result thereof, the amounts available to be borrowed by the Canadian Borrower would be increased; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves;
(G)    the prior written Unanimous Consent of all Lenders, except in connection with Permitted Dispositions or other transactions permitted hereunder resulting in such Loan Party ceasing to constitute a Loan Party, release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document;
(H)    [Reserved];
(I)    the prior written Unanimous Consent of all Lenders, change SECTION 2.17, SECTION 7.03; SECTION 8.04 or SECTION 8.17;
(J)    the prior written consent of the Required Lenders and the Collateral Agent, change SECTION 2.18;
(K)    the prior written Unanimous Consent of all Lenders, except as provided by operation of Applicable Law and otherwise expressly permitted hereunder, amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document, subordinate the Obligations or Other Liabilities hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be;
(L)    the prior written Unanimous Consent of all Lenders, change any of the provisions of this SECTION 9.02(b) or the definitions of “Pro Rata Percentage”, “Canadian Commitment Percentage”, “Domestic Commitment Percentage”, “Commitment Percentage”, “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder in each case to reduce such percentage; or
(M)    the prior written Unanimous Consent of all Lenders under the Revolving Facility, increase the amount of the Excess Swingline Loans.
(iii)    Without the prior written Supermajority Consent of Term Lenders and Supermajority Consent of Revolving Lenders, in connection with other transactions permitted herein or for Collateral releases as expressly provided herein, release any material portion of the Collateral from the Liens of the Security Documents.
(iv)    Without the prior written consent of the Agents, the Canadian Agent or the Issuing Banks, as the case may be, affect the rights or duties of the Agents, the Canadian Agent or the Issuing Banks, it being understood that any increase in an amount up to $50,000,000 or decrease of the Canadian Swingline Ceiling can be effected by an agreement of the Canadian Borrower and the Canadian Agent and any increase in an amount up to $50,000,000 or decrease of the Domestic Swingline Ceiling can be effected by an agreement of the Lead Borrower and the Administrative Agent, in each case without the consent of any other Lender.
(c)    Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Lead Borrower or the Canadian Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders or at least 50.1% of the directly adversely affected Lenders, but not by the requisite percentage of all of the Lenders, the Lead Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower or the Canadian Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment (including the Domestic Commitment and the Canadian Commitment) of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent to the extent required by Section 9.04, or an increase in the Domestic Commitment or Canadian Commitment of one or more of the Required Lenders, so that the Domestic Total Commitments and the Canadian Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.
(d)    No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.
(e)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (i) ambiguities, errors, omissions, defects, (ii) to effect administrative changes of a technical or immaterial nature or (iii) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with or to give effect to or to carry out the purpose of this Agreement and the other Loan Documents.
(f)    Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its reasonable discretion, grant extensions of time for the satisfaction of any of the requirements under Sections _________ or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.

(a)    The Loan Parties shall jointly and severally (to the extent provided herein) pay on the Effective Date all invoiced Credit Party Expenses incurred as of the Effective Date, subject to any reimbursement limitations agreed to in writing prior to the Effective Date. Thereafter, the Loan Parties shall jointly and severally (to the extent provided herein) pay all Credit Party Expenses promptly, and in event within fifteen (15) Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail.
(b)    The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, in the case of legal advisors, the reasonable fees, charges and disbursements of one counsel for JPMorgan, one counsel for the Canadian Agent and one counsel for all other similarly situated Indemnitees (other than the Agents and the Canadian Agent) (and in each case one additional counsel for each foreign or local state or provincial jurisdiction) and in the case of a perceived conflict of interest, one additional domestic, Canadian, local and foreign counsel for each group of similarly situated Indemnitees, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether such claim, litigation, investigation or proceeding is brought by any Loan Party or any other Person or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined in a final judgment by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (y) are relating to disputes among Indemnitees or (z) are determined in a final judgment by a court of competent jurisdiction to have resulted from a material breach by such Indemnitee (or its related parties), other than (i) any such claims arising out of any act or omission of the Loan Parties or any of their Affiliates or claims against an Indemnitee in its capacity as an Issuing Bank or other similar role or (ii) any such claims arising out of any act or omission on the part of Parent or any of its Affiliates. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.
(c)    No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof; provided that nothing contained in this clause (c) shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.
(d)    The provisions of SECTION 9.03(b) and SECTION 9.03(c) shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the Other Liabilities, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.03 shall be payable within fifteen (15) Business Days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.
(e)    Notwithstanding anything to the contrary in SECTION 9.03(a) or SECTION 9.03(b), the Canadian Borrower’s obligation to pay and indemnify shall be limited to matters, fees, expenses charges and disbursement, or losses, claims, damages and liabilities which the Administrative Agent or the Canadian Agent determines in their reasonable judgment to be properly attributable or allocable to the Canadian Borrower.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, Indemnitees, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may, with the consent of the Administrative Agent, each Issuing Bank (other than in connection with an assignment of any Term Loan) and, so long as no Event of Default has occurred and is continuing, the Lead Borrower (each of whose consents shall not be unreasonably withheld or delayed and, with respect to the Lead Borrower, shall be deemed given if the Lead Borrower has not responded to a request for such consent within ten (10) Business Days), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Domestic Commitment or Canadian Commitment and the Loans at the time owing to it); provided, however, that no such consent (other than consent of each Issuing Bank) shall be required in connection with any assignment to another Lender or any assignment of Term Loans; provided further that each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment or Loans of the assigning Lender subject to a partial assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 with respect to the Domestic Commitments or Canadian Commitments or $1,000,000 with respect to the Term Loans, as applicable; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligation; without limitation, for clarity, any partial assignments of a Lender’s Term Loans shall include the same proportion of its Canadian Term Loans and its Domestic Term Loans; provided that Commitments may be assigned separately from Term Loans; (iii) any Person may be a Canadian Lender (other than a Canadian Term Lender) only if it or any of its Affiliates also has Domestic Commitments in an amount at least equal to its Canadian Commitment; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with (unless waived by the Administrative Agent) a processing and recordation fee of $3,500.00. Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e). The Loan Parties hereby acknowledge and agree that any effective assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain, at one of its offices in the United States, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Domestic Commitment and the Canadian Commitment of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Canadian Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).
(e)    Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (other than any Person in direct competition with a Loan Party’s business) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Domestic Commitment, Canadian Commitment and the Loans owing to it), subject to the following:

(i)    such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(iii)    the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(iv)    any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii)(A) or SECTION 9.02(b)(ii)(B) that affects such Participant;
(v)    subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits (and subject to the requirements) of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);
(vi)    to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;
(vii)    each Lender, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participant Register”) meeting the requirements of 26 CFR §5f. 103 1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participant Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.14, SECTION 2.23, and SECTION 9.08). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations;
(viii)    a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent; and
(ix)    a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with SECTION 2.23(e).
(f)    Any Credit Party may, without obtaining the consent of any Loan Party, at any time charge, pledge, assign or otherwise grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to a central bank or any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or other central bank, and this SECTION 9.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.
(g)    The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.
SECTION 9.05    Survival. All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (a) the Commitments have expired or been terminated, (b) the principal of, and interest on, each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and, if no acceleration has occurred and no Liquidation has commenced, the Other Liabilities) shall have been paid in full, (c) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the Issuing Bank) and (d) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the Issuing Bank). The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent or the Canadian Agent, on behalf of itself and the other Credit Parties, may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations or Other Liabilities that may subsequently be reversed or revoked, and any Obligations that may thereafter arise, including without limitation under SECTION 9.03 and/or with respect to the Other Liabilities.
SECTION 9.06    Counterparts; Integration; Effectiveness; Orders Control. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents (and any fee letters or fee agreements referred to in SECTION 2.19(a) and any other agreements entered into in connection with the transactions contemplated herein on or around the date hereof) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective on the Effective Date in accordance with SECTION 4.03. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. To the extent that any provision herein is inconsistent with any term of any Order the applicable Order shall control.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. Subject to the Orders and the last two paragraphs of SECTION 7.01, if an Event of Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding the Designated Account, and payroll, trust , trust-gift card, and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Lead Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders. Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to the Canadian Liabilities. ANY AND ALL RIGHTS TO REQUIRE ANY AGENT OR THE CANADIAN AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH

SECURES ANY OF THE OBLIGATIONS, THE OTHER LIABILITIES OR THE CANADIAN LIABILITIES, AS APPLICABLE, PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR A LETT TATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
SECTION 9.09    Governing Law; Jurisdiction: Consent to Service of Process.
(a)    THIS AGREEMENT AND ALL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE AND THE CCAA.
(b)    Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document shall be brought before the Bankruptcy Court or the Canadian Court (provided that any suit for the enforcement of this Agreement or any other Loan Documents against a Canadian Loan Party shall be brought before the Canadian Court, including by way of a joint hearing with the Bankruptcy Court pursuant to the any cross-border insolvency protocol approved in the Cases) and, if the Bankruptcy Court or Canadian Court does not have (or abstains from) jurisdiction, in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely before the Bankruptcy Court or the Canadian Court and, if the Bankruptcy Court or the Canadian Court, as applicable does not have (or abstains from) jurisdiction, in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Press Releases and Related Matters. Each Borrower consents to the publication by the Administrative Agent or the Canadian Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Borrower’s name, and with the consent of the Lead Borrower, logo or trademark. The Administrative Agent or the Canadian Agent, as applicable, shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent and the Canadian Agent reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
SECTION 9.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Credit Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with Applicable Law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this SECTION 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Credit Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate, in the case of the Domestic Lenders, and at the Bank of Canada Overnight Rate, in the case of Canadian Lenders, to the date of repayment, shall have been received by such Lender.
SECTION 9.14    Additional Waivers.
(a)    The Obligations, the Other Liabilities and the Canadian Liabilities are the joint and several obligation of each Loan Party, provided that the Canadian Borrower and the other Canadian Loan Parties shall be liable only for the Canadian Liabilities. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Canadian Agent, the Collateral Agent or any other Credit Party.
(b)    The obligations of each Loan Party to pay the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, the Other Liabilities or Canadian Liabilities, as applicable, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or the Other Liabilities, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of the Obligations and Other Liabilities after termination of all Commitments to any Loan Party under any Loan Document).
(c)    To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations, the Other Liabilities or Canadian Liabilities or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations, the Other Liabilities and the Canadian Liabilities after the termination of all Commitments to any Loan Party under any Loan Document. The Agents and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, the Other Liabilities and the Canadian Liabilities, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations, the Other Liabilities and the Canadian Liabilities have been paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)    Except as otherwise specifically provided herein, each Domestic Borrower is obligated to repay the Obligations and the Other Liabilities as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, Other Liabilities or the Canadian Liabilities, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent indemnity obligations for then unasserted claims), the Other Liabilities and the Canadian Liabilities (other than contingent indemnity obligations for then unasserted claims) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent or the Canadian Agent, as applicable, to be credited against the payment of the Obligations, the Other Liabilities and the Canadian Liabilities, as applicable, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Domestic Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations, the Other Liabilities or Canadian Liabilities constituting Revolving Credit Loans made to another Loan Party hereunder (an “Accommodation Payment”), then the Domestic Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Domestic Loan Parties (or the Canadian Loan Parties, if applicable) in an amount, (x) for each of such other Domestic Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Domestic Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Domestic Loan Parties, or (y) for each Canadian Loan Party, in an amount equal to such Accommodation Payment. As of any date of determination, the “Allocable Amount” of each Domestic Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Domestic Loan Party hereunder without (a) rendering such Domestic Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Domestic Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Domestic Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
(e)    Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations and Other Liabilities are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations and Other Liabilities may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations and Other Liabilities from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations and Other Liabilities are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.
(f)    Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents and the Other Liabilities, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents and the Other Liabilities, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents and the Other Liabilities, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations or Other Liabilities of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.
SECTION 9.15    Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors involved in the future transaction (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), and to the Monitor and its counsel, (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Lead Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this SECTION 9.15, to any Eligible Assignee of, or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties, the Canadian Liabilities, the Other Liabilities and the Obligations so long as such Person or any of their Affiliates is not a competitor of any Loan Party, (g) with the prior consent of the Loan Parties, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this SECTION 9.15, to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available to any Credit Party on a non-confidential basis from a source other than the Loan Parties. For the purposes of this SECTION 9.15, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business. Any Person required to maintain the confidentiality of Information as provided in this SECTION 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents, including conference calls or meetings with the Loan Parties to review their earnings and other information, may include material non-public information concerning the Loan Parties and their Subsidiaries and Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Loan Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents, including conference calls or meetings with the Loan Parties to review their earnings and other information, will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Subsidiaries and Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Loan Parties and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.
SECTION 9.16    Patriot Act; Proceeds of Crime Act. Each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act (Title in of Pub. L. 107-56

(signed into law October 26, 2001)) (the “Patriot Act”) (including all applicable “know your customer” rules, regulations and procedures applicable to such Lender in Canada), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”). No part of the proceeds of the Loans will be used by the Loan Parties, directly or, to the knowledge of the Borrowers, indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act.
SECTION 9.17    [Reserved].
SECTION 9.18    Limitation Of Canadian Loan Parties’ Liability. Notwithstanding anything to the contrary herein contained, the liability of the Canadian Loan Parties hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities, and the Canadian Loan Parties shall have no liability whatsoever under the Loan Documents with respect to any other Obligations or Other Liabilities of the Domestic Borrowers.
SECTION 9.19    Judgment Currency.
(a)    If, for the purpose of obtaining or enforcing judgment against the Canadian Borrower or any other Canadian Loan Party, if any, in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this SECTION 9.19 referred to as the “Judgment Currency”) an amount due in CD$ or dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:
(i)    the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or
(ii)    the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this SECTION 9.19 being hereinafter in this SECTION 9.19 referred to as the “Judgment Conversion Date”).
(b)    If, in the case of any proceeding in the court of any jurisdiction referred to in SECTION 9.19(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Canadian Borrower or any other Canadian Loan Party, if any, will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of CD$ or dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)    Any amount due from the Canadian Borrower or any other Canadian Loan Party, if any, under the provisions of this SECTION 9.19 will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
(d)    The term “rate of exchange” in this SECTION 9.19 means:
(i)    for a conversion of CD$ to the Judgment Currency, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of the Judgment Currency to CD$;
(ii)    for a conversion of dollars to the Judgment Currency when the Judgment Currency is CD$, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of dollars to CD$;
(iii)    for a conversion of dollars to the Judgment Currency when the Judgment Currency is not CD$, the effective rate obtained when a given amount of dollars is converted to CD$ at the rate determined pursuant to this SECTION 9.19 and the result thereof is then converted to the Judgment Currency pursuant to this SECTION 9.19; or
(iv)    if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Canadian Agent at Toronto, Canada at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.
SECTION 9.20    Language. The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.
SECTION 9.21    [Reserved].
SECTION 9.22    Keepwell. Each Loan Party that, at the time the guarantee of (or grant of a security interest by, as applicable) another Loan Party becomes or would become effective as to any Swap Obligation of any Loan Party, is a Qualified ECP Guarantor intends that the Facility Guarantee constitute at such time, and such guarantee shall be deemed to constitute at such time, a guarantee for the benefit of each other Loan Party for purposes of Section la(18)(a)(v)(H) of the Commodity Exchange Act. For the avoidance of doubt, and for purposes of the foregoing sentence, such “effective” date with respect to any Loan Party shall be the date of the execution of a Hedge Agreement in respect of a Swap Obligation that constitutes a Bank Product if this Agreement is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement by such Loan Party.
SECTION 9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE X
Facility Guaranty
SECTION 10.01    Guarantee
Each Domestic Loan Party unconditionally guarantees, jointly with any other Domestic Loan Parties and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Secured Obligations (as defined in the Security Agreement) (but excluding any Excluded Swap Obligations). To the fullest extent permitted by applicable law and except as otherwise provided in the Loan Documents, each Domestic Loan Party waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Secured Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Secured Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and, to the fullest extent permitted by applicable law, the same shall in no way impair each Domestic Loan Party’s liability hereunder.
SECTION 10.02    Obligations Not Waived.
To the fullest extent permitted by applicable law and except as otherwise provided for herein or in the other Loan Documents, each Domestic Loan Party waives presentment to, demand of payment from and protest to the Borrowers or any other person of any of the Secured Obligations, and also to the extent permitted by law and except as otherwise provided for herein or in the other Loan Documents waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities. To the fullest extent permitted by applicable law and except as otherwise provided for herein or in the other Loan Documents, the Guarantee of each Domestic Loan Party hereunder shall not be affected by (a) the failure of any Loan Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrowers or any Domestic Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to any Domestic Loan Party under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrowers or any Loan Party of the Secured Obligations.
SECTION 10.03    Security.
Each Domestic Loan Party authorizes the Administrative Agent to (a) take and hold security (to the extent such Domestic Loan Party has executed a Security Agreement in favor of the Administrative Agent) for the payment of this Guarantee and the Secured Obligations and exchange, enforce, waive and release any such security pursuant to the terms of any other Loan Documents; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of any other Loan Documents; and (c) release or substitute any one or more endorsees, other Domestic Loan Parties or other obligors pursuant to the terms of any other Loan Documents. In no event shall this SECTION 10.3 require any Domestic Loan Party to grant security, except as required by the terms of the Loan Documents.
SECTION 10.04    Guarantee of Payment.
Each Domestic Loan Party further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other person.
SECTION 10.05    No Discharge or Diminishment of Guarantee.
To the fullest extent permitted by applicable law and except as otherwise expressly provided in this Agreement, the Secured Obligations of each Domestic Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims)), including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Domestic Loan Party hereunder shall, to the fullest extent permitted by applicable law, not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Domestic Loan Party or that would otherwise operate as a discharge of any Domestic Loan Party as a matter of law or equity (other than the payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims)) or which would impair or eliminate any right of any Domestic Loan Party to subrogation. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of any Borrower or otherwise, the Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.
SECTION 10.06    Defenses Waived
To the fullest extent permitted by applicable law, each Domestic Loan Party waives any defense based on or arising out of the unenforceability of the Secured Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the payment in full in cash of the Secured Obligations) of the Borrowers or any other person. Subject to the terms of the other Loan Documents, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrowers or any other Domestic Loan Party or exercise any other right or remedy available to them against the Borrowers or any other Domestic Loan Party, without affecting or impairing in any way the liability of each Domestic Loan Party hereunder except to the extent the Secured Obligations have been paid in cash. Pursuant to and to the fullest extent permitted by applicable law, each Domestic Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Domestic Loan Party against the Borrowers or any other Domestic Loan Party or any security.
SECTION 10.07    Agreement to Pay; Subordination.
In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Domestic Loan Party by virtue hereof, upon the failure of the Borrowers or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Domestic Loan Party hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest and fees on such Obligations. Upon payment by each Domestic Loan Party of any sums to the Administrative Agent or any Secured Party as provided above, all rights of each Domestic Loan Party against the Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims). In addition, any indebtedness of the Borrowers or any Subsidiary now or hereafter held by each Domestic Loan Party that is required by the Credit Agreement to be subordinated to the Secured Obligations is hereby subordinated in right of payment to the prior payment in full of the Secured Obligations. If any amount shall be paid to any Domestic Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness at any time when any Secured Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or to the First Lien Administrative Agent, to the extent provided in the Intercreditor Agreement) to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents (including the Intercreditor Agreement).
SECTION 10.08    General Limitation on Guarantee Obligations.
In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Domestic Loan Party under this Article X would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Domestic Loan Party, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 10.09    Information.
Each Domestic Loan Party assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that each Domestic Loan Party assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Domestic Loan Party of information known to it or any of them regarding such circumstances or risks.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.
TOYS “R” US-DELAWARE, INC., as Lead Borrower

By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

TOYS “R” US (CANADA) LTD.
TOYS “R” US (CANADA) LTEE, as a Canadian Borrower
By: /s/ Melanie Teed Merch
Name: Melanie Teed Merch
Title: Authorized Officer
By: /s/ Pascale Naccarato
Name: Pascale Naccarato
Title: Authorized Officer

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

GIRAFFE HOLDINGS, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial     Officer
TOYS ACQUISITION, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: President
GEOFFREY HOLDINGS, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial     Officer
TRU OF PUERTO RICO, INC.
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial     Officer
TRU-SVC, INC.
By: /s/ Michael J. Short
Name: Michael J. Short
Title: President
GEOFFRY, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: President
GEOFFREY INTERNATIONAL, LLC
By: Geoffrey, LLC
Its: Managing Member

By: /s/ Michael J. Short
Name: Michael J. Short
Title: President

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Swingline Lender, and as a Domestic Lender
By: /s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

JPMORGAN CHASE BANK, N.A. (acting through its Toronto branch), as Canadian Agent, as Swingline Lender and as a Canadian Lender
By: /s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender and Issuing Bank
By: /s/ Frank Fazio
Name: Frank Fazio
Title: Managing Director
By: /s/ Philip Saliba
Name: Philip Saliba
Title: Director

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

GOLDMAN SACHS BANK USA, as Lender and Issuing Bank
By: /s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory
GOLDMAN SACHS LENDING PARTNERS LLC, as Lender and Issuing Bank
By: /s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement

BARCLAYS BANK PLC, as Lender and Issuing Bank
By: /s/ Joseph Jordan
Name: Joseph Jordan
Title: Authorized Signatory

Signature Page to Superpriority Secured Debtor-in-Possession Credit Agreement